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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. )

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Caterpillar Inc.

(Name of Registrant as Specified In Its Charter)

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[LOGO OF CATERPILLAR]

100 NE Adams Street
Peoria, Illinois 61629

Annual Meeting of Stockholders
Wednesday, April 12, 2000
1:30 p.m. — Central Daylight Time

Bank One Auditorium
1 Bank One Plaza
Chicago, Illinois 60670

March 3, 2000

Fellow stockholder:

On behalf of the Board of Directors, you are cordially invited to attend the 2000 Caterpillar Inc. Annual Meeting of Stockholders to:

elect directors;
approve an amendment to the 1996 Stock Option Plan to increase the number of shares authorized for issuance;

approve appointment of independent auditors for 2000;
act on stockholder proposals presented; and
conduct other business properly brought before the meeting.

Attendance and voting is limited to stockholders of record at the close of business on
February 15, 2000.

                    Sincerely yours,

                    /s/ Glen A. Barton
                    Glen A. Barton
                    Chairman

Table of Contents
Annual Meeting Details	Cover

Voting Matters	1

The Caterpillar Board of Directors	2

[X] Proposal 1 — Election of Directors	2

Caterpillar Inc. Guidelines on Corporate Governance Issues	6

Caterpillar Stock Owned by Officers and Directors	11

Persons Owning More than Five Percent of Caterpillar Stock	12

Performance Graph	12

Compensation Committee Report on Executive Officer and Chief Executive Officer Compensation	13

Executive Compensation Tables	19

[X] Proposal 2 — Amendment to 1996 Stock Option Plan	22

[X] Proposal 3 — Appointment of Auditors	24

[X] Proposal 4 — Stockholder Proposal re: Rights Plan	25

Caterpillar Response	27

[X] Proposal 5 — Stockholder Proposal re: Global Standards	28

Caterpillar Response	29

Other Matters	31

Exhibit A — Caterpillar Inc. 1996 Stock Option and Long-Term Incentive Plan	32

Appendix — General and Financial Information — 1999	A-1

Voting Matters

Record Date Information

Each share of Caterpillar stock you own as of February 15, 2000 entitles you to one vote. On February 15, 2000, there were 351,249,448 shares of Caterpillar common stock outstanding.

Voting by Telephone or Internet

Caterpillar is again offering shareholders the opportunity to vote by phone or via the internet. Instructions for shareholders interested in using either of these methods to vote are set forth on the enclosed proxy card or voting instruction form.

If you vote by phone or via the internet, please have your social security number and proxy or voting instruction card available. The sequence of numbers appearing on your card and your social security number are necessary to verify your vote. A phone or Internet vote authorizes the named proxies in the same manner as if you marked, signed and returned the card by mail. In the opinion of counsel, voting by phone and via the Internet are valid proxy voting methods under Delaware law and Caterpillar bylaws.

Giving your Proxy to Someone Other than Individuals Designated on the Card

If you want to give your written proxy to someone other than individuals named on the proxy card:

  cross out individuals named and insert the name of the individual you are authorizing to vote; or
  provide a written authorization to the individual you are authorizing to vote along with your proxy card.

Quorum

A quorum of stockholders is necessary to hold a valid meeting. If at least one-third of Caterpillar stockholders are present in person or by proxy, a quorum will exist. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others, because he or she does not have the authority to do so.

Vote Necessary for Action

Directors are elected by a plurality vote of shares present at the meeting, meaning that the director nominee with the most affirmative votes for a particular slot is elected for that slot. In an uncontested election for directors, the plurality requirement is not a factor.

Other action is by an affirmative vote of the majority of shares present at the meeting. Abstentions and broker non-votes have the effect of a no vote on matters other than director elections.

Votes submitted by mail, telephone, or internet will be voted by the individuals named on the card in the manner you indicate. If you do not specify how you want your shares voted, they will be voted in accordance with management's recommendations. You may change your vote by voting in person at the Annual Meeting or by submitting another proxy that is dated later.

The Caterpillar Board of Directors

Structure

Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of stockholders to serve for a three-year term.

Directors elected at the 2000 Annual Meeting of Stockholders will hold office for a three-year term expiring in 2003. Other directors are not up for election this year and will continue in office for the remainder of their terms.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Board or, as an alternative, the Board may reduce the number of directors to be elected at the meeting.

Caterpillar corporate governance guidelines (see p. 6) were changed in 1999 to require Caterpillar employees, including CEOs, to resign from the Board of Directors upon their resignation or retirement from the company. As a result, Mr. George A. Schaefer is retiring from the Board effective April 12, 2000, and Mr. Donald V. Fites is not standing for re-election.

PROPOSAL 1 - Election of Directors

Directors Up For Election This Year for Terms Expiring in 2003

  LILYAN H. AFFINITO, 68, former Vice Chairman of Maxxam Group Inc. (forest products operations). Other directorships: Jostens Inc.; KeySpan Energy Corporation; and Kmart Corporation. Ms. Affinito has been a director of the Company since 1980.

  GLEN A. BARTON, 60, Chairman and CEO of Caterpillar Inc. (manufacture of construction, mining, forestry, and agricultural machinery and engines). Prior to his current position, Mr. Barton served as Vice Chairman and as Group President of Caterpillar. Other directorships: Inco Ltd. Mr. Barton has been a director of the Company since 1998.

  DAVID R. GOODE, 59, Chairman, President, and CEO of Norfolk Southern Corporation (holding company engaged principally in surface transportation). Other directorships: Delta Air Lines, Inc.; Georgia-Pacific Corporation; and Texas Instruments Incorporated. Mr. Goode has been a director of the Company since 1993.

  JOSHUA I. SMITH, 58, Chairman and CEO of The MAXIMA Corporation (computer systems and management information products and services). Other directorships: Federal Express Corporation and The Allstate Corporation. Mr. Smith has been a director of the Company since 1993.

YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR " THE NOMINEES PRESENTED IN PROPOSAL 1.

Directors Remaining in Office Until 2001

  JOHN T. DILLON, 61, Chairman and CEO of International Paper (paper and forest products). Prior to his current position, Mr. Dillon served as President and Chief Operation Officer of International Paper. Mr. Dillon has been a director of the Company since 1997.

  JUAN GALLARDO, 52, Chairman and CEO of Grupo Embotelladoras Unidas S.A. de C.V. (bottling), Chairman and CEO of Grupo Azucarero Mexico, S.A. de C.V. (sugar mills), and Vice Chairman of Home Mart de Mexico, S.A. de C.V. (retail trade). Other directorships: Nacional de Drogas; Grupo Mexico, S.A. de C.V.; and Mexico Fund Inc. Mr. Gallardo has been a director of the company since 1998.

  GORDON R. PARKER, 64, former Chairman of Newmont Mining Corporation (production, worldwide exploration for, and acquisition of gold properties). Other directorships: Gold Fields Limited; Gold Fields of South Africa Ltd.; Phelps Dodge Corporation; and The Williams Companies, Inc. Mr. Parker has been a director of the Company since 1995.

Directors Remaining in office until 2002

  W. FRANK BLOUNT, 61, former Director and CEO of Telstra Corporation Limited (telecommunications). Other directorships: Alcatel S.A.; ADTRAN Inc.; Broken Hill Propriety Company Ltd.; Entergy Corporation; National Australia Bank Ltd.; Pioneer International; and Techniche Ltd. Mr. Blount has been a director of the Company since 1995.

  JOHN R. BRAZIL, 53, President of Trinity University (San Antonio, TX). Former President of Bradley University (Peoria, IL). Dr. Brazil has been a director of the Company since 1998.

  JAMES P. GORTER, 70, Chairman of the Board of Baker, Fentress & Company (mutual fund) and former Limited Partner of Goldman, Sachs & Co. (investment bankers). Mr. Gorter has been a director of the Company since 1990.

  PETER A. MAGOWAN, 57, former Chairman of Safeway Inc. (leading food retailer). Mr. Magowan is also President and Managing General Partner of the San Francisco Giants (Major League baseball team). Other directorships: DaimlerChrysler AG and Safeway Inc. Mr. Magowan has been a director of the Company since 1993.
  CLAYTON K. YEUTTER, 69, Of Counsel to Hogan & Hartson (a Washington, D.C. law firm). Other directorships: Allied Zurich Plc; ConAgra, Inc.; FMC Corporation; Farmers Group Inc.; Oppenheimer Funds; Texas Instruments Incorporated; Weyerhaeuser Co. and Zurich Allied AG. Mr. Yeutter has been a director of the Company since 1991.

Board Meetings and Committees

In 1999, our full Board met seven times. In addition to those meetings, directors attended meetings of individual Board committees, and non-employee directors met twice in executive session. For our incumbent Board as a whole, attendance in 1999 at full Board and committee meetings was 95.4%.

Our Board has four standing committees.

The Audit Committee, made up of only independent directors as defined by New York Stock Exchange rules, reviews management's independent auditor selection and makes recommendations to the Board based on that review. The Committee also questions management, including Caterpillar's internal audit staff, and independent auditors on the application of accounting and reporting standards to Caterpillar. The Committee also reviews major litigation involving Caterpillar. During 1999, the Committee held three meetings.

The Compensation Committee reviews Caterpillar's compensation practices and approves its compensation programs and plans. The Committee also reviews CEO performance and makes recommendations regarding CEO compensation. During 1999, the Committee held four meetings.

The Nominating and Governance Committee recommends candidates to fill Board vacancies and for the slate to be proposed by the Board at the Annual Meeting of Stockholders. The Nominating Committee also advises the Board on nominees for Chairman of the Board, Chief Executive Officer, and other executive officer positions at Caterpillar. The Committee considers director nominees from stockholders for election at the annual stockholders' meeting if a written nomination is received by Caterpillar's Corporate Secretary not later than ninety days in advance of the meeting (nomination procedures are discussed in greater detail in our bylaws which will be provided upon written request). In addition to these duties, the committee monitors Caterpillar's corporate governance practices and suggests applicable revisions. During 1999, the Committee held two meetings.

The Public Policy Committee makes recommendations to the Board on public and social policy issues impacting Caterpillar. The Committee also oversees Caterpillar's compliance programs and reviews legislation and stockholder matters not within the responsibilities of another Board committee. During 1999, the Committee held three meetings.

Committee Membership
	Audit	Compensation	Nominating & Governance	Public Policy
Lilyan H. Affinito		x		x
Glen A. Barton**
W. Frank Blount	x		x
John R. Brazil	x		x
John T. Dillon		x		x
Juan Gallardo	x		x
David R. Goode	x*	x
James P. Gorter	x	x*
Peter A. Magowan		x		x
Gordon R. Parker	x		x
Joshua I. Smith			x*	x
Clayton K. Yeutter		x		x*
* Chairman of Committee
** Mr. Barton, Chairman of the Board, does not serve on any Board committees.

Director Compensation

Of our current Board members, only Mr. Barton is a salaried employee of Caterpillar. Board members that are not salaried employees of Caterpillar receive separate compensation for Board service. That compensation includes:

Annual Retainer:	$30,000
Attendance Fees:	$1,000 for each Board meeting $1,000 for each Board Committee meeting Expenses related to attendance
Committee Chairman Stipend:	$5,000 annually
Stock Options:	4,000 shares annually
Restricted Stock:	750 shares annually (400 shares have a restricted period of three years, while 350 shares are restricted until the director terminates service)

Under Caterpillar's Directors' Deferred Compensation Plan, directors may defer fifty percent or more of their annual compensation in an interest bearing account or an account representing shares of Caterpillar stock. Under the 1996 Stock Option and Long-Term Incentive Plan, non-employee directors may also elect to receive all or a portion of their annual retainer fees, attendance fees, or stipends in shares of Caterpillar stock.

Our directors also participate in a Charitable Award Program. Beginning in the year of a director's death, an amount is paid proportionately in ten annual installments to charities selected by the director and to the Caterpillar Foundation. The maximum amount payable under the program is $1 million on behalf of each eligible director and is based on the director's length of service.

The program is financed through the purchase of life insurance policies, and directors derive no financial benefit from the program.

Legal Proceedings

Joshua I. Smith is Chairman and Chief Executive Officer of The MAXIMA Corporation. On June 26, 1998, that corporation filed a voluntary petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in the United States District Court for the Southern District of Maryland.

Caterpillar Inc. Guidelines on Corporate Governance Issues

In 1999, the Board adopted the following corporate governance guidelines specifically tailored to the needs of Caterpillar. These guidelines, replacing those previously adopted in 1994, reflect the Board's commitment to monitor the effectiveness of policy and decision-making both at the Board and management level, with a view to enhancing shareholder value over the long term. The Board believes these guidelines should be an evolving set of corporate governance principles, subject to alteration as circumstances warrant.

I. Selection of Chairman and Chief Executive Officer

The Board believes the positions of Chief Executive Officer and Chairman of the Board should be combined to provide unified leadership and direction. The Board reserves the right to adopt a different policy should circumstances change.

II. Chairman/CEO's Death, Resignation, or Incapacity

In the event of the death, resignation or incapacity of the Chairman of the Board and/or the Chief Executive Officer, the Chairman of the Nominating and Governance Committee will immediately call a meeting of that committee to recommend to the full Board the selection of a temporary or permanent replacement for either or both positions.

III. Board Committees

The Board currently has four standing committees: Audit, Compensation, Nominating and Governance, and Public Policy. There may be occasions when the Board will wish to form a new standing or ad hoc committee, or disband a current committee depending upon the circumstances.

Specific charters will be adopted by the Board for all standing committees.

The Board will approve committee assignments, including committee chairmanships. In so doing, the Board will consider the desires of individual directors and the recommendations of the Nominating and Governance Committee in consultation with the Chairman and Chief Executive Officer. The Board will rotate committee membership periodically, at about five year intervals. Such rotation shall not be mandatory, however, since there may be persuasive reasons to maintain an individual director's committee membership for a longer period.

Committee chairmen will determine the frequency of meetings of their respective committees, and, in consultation with management, will set meeting times and develop committee agendas. Each committee will, at the beginning of the year, enumerate the subjects to be discussed within that committee during the year. This enumeration may be altered by the committee chairman, in consultation with management, should circumstances so warrant.

Only independent directors may serve on the Audit, Compensation, and Nominating and Governance Committees. Any director may attend and participate in discussions of any Board committee, although formal committee action will only be through the vote of appointed committee members.

Board committees shall have access to accountants, compensation consultants, investment bankers, or other independent consultants, whose expertise is deemed essential to carrying out the committees' respective missions.

IV. Board Meetings

The Board Chairman will establish the agenda for board meetings. Any Board member may, however, recommend the inclusion of specific agenda items. Such recommendations will be accommodated to the extent practicable.

Materials important to the Board's understanding of agenda items shall be distributed to the Board, in a timely manner, before it meets. These materials shall be informative but concise.

Members of the Executive Office who are not Board members may attend and participate in Board meetings at the invitation of the Chairman. Should the Chairman contemplate inviting any such person to attend and participate on a regular basis, Board concurrence will first be obtained.

V. Board Access to Senior Management and Auditors

Board members shall have complete access to Caterpillar management and independent auditors. Board member contact with such individuals shall be handled in a manner that would not be disruptive to the company's business operations. Any non-routine written communications emanating from such contact should be copied to the Chief Executive Officer.

The Board encourages the Chief Executive Officer to bring into Board and committee meetings Caterpillar executives: (a) to provide additional insight on items being discussed because of their personal involvement in such areas; and/or (b) to provide Board exposure to individuals with outstanding management potential.

VI. Compensation For Independent Directors

Compensation of independent directors at Caterpillar shall be comparable to that offered by other companies of similar size and scope. Independent directors shall receive no additional remuneration, in the form of consulting fees or other special benefits, beyond that provided for service on the Board.

Directors who are officers of the company shall receive no additional remuneration for serving as a Caterpillar director.

Caterpillar management will periodically review with the Compensation Committee the status of independent director compensation relative to comparable companies. Any changes to Board compensation shall arise from recommendations of the Compensation Committee, with full discussion and concurrence by the Board.

The Board is committed to fostering compensation programs and policies designed to encourage director and senior management stock ownership over the long-term. Such programs, in the view of the Board, will help align the interests of directors and top management with those of shareholders.

VII. Board Composition

The Board believes that it should generally have no less than 10 and no more than 18 directors. This range permits diversity of experience without hindering effective discussion or diminishing individual accountability. The Board is prepared, however, to increase its membership beyond 18 should that be necessary to accommodate an outstanding candidate.

To ensure Board independence, no more than three non-independent directors shall serve on the Board at any point in time. All other directors shall be independent. A director shall be considered independent if he or she: (1) is not currently employed by Caterpillar; (2) has not been employed by Caterpillar during the last five years; or (3) has not received significant remuneration from Caterpillar in any capacity other than as a director during the last five years. This policy may be modified temporarily if, due to unforeseen circumstances, strict adherence would be detrimental to the Board's performance.

Upon his or her resignation or retirement from the Company, any employee of the Company, including the Chief Executive Officer, then serving on the Board shall resign from the Board. No employee of the Company, including the Chief Executive Officer, shall remain on the Board after his or her resignation or retirement from the Company.

VIII. Membership Criteria

The Nominating and Governance Committee shall solicit and receive recommendations, and review qualifications of, potential Caterpillar director candidates. From its assembled list of qualified candidates, the Nominating and Governance Committee shall from time to time recommend to the full Board the election of new directors.

The Chief Executive Officer will periodically review with the Nominating and Governance Committee and, if he or she wishes, with the full Board, the particular attributes that would be most beneficial to the company in future Board nominees. This assessment will include, but not be limited to, issues such as integrity, competence, age and experience, commitment and dedication, collegiality, diversity, technical background, and international skills.

IX. Termination of Board Membership

The Board does not believe term limits are appropriate at Caterpillar. While mandatory turnover would provide fresh viewpoints to the Board, term limits have the compelling disadvantage of losing the contribution of directors who have a unique insight into the business of Caterpillar and its operations. The Board believes it would be unwise to discard such value through the premature termination of a director.

The Board is presently satisfied with the current mandatory retirement age of 72.

Upon termination of his or her primary occupation or other significant change in business/professional circumstances, a Board member shall tender his or her resignation to the Board. The full Board shall decide whether or not to accept the resignation.

X. Evaluation of the Chief Executive Officer

The Chief Executive Officer will be expected to report annually to the Compensation Committee on his or her goals and objectives for the ensuing year, and also to report annually on the level of achievement of the preceding year's goals and objectives. All Board members shall be invited to those particular Compensation Committee meetings, and all shall have the opportunity to participate in any appropriate follow-up meetings or discussions.

The full Board shall participate in the evaluation of the Chief Executive Officer, since this is deemed to be one of the Board's most significant oversight functions. Both objective and subjective criteria will be used, including but not limited to: (a) the company's financial performance; (b) accomplishment of Caterpillar's long term strategic objectives; and (c) the development of the firm's top management team. The Chief Executive Officer shall not attend full Board meetings discussing his or her evaluation.

XI. Board Evaluation

The Board will engage in a self-evaluation annually. This evaluation will be of the Board as a collective body and not of directors on an individual basis. The evaluation process will be administered by the Nominating and Governance Committee and evaluation results shared with the full Board for their discussion and deliberation.

XII. Board Member Commitments

Caterpillar recognizes that its Board members benefit from service on the board of other companies. We encourage that service but also believe it is critical that directors have the opportunity to dedicate sufficient time to their service on the Caterpillar Board. To that end, the Caterpillar Chief Executive Officer and any other director who is a Caterpillar employee shall serve on no more than two public company boards in addition to the Caterpillar Board. It is recommended that directors other than the Chief Executive Officer or Caterpillar employees serve on no more than five public company boards in addition to the Caterpillar Board.

XIII. Executive Sessions

The Board may meet periodically in executive session as circumstances warrant. Such executive sessions may be in one of three formats: (1) sessions involving only directors; (2) sessions involving only non-management directors and the Chief Executive Officer; and (3) sessions involving only non-management directors.

XIV. Communications with Shareholders and Other Constituents

The Board believes it would be useful to make its corporate governance guidelines available to stakeholders/constituents and requests that management do so in whatever manner is most feasible.

XV. Executive Succession Planning

The Board deems as one of its most critical functions the selection of a Chief Executive Officer and Executive Office team that fits Caterpillar's current culture, understands its business strategy and inspires others to follow their lead. To that end, the Board has an executive succession plan tailored to reflect Caterpillar's current business strategy and vision. The executive succession plan involves creating profiles of ideal candidates based on the Board's understanding of Caterpillar's strategy and vision, and selecting successors expected to fit the needs of the company over time. In implementing its executive succession plan, the Board believes that, at its core, succession planning: (1) is a board-driven, collaborative process; (2) is a continuous process; (3) should be driven by corporate strategy; and (4) involves building a talent-rich organization by attracting and developing the right people.

XVI. Implementation and Alteration of the Guidelines

Implementation and alteration of these guidelines shall be the responsibility of the Nominating and Governance Committee, working in coordination with the Chairman and Chief Executive Officer.

Caterpillar Stock Owned by Officers and Directors
(As of December 31, 1999)

Affinito	46,034[1]	Magowan	30,798 [11]
Barton	228,835[2]	Owens	237,206[12]
Blount	12,359[3]	Parker	18,100[13]
Brazil	950[4]	Schaefer	73,117[14]
Dillon	6,500[5]	Shaheen	76,599[15]
Fites	1,240,106 [6]	Smith	12,200[16]
Flaherty	334,105 [7]	Thompson	115,661[17]
Gallardo	14,136[8]	Yeutter	29,565[18]
Goode	22,100[9]	All directors and executive officers as a group	4,606,848[19]
Gorter	46,250[10]

1 Includes 32,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 8,543 shares of Common Stock.

2 Includes 144,658 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1999 in 4,236 shares of Common Stock.

3 Includes 8,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 93 shares of Common Stock.

4 In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 8 shares of Common Stock.

5 Includes 4,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 24 shares of Common Stock.

6 Includes 1,005,541 shares subject to stock options exercisable within 60 days and 110,236 shares for which beneficial ownership is disclaimed. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1999 in 11,931 shares of Common Stock and pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 819 shares of Common Stock.

7 Includes 220,599 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1999 in 6,395 shares of Common Stock.

8 Includes 1,333 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 8 shares of Common Stock.

9 Includes 16,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 6,413 shares of Common Stock.

10 Includes 32,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 5,837 shares of Common Stock.

11 Includes 16,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 99 shares of Common Stock.

12 Includes 173,399 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1999 in 2,758 shares of Common Stock.

13 Includes 12,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 112 shares of Common Stock.

14 Includes 16,000 shares subject to stock options exercisable within 60 days.

15 Includes 37,603 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1999 in 563 shares of Common Stock.

16 Includes 8,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 106 shares of Common Stock.

17 Includes 49,999 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to supplemental employees' investment plans representing an equivalent value as if such compensation had been invested on December 31, 1999 in 4,300 shares of Common Stock.

18 Includes 20,000 shares subject to stock options exercisable within 60 days. In addition to the shares listed above, a portion of compensation has been deferred pursuant to the Directors' Deferred Compensation Plan representing an equivalent value as if such compensation had been invested on December 31, 1999 in 4,481 shares of Common Stock.

19 Includes 3,064,875 shares subject to stock options exercisable within 60 days. Also includes 168,638 shares for which voting and investment power is shared and 110,236 shares for which beneficial ownership is disclaimed. All directors and executive officers as a group beneficially own less than one percent of outstanding Common Stock.

Persons Owning More than Five Percent of Caterpillar Stock

(As of December 31, 1999)

	Voting Authority		Dispositive Authority
Name and Address	Sole	Shared	Sole	Shared	Total Amount of Beneficial Ownership	Percent of Class
Oppenheimer Capital 1345 Avenue of the Americas New York, NY 10105	-0-	21,672,813	-0-	21,672,813	21,672,813	6.1%
Merrill Lynch, Pierce, Fenner & Smith Incorporated World Financial Center, North Tower 250 Vesey Street New York, NY 10281	-0-	20,659,727	-0-	20,659,727	20,659,727	5.8%

Performance Graph

CATERPILLAR INC.

Total Cumulative Shareholder Return for
Five-Year Period Ending December 31, 1999

[CHART APPEARS HERE]

December 31,	1994	1995	1996	1997	1998	1999
Caterpillar Inc.	100.00	108.75	142.24	186.80	180.96	189.52
S&P 500	100.00	137.55	169.11	225.52	289.96	350.96
S&P Machinery (Diversified)	100.00	123.41	153.80	203.45	169.32	200.18

Compensation Committee Report on Executive Officer
and Chief Executive Officer Compensation

As Caterpillar's Compensation Committee, our primary goal is to establish a compensation program that serves the long-term interests of Caterpillar and its stockholders. Our prime asset is our people. Without a focused, competitive compensation program tailored to meet our long-term goals, that asset is diminished significantly.

We believe that Caterpillar has developed a compensation program that effectively:

  links the interests of management and stockholders;
  links employee compensation with long-term Caterpillar performance; and
  attracts and retains people of high caliber and ability.

Recognition from parties outside Caterpillar the last several years is a testament to the effectiveness of our compensation programs. Some recent examples include the following.

For the fourth consecutive year, Industry Week named us in 1999 as one of the "World's 100 Best Managed Companies. " They described selected companies as demonstrating "superior, consistent financial performance" and noted that they were honored for "investing heavily in such areas as research and development, new markets, employees, and society."

In 1999, Caterpillar Brasil won the 1999 National Prize for Quality Excellence, the Brazilian equivalent of the Malcolm Baldrige National Quality Award. This award recognizes companies that have achieved excellence in quality deployment and strategic planning implementation.

In 1999, Caterpillar Financial Services Corporation won the Tennessee Quality Excellence Award. This award is presented to organizations in Tennessee that have demonstrated management excellence and a readiness to compete in the global arena.

In 1998, Solar Turbines Incorporated, another Caterpillar subsidiary, received the Malcolm Baldrige National Quality Award in the manufacturing category from the United States Department of Commerce and the National Institute of Standards and Technology. This award recognizes U.S. companies for their achievements in quality and business excellence.

Although this report is directed at CEO and executive officer compensation, the Committee emphasizes that without the efforts of all highly motivated, dedicated Caterpillar employees around the globe, this recognition would not be possible.

EXECUTIVE OFFICER COMPENSATION

Our executive officer compensation package is a combination of short-term and long-term incentive compensation. Short-term compensation consists of base salary and cash payouts under our Corporate Incentive Compensation Plan. Long-term compensation consists of stock options and payouts under the long-term incentive portion of our stock option plan.

Short-Term Incentive Compensation

Survey Data

In December of 1998, we received survey data from Hewitt, Hay, Towers Perrin, and a group of 10 Comparator Companies, with which we often benchmark. All companies included in these surveys are in the S&P Composite Index and two of them are in the S&P Machinery (Diversified) Index. The data showed that executive officer short-term incentive compensation at Caterpillar was below that of other surveyed companies.

In response, we approved increases to the midpoint of salary ranges for executive officers. With those increases, executive officer short-term incentive compensation for 1999 was anticipated to remain slightly below market average.

Base Salary Increases

In December of 1998, we also discussed with Caterpillar's CEO at that time, Don Fites, and the current CEO, Glen Barton, potential base salary increases for individual executive officers. Based on that discussion, which involved a subjective analysis of individual performance, as well as a review of the officer's current salary and the amount of the last salary increase, base salary increases were established for certain executive officers for 1999. The need to bring salary levels closer to those revealed in survey data was also a factor in these increases.

At our December 1998 meeting, we also established Mr. Barton's salary as incoming CEO. Survey data referenced above was reviewed and a salary range for Mr. Barton was established. It was determined that a salary at the midpoint of that range, coupled with potential payouts under the Corporate Incentive Compensation Plan, would provide Mr. Barton with short-term incentive compensation slightly below market average.

Payouts Under The Corporate Incentive Compensation Plan

Executive Officers, along with other management and salaried employees, also participate in the Corporate Incentive Compensation Plan as part of their short-term compensation package. Payouts under this plan are driven by two factors:

  a team award based on Caterpillar's pre-tax return on assets ("ROA") for the year; and
  an individual award based on individual performance.

  For 1999, approximately $134 million in short-term incentive compensation was earned by about 52,000 Caterpillar employees.

  Team awards under this plan are calculated by multiplying:

  annual base salary;
  a specific percentage of base salary that varies based on position; and
  a performance factor based upon Caterpillar's achievement of certain ROA levels.

  Before any amount could be awarded under the Corporate Incentive Compensation Plan for 1999, Caterpillar had to achieve a minimum ROA level, with larger amounts awarded for achievement of a target or maximum ROA level. For 1999, the minimum ROA level was achieved and all executive officers received a team award.

  In addition to a team award, certain executive officers received an individual award for 1999 based on individual performance. In making individual awards, the Chairman is allocated a special recognition award amount each year that equals a percentage of all incentive compensation paid to executive officers that year. If the Chairman decides individual awards are not warranted in a given year, an allocation is not required. Amounts not allocated are not carried forward into the next year.

  In addition to the Corporate Incentive Compensation Plan, 340 business units (or divisions within those units) at Caterpillar have their own short-term incentive compensation plan tied to the goals of their particular unit. For 1999, 21 executive officers received short-term incentive payouts based on the performance of their individual business units. Several factors specific to the unit may have impacted that payout, including return on sales, ROA, accountable profit, operating expenses, percentage of industry sales, quality, and customer satisfaction.

  Long-Term Incentive Compensation

  Stock Options

  In 1999, all executive officers and certain other key employees were granted stock options. These stock options permit the holder to buy Caterpillar stock for a price equal to our stock's value when the option was granted. If the price of Caterpillar stock increases from the date of grant, the options have value. Typically, holders have ten years to exercise stock options from the date they were granted, absent events such as death or termination of employment. Executive officers may transfer stock options to family members. We view stock options as critical to linking the interests of our stockholders and employees in realizing a benefit from appreciation in the price of Caterpillar stock.

  The number of options an executive officer receives depends upon his or her position in the company. Typically, a baseline number of options is granted for the positions of Vice President, Group President, and Chairman. Adjustments may be made based on a subjective assessment of individual performance.

  Adjustments to the number of options granted may also be made if the officer does not meet certain stock ownership guidelines. In 1999, the Compensation Committee encouraged officers to own a number of shares at least equal to the average number of shares for which they received options in their last three option grants. For 1999 stock option grants, if one-hundred percent of this guideline was not met, significant progress had not been made to meeting it, or a satisfactory explanation for failure to meet it had not been presented, we would have reduced the number of options to be granted to the particular officer. For 1999, no officer was penalized for low share ownership.

  For 2000 option grants, this ownership guideline is being changed to reflect more accurately industry practices. With this change, the required ownership target will be the average of the last five years' option grants, rather than the current three years, a five-year period to reach the required level will be allowed, and 25% of vested unexercised options will apply toward the ownership target.

  Long-Term Incentive Feature

  Our option plan also includes a long-term incentive feature offered to executive officers and other high level management employees. Under this feature, a three-year company performance cycle is established each year. If the company meets certain threshold, target, or maximum performance goals at the end of the cycle, participants receive a payout that is one-half cash and one-half restricted Caterpillar stock. We have the ability to apply different performance criteria for different cycles, as well as the discretion to adjust performance measures for unusual items such as changes in accounting practices or corporate restructurings.

  In 2000, a payout occurred under a long-term incentive cycle established for the years 1997 through 1999. That payout was based on a formula that factored the participant's base salary at the end of the cycle, a predetermined percentage of that salary based on the participant's position in the company, and whether certain after-tax return on asset goals were met by Caterpillar. For the 1997 through 1999 cycle, the threshold after-tax return on asset goal was exceeded, although the target goal was not achieved. The total payout value received by 165 participants in 2000 under this long-term incentive feature was approximately $9.7 million.

  MR. BARTON'S INDIVIDUAL GOALS FOR 1999

  The Committee reviewed Mr. Barton's individual goals established at the beginning of 1999 and his subsequent performance against those goals. Mr. Barton's 1999 performance was also considered in determining any adjustments to his 2000 salary. We believe, that during his first year as CEO, Mr. Barton has done an excellent job of continuing to position Caterpillar for long-term growth and success.

  Financial Results

  Mr. Barton set goals for Caterpillar's financial results that were not met in 1999, although the company's engines and financial services businesses performed very well. In responding to a slowdown in machine sales, Mr. Barton took quick, effective action to reduce costs, a testament to his leadership and ability to manage the company in times of slower growth. During the year, the company also made significant strides in managing work-in-process inventories. The Committee notes that for the first time since 1967 Caterpillar was profitable in a year when sales declined from the previous year.

  Effective Management of Recent Acquisitions

  Over the past few years, Caterpillar has acquired several companies in a targeted effort to place the company in a strong long-term position. Major acquisitions include, Perkins, MaK, and F.G. Wilson. In 1999, Mr. Barton set a goal of continuing to foster contributions from these acquisitions to the Caterpillar enterprise.

  Mr. Barton achieved this goal in 1999. The company is on-track in realizing synergies forecasted for Perkins and have identified additional synergies. At MaK, significant cost reductions were implemented and management changes effected designed to result in solid future growth. At F.G. Wilson, excellent progress was made in integrating that acquisition into our dealer network and improving production flows.

  New Product Development and Growth Initiatives

  In 1999, Mr. Barton set a goal of continuing to direct recent growth initiatives and product introductions toward projected targets. Specific initiatives include compact construction products, agricultural tractors, and large mining products. Mr. Barton met this goal as these projects are on track to achieve projected results.

  Continued Focus on Quality

  In 1999, Mr. Barton set a goal of continuing to focus on the quality of Caterpillar products and undertaking initiatives designed to ensure that the company's excellent reputation for quality is maintained. Mr. Barton met this goal by continuing to emphasize the need for quality in all functions throughout the enterprise and continuing to explore aggressively initiatives directed at product quality.

  On-Site Interaction with Caterpillar Employees

  For 1999, Mr. Barton set a goal of visiting at least 20 Caterpillar facilities. Mr. Barton exceeded this goal by visiting 26 facilities, holding communicator meetings at many of them involving large groups of employees. Mr. Barton's efforts in this area reflect his commitment to maintaining direct contact with, and receiving direct input from, the Caterpillar workforce world-wide.

  Contact with Analysts and Shareholders

  For 1999, Mr. Barton set a goal of maintaining contact with financial analysts and shareholders. This goal was met as Mr. Barton made presentations to analysts in March and October and held meetings with several institutional shareholders, providing significant support to our investor relations efforts.

  Contact with Caterpillar Dealers and Customers

  For 1999, Mr. Barton set a goal of maintaining contact with Caterpillar dealers and customers. This goal was met as Mr. Barton visited numerous dealers and large customers around the world, maintaining visibility with them and receiving their input on business trends, product needs, and dealer issues.

  Board of Director Contact and Corporate Governance

  For 1999, Mr. Barton set a goal of initiating one-on-one contact with outside directors on a regular basis. This goal was met as Mr. Barton held one-on-one meetings with several directors and implemented suggestions resulting from those meetings.

  Although not specified as a goal for 1999, Mr. Barton fostered significant strides in corporate governance on behalf of Caterpillar warranting specific recognition. From the outset of his tenure as Chairman, Mr. Barton continued the process of reviewing and updating our corporate governance guidelines. The results of that review are reflected in revised guidelines appearing in this proxy statement (see p. 6). We believe those guidelines reflect a progressive, solid approach to corporate governance and reveal Mr. Barton's commitment to this important aspect of Caterpillar's success.

  Participation in Outside Business Organizations and Maintaining Contact with Political Leaders

  For 1999, Mr. Barton set a goal of becoming an active participant in business organizations designed to further the interests of Caterpillar and the business community in general. Mr. Barton met that goal by accepting a directorship position in the U.S.-Japan Business Council and by becoming an active participant on the Business Roundtable's trade task force. Mr. Barton also met with several political leaders during the year, maintaining Caterpillar's presence with them and voicing Caterpillar's views on various topics.

  Commitment to the Peoria Community

  Mr. Barton established a goal in 1999 of continuing his involvement in the growth and development of Caterpillar's hometown, Peoria, Illinois. Mr. Barton met that goal by continuing his participation on the Bradley University Board of Trustees and by becoming Vice Chairman of that Board in December. He is also a member of the presidential search committee for Bradley University. In addition, Mr. Barton and his wife are leading a capital campaign for Peoria's local public broadcasting station.

  By the Compensation Committee consisting of:

James P. Gorter (Chairman)	John T. Dillon	Peter A. Magowan
Lilyan H. Affinito	David R. Goode	Clayton K. Yeutter

  Executive Compensation Tables

1999 Summary Compensation Table
	Annual Compensation				Long-Term Compensation
					Awards	Payouts
Name and Principal Position	Year	Salary	Bonus[2]	Other Annual Compensation[5]	Securities Underlying Options[3]	LTIP Payouts ($)	All Other Compensation[1]
G. A. Barton Chairman and CEO	1999	$ 935,000	$441,322	$1,410	150,000	$493,784[4]	$44,880
	1998	562,503	409,500	1,654	50,000	492,917	26,999
	1997	500,000	384,000	-0-	50,000	375,000	24,000

G. S. Flaherty Group President	1999	645,000	228,330	1,437	50,000	316,050[4]	30,960
	1998	545,004	294,300	-0-	50,000	408,750	21,363
	1997	500,000	384,000	-0-	50,000	375,000	20,700

J. W. Owens Group President	1999	585,000	207,090	-0-	50,000	286,650[4]	23,400
	1998	485,004	261,900	-0-	50,000	363,750	17,246
	1997	430,000	330,240	-0-	50,000	322,500	12,041

G. L. Shaheen Group President	1999	480,000	169,920	1,221	50,000	206,453[4]	19,470
	1998	325,830	197,722	-0-	21,000	246,375	1,350
	1997	275,004	216,985	-0-	21,000	165,000	-0-

R. L. Thompson Group President	1999	585,000	207,090	2,283	50,000	286,650[4]	17,550
	1998	485,004	261,900	-0-	50,000	363,750	14,549
	1997	430,000	330,240	-0-	50,000	322,500	12,900

D. V. Fites Retired Chairman and CEO	1999	125,000	60,132	1,033	-0-	612,500[4]	26,454
	1998	1,350,000	972,000	2,524	200,000	1,215,000	64,799
	1997	1,250,000	1,280,000	-0-	150,000	1,125,000	56,700

  [1] Consists of matching Company contributions, respectively, for the Employees' Investment Plan and supplemental employees' investment plans of G. A. Barton ($7,698/$37,182), G. S. Flaherty ($7,871/$23,089), J. W. Owens ($6,700/$16,700), G. L. Shaheen ($6,650/$12,820), R. L. Thompson ($5,050/$12,500), and D. V. Fites ($2,254/$17,868). For Mr. Fites, $6,332 of this amount represented taxable income attributable to the use of company aircraft after his retirement.
  [2] Consists of cash payments made pursuant to the Corporate Incentive Compensation Plan in 2000 with respect to 1999 performance, in 1999 with respect to 1998 performance, and in 1998 with respect to 1997 performance.
  [3] Numbers for 1997 have been adjusted to reflect a two-for-one stock split effective after the 1997 grant. No options have been granted at an option price below fair market value on the date of the grant. Although no outstanding options have been repriced, an exercise price adjustment was made to such options to reflect the two-for-one stock split.
  [4] This payout was made in early 2000. Fifty percent was in cash and fifty percent in restricted stock. Caterpillar's average stock price on December 31, 1999 ($46.5625 per share) was used to determine the restricted stock portion of the payout. As of December 31, 1999, the number and value of restricted stock held was G. A. Barton - 13,445 ($626,033), G. S. Flaherty - 12,549 ($584,313), J. W. Owens - 10,612 ($494,121), G. L. Shaheen - 6,019 ($280,260), R. L. Thompson - 10,612 ($494,121), and D. V. Fites - 0 ($0). Dividends are paid on this restricted stock .
  [5] Taxes paid on behalf of employee related to aircraft usage.

Option Grants in 1999
	Individual Grants				Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term[1]
Name	Number of Securities Underlying Options Granted[2]	% of Total Options Granted to Employees in Fiscal Year 1999[3]	Exercise Price Per Share	Expiration Date
					5%	10%
G. A. Barton	150,000	3.01	$62.3438	06/08/09	$ 5,881,155	$ 14,904,000
G. S. Flaherty	50,000	1.00	62.3438	06/08/09	1,960,385	4,968,000
J. W. Owens	50,000	1.00	62.3438	06/08/09	1,960,385	4,968,000
G. L. Shaheen	50,000	1.00	62.3438	06/08/09	1,960,385	4,968,000
R. L. Thompson	50,000	1.00	62.3438	06/08/09	1,960,385	4,968,000
D. V. Fites	-0-	N/A	N/A	N/A	N/A	N/A
Executive Group	915,360	18.35	62.3438	06/08/09	35,889,160	90,950,170
All Stockholders[4]	N/A	N/A	N/A	N/A	13,954,231,760	35,362,763,121
Executive Group Gain as % of all Stockholder Gain	N/A	N/A	N/A	N/A	.2572%	.2572%

  1 The dollar amounts under these columns reflect the 5% and 10% rates of appreciation prescribed by the Securities and Exchange Commission. The 5% and 10% rates of appreciation would result in per share prices of $101.5515 and $161.7038, respectively.

  2 Options are exercisable upon completion of one full year of employment following the grant date (except in the case of death or retirement) and vest at the rate of one-third per year over the three years following the grant. Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax withholding requirements. Options granted to the executive group and certain other employees that are not incentive stock options may be transferred to certain family members and descendants.

  3 In 1999, options for 4,989,132 shares were granted to employees and directors as follows: Executive Group - 915,360; non-employee directors - 52,000; and all others - 4,021,772.

  4 For "All Stockholders" the potential realizable value is calculated from $62.3438, the price of Common Stock on June 8, 1999, based on the outstanding shares of Common Stock on that date.

Aggregated Option/SAR Exercises in 1999, and 1999 Year-End Option/SAR Values
			Number of Securities Underlying Unexercised Options/SARs at 1999 Year-End[3]		Value of Unexercised In-the-Money Options/ SARs at 1999 Year-End[2]
Name	Shares Acquired On Exercise[1]	Value Realized[2]	Exercisable	Unexercisable	Exercisable	Unexercisable
G. A. Barton	42,851	$ 1,521,017	144,658	200,000	$ 1,421,073	$-0-
G. S. Flaherty	30,600	1,401,863	220,599	100,000	3,145,591	-0-
J. W. Owens	9,000	397,547	173,399	100,000	1,990,377	-0-
G. L. Shaheen	35,585	1,139,171	37,603	71,000	276,202	-0-
R. L. Thompson	16,667	465,636	49,999	100,000	-0-	-0-
D. V. Fites	48,459	1,764,178	1,105,541	4,000	17,439,419	-0-

  1 Upon exercise, option holders may surrender shares to pay the option exercise price and satisfy tax withholding requirements. The amounts provided are gross amounts absent netting for shares surrendered.

  2 Calculated on the basis of the fair market value of the underlying securities at the exercise date or year-end, as the case may be, minus the exercise price.

  3 Numbers presented have not been reduced to reflect any transfers of options by the named executives.

Long-Term Incentive Plans/Awards in 1999
	Performance or Other Period Until	Estimated future payouts under non-stock price-based plans[1]
Name	Maturation or Payout	Threshold	Target	Maximum

G. A. Barton Chairman and CEO	1999-2001 1998-2000	$280,500 267,514	$561,000 535,028	$841,500 802,542

G. S. Flaherty Group President	1999-2001 1998-2000	161,250 161,250	322,500 322,500	483,750 483,750

J. W. Owens Group President	1999-2001 1998-2000	146,250 146,250	292,500 292,500	438,750 438,750

G. L. Shaheen Group President	1999-2001 1998-2000	120,000 86,667	240,000 173,333	360,000 260,000

R. L. Thompson Group President	1999-2001 1998-2000	146,250 146,250	292,500 292,500	438,750 438,750

D. V. Fites[2] Retired Chairman and CEO	1999-2001 1998-2000	12,500 162,500	25,000 325,000	37,500 487,500
  [1] Payout is based upon an executive's base salary at the end of the three-year cycle, a predetermined percentage of that salary, and Caterpillar's achievement of specified levels of after-tax return on assets ("ROA ") over the three-year period. The target amount will be earned if 100% of targeted ROA is achieved. The threshold amount will be earned if 50% of targeted ROA is achieved, and the maximum award amount will be earned at 150% of targeted ROA. Base salary levels for 1999 were used to calculate the estimated dollar value of future payments under both cycles.
[2] Estimates for Mr. Fites Long-term Incentive Plan awards have been adjusted to reflect his retirement effective February 1, 1999.

Pension Plan Table
Remuneration	Years of Service
	15	20	25	30	35
$ 100,000	$ 22,500	$ 30,000	$ 37,500	$ 45,000	$ 52,500
$ 150,000	33,750	45,000	56,250	67,500	78,750
$ 200,000	45,000	60,000	75,000	90,000	105,000
$ 250,000	56,250	75,000	93,750	112,500	131,250
$ 300,000	67,500	90,000	112,500	135,000	157,500
$ 350,000	78,750	105,000	131,250	157,500	183,750
$ 400,000	90,000	120,000	150,000	180,000	210,000
$ 450,000	101,250	135,000	168,750	202,500	236,250
$ 500,000	112,500	150,000	187,500	225,000	262,500
$ 550,000	123,750	165,000	206,250	247,500	288,750
$ 650,000	146,250	195,000	243,750	292,500	341,250
$ 750,000	168,750	225,000	281,250	337,500	393,750
$ 850,000	191,250	255,000	318,750	382,500	446,250
$ 950,000	213,750	285,000	356,250	427,500	498,750
$ 1,100,000	247,500	330,000	412,500	495,000	577,500
$ 1,400,000	315,000	420,000	525,000	630,000	735,000
$ 1,600,000	360,000	480,000	600,000	720,000	840,000
$ 1,950,000	438,750	585,000	731,250	877,500	1,023,750
$ 2,500,000	562,500	750,000	937,500	1,125,000	1,312,500
$ 3,000,000	675,000	900,000	1,125,000	1,350,000	1,575,000
$ 3,500,000	787,500	1,050,000	1,312,500	1,575,000	1,837,500

  The compensation covered by the pension program is based on an employee's annual salary and bonus. Amounts payable pursuant to a defined benefit supplementary pension plan are included. As of December 31, 1999, the persons named in the Summary Compensation Table had the following estimated credited years of benefit service for purposes of the pension program: G. A. Barton - 35 years*; G. S. Flaherty - 35 years*; J. W. Owens - 27 years; G. L. Shaheen - 32 years, R. L. Thompson - 17 years, and D. V. Fites - 35 years*. The amounts payable under the pension program are computed on the basis of an ordinary life annuity and are not subject to deductions for Social Security benefits or other amounts.

  * Although having served more than 35 years with the Company, amounts payable under the plan are based on a maximum of 35 years of service.

  POST-RETIREMENT SECURITY ARRANGEMENT

  Because of continuing concerns regarding the personal safety of Mr. Fites, we are providing him with certain post-retirement, security-based services in 2000. At a cost of approximately $50,000 to Caterpillar, Mr. Fites will be provided with a home security system and assigned security personnel. Mr. Fites will also have personal use of company aircraft at an estimated cost not anticipated to exceed $75,000, such cost to fluctuate based on actual usage.

  PROPOSAL 2 — Approve Amendment to Caterpillar Inc. 1996 Stock Option Plan and Long-Term Incentive Plan

  The Caterpillar Board of Directors has adopted and recommends that you approve an amendment to our stock option plan that would increase the number of shares authorized for issuance under the plan. We are currently authorized to issue fourteen million shares under the plan and we are close to using up that amount with anticipated option grants in the Year 2000. We are asking that you approve an additional 10 million shares for issuance.

  The full text of the plan with the proposed change highlighted is attached as Exhibit A and we encourage you to reference it for important details on the plan. A Form S-8 registering additional shares under the plan is expected to be filed by May 1, 2000.

  How is the Plan Administered?

  The plan is administered by the Board's Compensation Committee, which is made up only of independent directors. They have the authority to determine which employees get awards under the plan, as well as the amount and timing of awards. Caterpillar's Board of Directors can terminate the plan at any time and can also amend the plan without shareholder approval, unless that approval is required under applicable law or stock exchange regulations.

  Under the plan, awards are made to certain management employees of Caterpillar and non-employee directors in either options to purchase Caterpillar stock, in shares of Caterpillar stock that carry certain restrictions, or in performance awards tied to specific performance measures and targets. The Compensation Committee has no control over the timing and amount of awards to non-employee directors. Approximately 1,900 employees and all non-employee directors participate in various portions of the plan.

  Important Facts About Stock Option Awards

  No employee can receive stock options representing more than 400,000 shares of Caterpillar stock in a particular year. The price at which stock options can be exercised cannot be less than 100% of the fair market value of the stock on the date the option is granted. Non-employee directors receive stock options for 4,000 shares each year.

  Stock options have a term of ten years and are typically exercisable in one-third installments. There is also a period of employment required before options can be exercised and exercise after termination of employment is limited by certain time periods that vary based on termination circumstances.

  For directors and certain other employees, stock options may be transferred to family members and other entities. For other individuals, options are transferable only by will, the laws of descent and distribution, or under a qualified domestic relations order.

  Tax Consequences for Stock Options

  Stock options have certain federal tax consequences, based on whether the employee is granted an incentive stock option or non-qualified stock option under the plan. If an incentive stock option is granted, the employee does not have taxable income at the time of grant. If the employee does not sell shares underlying the incentive option within two years from the date of grant or within one year from the date of option exercise, gain or loss on the sale will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the employee will realize ordinary income at the time stock underlying the incentive stock option is sold and Caterpillar will receive a corresponding tax deduction.

  If a non-qualified stock option is granted, the employee does not have taxable income at the time of grant. At the time of exercise, the employee will have ordinary income equal to the difference in the price of the stock on the date of exercise and the option's exercise price. Caterpillar receives a tax deduction equal to the employee's ordinary income. When shares underlying non-qualified stock options are sold, the employee realizes a short-term or long-term capital gain on additional stock appreciation from the date of exercise.

  Important Facts About Restricted Stock

  The Compensation Committee can also award restricted stock under the plan. This stock is restricted for a period of not less than two but not more than ten years. During the restricted period, the holder cannot take delivery of the shares and forfeiture provisions apply if the holder terminates employment for other than retirement or other special circumstances.

  Each year, non-employee directors receive 750 restricted shares under the plan. Four hundred of these shares have a restricted period of three years, while 350 shares are restricted until the director terminates service.

  Important Facts About Performance Awards

  The Compensation Committee can award a combination of cash and restricted stock to employees based on Caterpillar performance over a period of years. Typically, a performance period is established each year that has a duration of three years. Performance factors for that time period may include return on assets, return on equity, return on sales, total shareholder return, cash flow, economic value added, and net earnings.

  Performance measures typically include a threshold, target, and maximum level of performance to be achieved, with varying amounts awarded for each level. No individual may receive a performance award in a particular year exceeding $2.5 million.

  Table of Benefits under the Plan Based Upon 1999 Option Grants

  The table below describes awards received in 1999 under the plan by our named executive officers individually, all of our officers as a group, all non-officer participants as a group, and all independent directors as a group. The price of Caterpillar stock on December 31, 1999 was $46.5625.

1996 Stock Option and Long-Term Incentive Plan (Awards in 1999)
	Options (# of shares)	Restricted Stock (including stock distributed as Performance Awards)	Performance Awards ($ value--excluding restricted stock distributed)
G. A. Barton	150,000	5,302	$246,909.51
G. S. Flaherty	50,000	3,393	158,063.44
J. W. Owens	50,000	3,078	143,330.62
G. L. Shaheen	50,000	2,216	103,270.83
R. L. Thompson	50,000	3,078	143,330.62
D. V. Fites	-0-	6,577	306,258.44
Officer Group	915,360	61,890	2,902,308.59
Non-officer Group	4,021,772	41,960	1,967,196.59
Non-employee Director Group	52,000	8,650	N/A

  Why Your Board Supports Approval of the Plan Amendment

  Your Board believes the plan is a critical component to Caterpillar's ability to attract and retain quality employees and directors. Plans such as the one before you for consideration have become commonplace among large companies and are viewed by employees and directors as an important part of their compensation. Failure to offer them would put Caterpillar at an extreme disadvantage in recruiting and retaining employees.

  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR " PROPOSAL 2.

  PROPOSAL 3 — Appointment of Auditors

  The Board of Directors seeks from the stockholders an indication of their approval or disapproval of the Board's appointment of PricewaterhouseCoopers LLP ("PricewaterhouseCoopers" ) as independent auditors for 2000.

  PricewaterhouseCoopers has been our independent auditor since 1925, and no relationship exists other than the usual relationship between independent auditor and client.

  If the appointment of PricewaterhouseCoopers as independent auditors for 2000 is not approved by the stockholders, the adverse vote will be considered a direction to the Board of Directors to consider other auditors for next year. However, because of the difficulty in making any substitution of auditors so long after the beginning of the current year, the appointment for the year 2000 will stand, unless the Board finds other good reason for making a change.

  Representatives of PricewaterhouseCoopers will be available at the annual meeting of stockholders to respond to questions.

  YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR " PROPOSAL 3.

  PROPOSAL 4 — Stockholder Proposal Regarding Shareholder Rights Plan and Caterpillar Response

  Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278 (owner of 100 shares of Company stock) advises that he intends to present for consideration and action at the annual meeting the following resolution.

  Resolution Proposed by Stockholder

             RESOLVED:
  SHAREHOLDERS TO HAVE THE OPPORTUNITY TO VOTE ON POISON PILLS
  Recommend the company shall not adopt or maintain any poison pill — euphemistically called a rights plan, share purchase rights plan or similar agreement — designed to block, the acquisition of stock in excess of a specified amount:

              Unless such plan or agreement has previously been approved by a majority of the outstanding shares of stock at a shareholder meeting.

              Shareholders request the board redeem or terminate any such plan or agreement with a simple-majority shareholder vote.

  Supporting Statement of Proponent

  Why submit Caterpillar's poison pill to a simple - majority shareholder vote?

    The poison pill is an anti-takeover device, which injures shareholders by reducing management accountability. It adversely affects shareholder value.

    Poison pills are a major shift of shareholder rights from shareholders to management. Pills give directors absolute veto power over any proposed business combination, no matter how beneficial it might be for the shareholders.

    Nell Minow and Robert Monks in their book
    POWER AND ACCOUNTABILTY

    Poison pills like Caterpillar's are increasingly unpopular. Shareholder proposals to redeem poison pills or subject pills to shareholder vote achieved 60% - approval from shareholders in 1999.

    Corporate Governance Bulletin, April 1999

    The Council of Institutional Investors (Internet address: www.ciicentral.com) - an association of institutional investors - recommends poison pills be subject to shareholder vote.
    Institutional investors own 71% of Caterpillar stock.

        Subjecting poison pills to shareholder vote is an important step toward making Caterpillar more competitive and accountable at the highest management level - where it will have the greatest opportunity to improve company performance.

        The company has following core practices that are not in the best interest of shareholders - according to many institutional shareholders and independent corporate research associations:

    A 75% supermajority vote requirement
    Classified Board
    2 former CEOs sit on the Board of Directors, Mr. Fites and Mr. Schaefer
    2 former CEOs sit on the nomination committee, again Mr. Fites and Mr. Schaefer
    No cumulative voting
    Directors are not required to own any stock or accept any stock as pay. Director John Brazil owns only 200 shares.
    A directors' charitable award program compromises director independence

        The Caterpillar 1999 proxy statement said: "At Caterpillar, we make decisions based on their potential to enhance shareholder value."

  Fifty institutional investors, managing a total of $840 million, told McKinsey & Co. they would pay an 11% average premium for the stock of a company with good governance practices.

        Why the big jump? Some investors said they believed that good governance would help boost performance over time. Others felt good governance decreases the risk of bad news - and when trouble occurs, they rebound faster.

Business Week	Sept. 15, 1997

  What issues highlight concern about improving Caterpillar's performance?

    CAT posted a 35% drop in net income on sharply lower revenue.
    Sales of the company's mighty earth-movers lost their muscle.
Dow Jones	Oct. 15, 1999
    We do not recommend these shares.
    The appreciation potential for CAT over the next 3 to 5 years is limited.
Value Line	August 6, 1999
    CAT reports the 4th consecutive quarterly profit decline.
New York Times	July 17, 1999

  To increase shareholder value vote yes:

  SHAREHOLDERS TO HAVE THE OPPORTUNITY TO VOTE ON POISON PILLS
  YES ON 4

  Statement in Opposition to Proposal

  Rewarding stockholders with increased value unquestionably is a primary function of corporate managers and directors. That is what they are paid to do. But, this does not justify irresponsible, short-term actions to achieve quick results.

  Caterpillar believes the correct approach for assuring ongoing stockholder value is a long-term commitment to sustained business competitiveness. It was this commitment that permitted the investment of billions of dollars in renewed factories and a radical restructuring of the company so it could excel in the highly competitive global environment of the twenty-first century. These strategic initiatives would not have been taken under a short-term perspective seeking instantaneous rewards.

  But, as a result of these and related initiatives, over the past decade Caterpillar has generated significant consolidated operating cash flow. Much of that cash flow was used to increase our dividend several times and to initiate programs to repurchase a percentage of our outstanding shares. Equally important, we are using that cash flow to fund our business for sustained growth.

  That, we believe, is the key to stockholder value; creating a company that can deliver cash flow to both replenish itself and to provide reasonable returns to stockholders over a continuum of time.

  Some take a more shortsighted view of "value". They see it as anything that produces a reward - even if it is a one-time event that destroys the company. A leveraged buyout, a takeover, a split-up of the company, it doesn't matter so long as they realize a gain. If the company ceases to exist, no matter. They will move their capital to another investment.

  Perhaps we can't blame these individuals for wanting quick gains. But managers and directors are responsible for providing more stockholder wealth on an ongoing basis by managing the company's assets for the highest possible returns over the long term. They also have obligations to provide meaningful jobs for employees, and to the well being of communities in which their facilities are located.

  Our Shareholder Rights Plan is designed to protect shareholders against potential abuses during a takeover attempt. In this regard, it is important to remember that hostile acquirers are interested in buying a company as cheaply as they can, and, in attempting to do so, may use coercive tactics such as partial and two-tiered tender offers and creeping stock accumulation programs which do not treat all shareholders fairly and equally. We believe our Rights Plan provides our Board with an additional degree of control in a takeover situation by allowing it to evaluate a takeover proposal in a rational manner and explore alternatives if necessary.

  Georgeson & Company Inc.'s Research Group analyzed takeover data between 1992 and 1996 to determine whether shareholder rights plans had any measurable impact on shareholder value. Their findings were as follows:

    premiums paid to acquire target companies with rights plans were on average eight percentage points higher than premiums paid for target companies without rights plans;

rights plans contributed an additional $13 billion in shareholder value during the last five years and shareholders of acquired companies without rights plans gave up $14.5 billion in potential premiums;

the presence of a rights plan did not increase the likelihood of withdrawal of a friendly takeover bid nor the defeat of a hostile one; and

rights plans did not reduce the likelihood of a company becoming a takeover target.
  Based on its business experience and knowledge of Caterpillar and the industry in which it operates, the Board believes the Caterpillar Shareholder Rights Plan is in your best interest and YOUR BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 4.

  PROPOSAL 5 — Stockholder Proposal Regarding Global Standards and Caterpillar Response

  The Catholic Foreign Mission Society of America (owner of 15,000 shares of Company stock) advises that they intend to present for consideration and action at the annual meeting the following resolution.

  Resolution Proposed by Stockholder

  WHEREAS, our company, as a global corporation, faces numerous complex problems which also affect out [sp.] interests as shareholders. The international context within which our company operates is becoming increasingly diverse as we enter the millennium.

  Companies operating in the global economy are faced with important concerns arising from diverse cultures and political and economic contexts. These concerns require management to address issues beyond the traditional business focus. These include human rights, worker' [sp.] right to organize and bargain collectively, non-discrimination in the workplace and sustainable community development. Companies should find effective ways to eliminate the use of child labor, forced labor, bribery and harmful environment practices.

  We believe global companies need to operationalize comprehensive codes of conduct, such as those found in the "Principles for Global Corporate Responsibility: Bench Marks for Measuring Business Performance," developed by an international group of religious investors. Companies need to formulate policies, programs and practices to address the challenges they face in the global marketplace.

  A New York Times editorial stated, "[Corporations] should hold themselves to some guidelines. Their own practices should not be abusive, even if local laws allow it. This means giving workers wages they can live on and good working conditions." (Corporations and Conscience," New York Times, 12/6/98).

  Our company should be in a position to assure shareholders that its employees are treated fairly and paid a sustainable living wage wherever they work in the global economy. One important element of ensuring compliance is the utilization of independent monitors made up of respected local human rights, religious and other non-governmental organizations. A number of global companies are involved in the development of credible code enforcement mechanisms that include independent monitoring.

  Improving the quality of life for employees and their communities can lead to productivity and enhance the bottom line for the company.

  RESOLVED. The shareholders request the Board of Directors to review or amend, where applicable, its code or standards for its international operations and to report a summary of this review to share holders by October 2000.

  Supporting Statement of Proponent

  We recommend the review include the following areas:

1.
  A description of policies which are designed to protect human rights — civil, political, social, cultural and economic — consistent with respect for human dignity and international labor rights standards.

2.	A report of efforts to ensure that the company does not employ children under the age of fifteen, or younger than the age of completing compulsory education in the country of manufacture where such age is higher than fifteen.

3.	A report of company policies ensuring that there is no use of forced labor, whether in the form of prison labor, indentured labor or bonded labor.

4.	Establishment of consistent standards for workers' health and safety, practices for handling hazardous wastes, and protection of the environment, as well as promising a fair and dignified quality of life for workers and their communities.

  We believe a company poised to compete in the 21st Century needs comprehensive global standards to guide them.

  Statement in Opposition to Proposal

  We could not agree more with the proponents when they state that "a company poised to compete in the 21st Century needs comprehensive global standards to guide them." With that philosophy in mind, we adopted the Caterpillar Code of Worldwide Business Conduct and Operating Principles ("Code of Conduct") in 1974 and have revised it four times since then, the latest revision occurring in 1992. We readily distribute this document to inquiring shareholders and other constituents. As stated in our introduction to the Code of Conduct, we believe "[n]o document issued by Caterpillar is more important than this one. "

  As illustrated in the following excerpts, our current Code of Conduct embodies many of the principles contained in the proponent's proposal.

  Human Relationships

  "We aspire to a high standard of excellence in human relationships. Specifically, we intend:

To select and place employees on the basis of qualifications for the work to be performed — without discrimination in terms of race, religion, national origin, color, sex, age, or physical or mental disability ...
To protect people's health and lives. This includes maintaining a clean work environment as free as practicable from health and safety hazards ...
To compensate people fairly, according to their contributions to the company, within the framework of national and local practices ...
To seek to provide stable, secure employment consistent with the long-term success of Caterpillar ... "

  Corporate Facilities

  "We desire to provide functional, safe, attractive, efficient facilities that are harmonious with national modes. They are to be compatible with local laws and environmental considerations, complement public planning, and reflect Caterpillar's commitment to conserve energy and other scarce resources."

  Protection of the Environment

  "Caterpillar's continued competitiveness and leadership in a global marketplace require individual and corporate dedication to a clean and safe environment in which to live and work. "

  Public Responsibility

"... It isn't enough to successfully offer useful products and services. A business should, for example, employ and promote people fairly, see to their job safety and the safety of its products, conserve energy and other valuable resources, and help protect the quality of the environment ...
Each corporate facility is an integral part of the community in which it operates. Like an individual, it benefits from character building, health, welfare, educational, and cultural activities. And like an individual, it also has a citizen's responsibility to support such activities ...
Overall, it's our intention that Caterpillar's business activities make good social sense — and that Caterpillar's social activities make good business sense."

  Conclusion

  At Caterpillar, we are dedicated to promoting a healthy, productive and rewarding work environment for our employees worldwide and our Code of Conduct, which is readily available to requesting shareholders, currently reflects that dedication. Accordingly, we see no further purpose served by the proponent's proposal and THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" PROPOSAL 5.

  Other Matters

  Section 16(a) Beneficial Ownership Reporting Compliance

  Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Exchange Act were filed on a timely basis, except one late filing for each of the following: James S. Beard — Form 4 — sale of 1,744 shares and James P. Gorter — Form 5 — 750 shares restricted stock grant and two late filings for Donald V. Fites: Form 4 — sale of 10,000 shares and Form 5 — transfer of 49,355 options.

  Stockholder Proposals for the 2000 Annual Meeting

  If you want to submit a proposal for possible inclusion in the Company's 2001 Proxy Statement, our Corporate Secretary must receive it on or before November 3, 2000.

  Matters Raised at the Meeting not Included in this Statement

  We have received notification from Mr. John Chevedden that he intends to discuss at the meeting a comparison of Caterpillar's Corporate Governance Guidelines (as set forth on page 6) with the "Council of Institutional Investors Shareholder Bill of Rights." Mr. Chevedden has also requested that management express its views regarding the comparison. We have received no indication from Mr. Chevedden that he is soliciting a shareholder vote on this matter. If a shareholder vote is solicited, proxy holders will vote on the matter in their discretion.

  We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

  Under Caterpillar bylaws, a stockholder may bring a matter before the annual meeting by giving adequate notice to our Corporate Secretary. To be adequate, that notice must contain information specified in our bylaws and be received by us not less than 45 days nor more than 90 days prior to the annual meeting. If, however, less than 60 days notice of the meeting date is given to stockholders, notice of a matter to be brought before the annual meeting may be provided to us up to the 15th day following the date notice of the annual meeting was provided.

  Solicitation

  Caterpillar is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail but also may be made by telephone or in person. We have hired Innisfree M&A Incorporated for $15,000, plus out-of-pocket expenses, to assist in the solicitation.

  Stockholder List

  A stockholder list will be available for your examination during normal business hours at One North State Street, 11th Floor, Chicago, Illinois 60602, at least ten days prior to the annual meeting

  Revocability of Proxy

  You may revoke the enclosed proxy by filing a written notice of revocation with us or by providing a later executed proxy.

  Exhibit A

  CATERPILLAR INC.
  1996 STOCK OPTION AND LONG-TERM INCENTIVE PLAN
  (Amended and Restated as of 02/09/2000)

  (Proposed change is indicated in italics.)

    Section 1. Purpose

    The Caterpillar Inc. 1996 Stock Option and Long-Term Incentive Plan ("Plan") is designed to attract and retain outstanding individuals as directors, officers and key employees of Caterpillar Inc. and its subsidiaries (collectively, the "Company "), and to furnish incentives to such individuals through awards based upon the performance of the Company and its stock. To this end, the Plan provides for grants of stock options, restricted stock, and performance awards, or combinations thereof, to non-employee directors, officers and other key employees of the Company, on the terms and subject to the conditions set forth in the Plan.

    Section 2. Shares Subject to the Plan

    2.1 Shares Reserved for Issuance

    Twenty-four million shares of Company common stock ("Shares") shall be available for issuance under the Plan either from authorized but unissued Shares or from Shares acquired by the Company, including Shares purchased in the open market. An additional four million Shares authorized but unissued under prior Company stock option plans shall be available for issuance under this Plan.

    2.2 Stock Splits/Stock Dividends

    In the event of a change in the outstanding Shares of the Company by reason of a stock dividend, recapitalization, merger, consolidation, split-up, combination, exchange of shares, or similar event, the Compensation Committee ("Committee") of the Company's Board of Directors ("Board") shall take any action, which, in its discretion, it deems necessary to preserve benefits under the Plan, including adjustment to the aggregate number of Shares reserved for issuance under the Plan, the number and option price of Shares subject to outstanding options granted under the Plan and the number and price of Shares subject to other awards under the Plan.

    2.3 Reacquired Shares

    If Shares issued pursuant to the Plan are not acquired by participants because of lapse, expiration or termination of an award, such Shares shall again become available for issuance under the Plan. Shares tendered upon exercise of an option by a Plan participant may be added back and made available solely for future grants under the Plan.

    Section 3. Administration

    The Committee shall have the authority to grant awards under the Plan to officers and other key employees of the Company. Except as limited by the express provisions of the Plan or by resolutions adopted by the Board, the Committee also shall have the authority and discretion to interpret the Plan, to establish and revise rules and regulations relating to the Plan, and to make any other determinations that it believes necessary or advisable for administration of the Plan.

    The Committee shall be composed solely of members of the Board that are outside directors, as that term is defined in Section 162(m) of the Internal Revenue Code. The Committee shall have no authority with respect to non-employee director awards under the Plan.

    Section 4. Stock Options

    4.1 Company Employees

    (a) Eligibility

    The Committee shall determine Company officers and employees to whom options shall be granted, the timing of such grants, and the number of shares subject to the option; provided that the maximum number of Shares upon which options may be granted to any employee in any calendar year shall be 400,000.

    (b) Option Exercise Price

    The exercise price of each option shall not be less than 100% of the fair market value of Shares underlying the option at the time the option is granted. The fair market value for purposes of determining the exercise price shall be the mean between the high and low prices at which Shares are traded on the New York Stock Exchange the day the option is granted. In the event this method for determining fair market value is not practicable, fair market value shall be determined by such other reasonable method as the Committee shall select.

    (c) Option Exercise

    Options shall be exercisable in such installments and during such periods as may be fixed by the Committee at the time of grant. Options that are not incentive stock options as defined in Section 4.1(f) of the Plan shall not be exercisable after the expiration of ten years from the date of grant.

    Payment of the exercise price shall be made upon exercise of all or a portion of any option. Such payment shall be in cash or by tendering Shares having a fair market value equal to 100% of the exercise price. The fair market value of Shares for this purpose shall be the mean between the high and low prices at which Shares are traded on the New York Stock Exchange on the date of exercise. Upon exercise of an option, any applicable taxes the Company is required to withhold shall be paid to the Company. Shares to be received upon exercise may be surrendered to satisfy withholding obligations.

    (d) Termination of Employment

    The Committee may require a period of continued employment before an option can be exercised. That period shall not be less than one year, except that the Committee may permit a shorter period in the event of termination of employment by retirement or death.

    Termination of employment with the Company shall terminate remaining rights under options then held; provided, however, that an option grant may provide that if employment terminates after completion of a specific period, the option may be exercised during a period of time after termination. That period may not exceed sixty months where termination of employment is caused by retirement or death or sixty days where termination results from any other cause. If death occurs after termination of employment but during the period of time specified, such period may be extended to not more than sixty-six months after retirement, or thirty-eight months after termination of employment for any other cause. In the event of termination within two years after a Change of Control as defined in Section 7.2 of the Plan, options shall be exercisable for a period of sixty months following the date of termination or for the maximum term of the option, whichever is shorter. Notwithstanding the foregoing, the Committee may change the post-termination period of exercisability of an option provided that change does not extend the original maximum term of the option.

    (e) Transferability of Options

    (i) Except as otherwise permitted in Section 4.1(e)(ii), options shall not be transferable other than by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code or the Employee Retirement Income Security Act. Options are exercisable during the holder's lifetime only by the holder, unless the holder becomes incapacitated or disabled, in which case the option may be exercised by the holder's authorized representative. A holder may file with the Company a written designation of beneficiaries with the authority to exercise options in the event of the holder's death.

    (ii) Notwithstanding the provisions of Section 4.1(e)(i), and in addition to the permissible transfers under that provision, options granted to persons at the level of Vice President and above, as well as directors of this corporation and persons retired from those positions, may be transferred to any one or more "Permitted Transferees," as long as those options are not incentive stock options as defined below. Options granted to employees below the level of Vice President may be transferred upon prior approval of the Company's Director of Compensation and Benefits pursuant to the terms of this section.

    (iii) For purposes of Section 4.1(e)(ii), the term "Permitted Transferees" shall mean the individual to whom the option is granted; the lineal descendants of the individual to whom the option is granted; the spouses of the lineal descendants of the individual to whom the option is granted; the estate (and any trust that serves a distributive function of an estate) of the individual to whom the option is granted; and all trusts, corporations, partnerships, limited liability companies and other entities in which, directly or indirectly, but for the exercise of a power of appointment or the death of the survivor of the individuals who are Permitted Transferees, each owner of an equitable interest is an individual who is a Permitted Transferee.

    (f) Incentive of Stock Options

    Incentive stock options, as defined in Section 422 of the Internal Revenue Code, may be granted under the Plan. The decision to grant incentive stock options to particular persons is within the Committee's discretion. Incentive stock options shall not be exercisable after expiration of ten years from the date of grant. The amount of incentive stock options vesting in a particular year cannot exceed $100,000 per option recipient, based on the fair market value of the options on the date of grant; provided that any portion of an option that cannot be exercised as an incentive stock option because of this limitation may be converted by the Committee to another form of option. The Board may amend the Plan to comply with Section 422 of the Internal Revenue Code or other applicable laws and to permit options previously granted to be converted to incentive stock options.

    4.2 Non-Employee Directors

    (a) Terms

    Options with a term of ten years and one day are granted to each non-employee director for 4,000 Shares, effective as of the close of each annual meeting of stockholders at which an individual is elected a director or following which such individual continues as a director. Options granted to non-employee directors shall become exercisable by one-third at the end of each of the three successive one-year periods since the date of grant. The exercise price of each option shall be 100% of the fair market value of Shares underlying the option on the date of grant.

    (b) Termination of Directorship

    An option awarded to a non-employee director may be exercised any time within 60 months of the date the director terminates such status. In the event of a director's death, the director's authorized representative may exercise the option within 60 months of the date of death, provided that if the director dies after cessation of director status, the option is exercisable within 66 months of such cessation. In no event shall an option awarded to a non-employee director be exercisable beyond the expiration date of that option.

    Section 5. Restricted Stock

    5.1 Company Employees

    (a) Eligibility

    The Committee may determine whether restricted stock shall be awarded to Company officers and employees, the timing of award, and the conditions and restrictions imposed on the award.

    (b) Terms

    During the restriction period, the recipient shall have a beneficial interest in the restricted stock and all associated rights and privileges of a stockholder, including the right to vote and receive dividends, subject to any restrictions imposed by the Committee at the time of grant.

    The following restrictions will be imposed on Shares of restricted stock until expiration of the restriction period:

    (i) The recipient shall not be entitled to delivery of the Shares;

    (ii) None of the Shares issued as restricted stock may be transferred other than by will or by the laws of descent and distribution; and

    (iii) Shares issued as restricted stock shall be forfeited if the recipient terminates employment with the Company, except for termination due to retirement after a specified age, disability, death or other special circumstances approved by the Committee.

    Shares awarded as restricted stock will be issued subject to a restriction period set by the Committee of no less than two nor more than ten years. The Committee, except for restrictions specified in the preceding paragraphs, shall have the discretion to remove any or all of the restrictions on a restricted stock award whenever it determines such action appropriate. Upon expiration of the restriction period, the Shares will be made available to the recipient, subject to satisfaction of applicable tax withholding requirements.

    5.2 Non-Employee Directors

    (a) On January 1 of each year, 400 Shares of restricted stock shall be granted to each director who is not currently an employee of the Company. The stock will be subject to a restriction period of three years from the date of grant. During the restriction period, the recipient shall have a beneficial interest in the restricted stock and all associated rights and privileges of a stockholder, including the right to vote and receive dividends.

    The following restrictions will be imposed on restricted stock until expiration of the restricted period:

    (i) The recipient shall not be entitled to delivery of the Shares;

    (ii) None of the Shares issued as restricted stock may be transferred other than by will or by the laws of descent and distribution; and

    (iii) Shares issued as restricted stock shall be forfeited if the recipient ceases to serve as a director of the Company, except for termination due to death, disability, or retirement under the Company's Directors' Retirement Plan.

    Upon expiration of the restriction period, the Shares will be made available to the recipient, subject to satisfaction of applicable tax withholding requirements.

    (b) Each January 1st, 350 shares of restricted stock, in addition to shares described in Section 5.2(a), shall be awarded to each director who is not currently and has not been an employee of the Company. Shares awarded under this Section 5.2(b) will be held in escrow until the director terminates service with the Company. During the restriction period, the recipient shall have a beneficial interest in the restricted stock and all associated rights and privileges of a stockholder except as discussed below.

    The following restrictions will be imposed on restricted stock awarded under this Section 5.2(b) until it is made available to the recipient:

    (i) The recipient shall not receive dividends on the shares, but an amount equal to such dividends will be credited to the director's stock equivalent account in the Company's Directors' Deferred Compensation Plan;

    (ii) The recipient shall not be entitled to delivery of the shares;

    (iii) None of the shares awarded may be transferred other than by will or by the laws of descent and distribution; and

    (iv) The right to receive shares shall be subordinate to the claims of general creditors of the Company.

    Upon termination of service, restricted shares will be made available to the recipient subject to satisfaction of applicable tax withholding requirements; provided, however, that if the recipient has not served on the Board for at least five years at the time of such termination, all restricted shares awarded under this Section 5.2(b) shall be forfeited.

    Pursuant to termination of the Company's Directors' Retirement Plan effective December 31, 1996, each director continuing in office was awarded an amount of restricted stock equal to the accumulated value of past pension accruals as determined by the Company's actuary. Those shares will be subject to the same restrictions as shares awarded annually pursuant to this Section 5.2(b).

    Section 6. Performance Awards

    6.1 Eligibility and Terms

    The Committee may grant awards to officers and other key employees ("Performance Awards") based upon Company performance over a period of years ("Performance Period"). The Committee shall have sole discretion to determine persons eligible to participate, the Performance Period, Company performance factors applicable to the award ( "Performance Measures"), and the method of Performance Award calculation.

    At the time the Committee establishes a Performance Period for a particular award, it shall also establish Performance Measures and targets to be attained relative to those measures ("Performance Targets"). Performance Measures may be based on any of the following factors, alone or in combination, as the Committee deems appropriate: (i) return on assets; (ii) return on equity; (iii) return on sales; (iv) total shareholder return; (v) cash flow; (vi) economic value added; and (vii) net earnings. Performance Targets may include a minimum, maximum and target level of performance with the size of Performance Awards based on the level attained. Once established, Performance Targets and Performance Measures shall not be changed during the Performance Period; provided, however, that the Committee may eliminate or decrease the amount of a Performance Award otherwise payable to a participant. Upon completion of a Performance Period, the Committee shall determine the Company's performance in relation to the Performance Targets for that period and certify in writing the extent to which Performance Targets were satisfied.

    6.2 Payment of Awards

    Performance Awards may be paid in cash, Shares of restricted stock (pursuant to terms applicable to restricted stock awarded to Company employees as described in the Plan) or a combination thereof, as determined by the Committee. Performance Awards shall be made not later than 90 days following the end of the relevant Performance Period. The fair market value of a Performance Award payment to any individual employee in any calendar year shall not exceed $2.5 million. The fair market value of Shares to be awarded shall be determined by the average of the high and low price of Shares on the New York Stock Exchange on the last business day of the Performance Period. Federal, state and local taxes will be withheld as appropriate.

    6.3 Termination

    To receive a Performance Award, the participant must be employed by the Company on the last day of the Performance Period. If a participant terminates employment during the Performance Period by reason of death, disability or retirement, a payout based on the time of employment during the Performance Period shall be distributed. Participants employed on the last day of the Performance Period, but not for the entire Performance Period, shall receive a payout prorated for that part of the Performance Period for which they were participants. If the participant is deceased at the time of Performance Award payment, the payment shall be made to the recipient's designated representative.

    Section 7. Election to Receive Non-Employee Director Fees in Shares

    Effective April 8, 1998, non-employee directors shall have the option of receiving all or a portion of their annual retainer fees, as well as fees for attendance at meetings of the Board and committees of the Board (including any Committee Chairman stipend), in the form of Shares.

    The number of Shares that may be issued pursuant to such election shall be based on the amount of cash compensation subject to the election divided by the fair market value of one Share on the date such cash compensation is payable. The fair market value shall be the mean between the high and low prices at which shares are traded on the New York Stock Exchange on payable date.

    Shares provided pursuant to the election shall be held in book-entry form by the Company on behalf of the non-employee director. Upon request, the Company shall deliver Shares so held to the non-employee director. While held in book-entry form, the Shares shall have all associated rights and privileges, including voting rights and the right to receive dividends.

    Section 8. Change of Control

    8.1 Effect on Grants and Awards

    Unless the Committee shall otherwise expressly provide in the agreement relating to a grant or award under the Plan, upon the occurrence of a Change of Control as defined below: (i) all options then outstanding under the Plan shall become fully exercisable as of the date of the Change of Control; (ii) all terms and conditions of restricted stock awards then outstanding shall be deemed satisfied as of the date of the Change of Control; and (iii) all Performance Awards for a Performance Period not completed at the time of the Change of Control shall be payable in an amount equal to the product of the maximum award opportunity for the Performance Award and a fraction, the numerator of which is the number of months that have elapsed since the beginning of the Performance Period through the later of (A) the date of the Change of Control or (B) the date the participant terminates employment, and the denominator of which is the total number of months in the Performance Period; provided, however, that if this Plan shall remain in force after a Change of Control, a Performance Period is completed during that time, and the participant's employment has not terminated, this provision (iii) shall not apply.

    8.2 Change of Control Defined

    For purposes of the Plan, a "Change of Control " shall be deemed to have occurred if:

    (a) Any person becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 15 percent or more of the combined voting power of the Company's then outstanding common stock, unless the Board by resolution negates the effect of this provision in a particular circumstance, deeming that resolution to be in the best interests of Company stockholders;

    (b) During any period of two consecutive years, there shall cease to be a majority of the Board comprised of individuals who at the beginning of such period constituted the Board;

    (c) The shareholders of the Company approve a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) less than fifty percent of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; or

    (d) Company shareholders approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

    Section 9. Amendment and Termination

    The Board may terminate the Plan at any time, except with respect to grants and awards then outstanding. The Board may amend the Plan without shareholder approval, unless such approval is necessary to comply with applicable laws, including provisions of the Exchange Act or Internal Revenue Code.

    Section 10. Regulatory Compliance

    Notwithstanding any other provision of the Plan, the issuance or delivery of any Shares may be postponed for such period as may be required to comply with any applicable requirements of any national securities exchange or any requirements under any other law or regulation applicable to the issuance or delivery of such Shares. The Company shall not be obligated to issue or deliver any Shares if such issuance or delivery shall constitute a violation of any provision of any law or regulation of any governmental authority or national securities exchange.

    Section 11. Effective Date

    The Plan shall be effective upon its approval by the Company's stockholders at the 1996 Annual Meeting of Stockholders.

    APPENDIX

    CATERPILLAR INC.

    GENERAL AND FINANCIAL INFORMATION

    1999

    REPORT OF MANAGEMENT

    The management of Caterpillar Inc. has prepared the accompanying consolidated financial statements for the years ended December 31, 1999, 1998, and 1997, and is responsible for their integrity and objectivity. The statements were prepared in conformity with generally accepted accounting principles, applying certain estimates and judgments as required.

    Management maintains a system of internal accounting controls which has been designed to provide reasonable assurance that: transactions are executed in accordance with proper authorization, transactions are properly recorded and summarized to produce reliable financial records and reports, assets are safeguarded, and the accountability for assets is maintained.

    The system of internal controls includes statements of policies and business practices, widely communicated to employees, which are designed to require them to maintain high ethical standards in their conduct of company affairs. The internal controls are augmented by careful selection and training of supervisory and other management personnel, by organizational arrangements that provide for appropriate delegation of authority and division of responsibility, and by an extensive program of internal audit with management follow-up.

    The financial statements have been audited by PricewaterhouseCoopers LLP, independent accountants, in accordance with generally accepted auditing standards. They have made similar annual audits since the initial incorporation of our company. Their role is to render an objective, independent opinion on management's financial statements. Their report appears below.

    Through its Audit Committee, the Board of Directors reviews our financial and accounting policies, practices, and reports. The Audit Committee consists exclusively of seven directors who are not salaried employees and who are, in the opinion of the Board of Directors, free from any relationship that would interfere with the exercise of independent judgment as a committee member. The Audit Committee meets several times each year with representatives of management, including the internal auditing department, and the independent accountants to review the activities of each and satisfy itself that each is properly discharging its responsibilities. Both the independent accountants and the internal auditors have free access to the Audit Committee and meet with it periodically, with and without management representatives in attendance, to discuss, among other things, their opinions as to the adequacy of internal controls and to review the quality of financial reporting.

    /s/ Glen Barton

    Chairman of the Board

    /s/ FL McPheeters

    Chief Financial Officer

    January 21, 2000

    REPORT OF INDEPENDENT ACCOUNTANTS

    [LOGO]

    TO THE STOCKHOLDERS OF CATERPILLAR INC.:

    In our opinion, the accompanying consolidated financial statements, in Statements 1 through 4, present fairly, in all material respects, the financial position of Caterpillar Inc. and its subsidiaries at December 31, 1999, 1998, and 1997, and the consolidated results of their operations and their consolidated cash flow for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

    /s/ PricewaterhouseCoopers LLP

    Peoria, Illinois

    January 21, 2000

    STATEMENT 1
    Consolidated Results of Operations for the Years Ended December 31
    (Millions of dollars except per share data)

				Supplemental consolidating data

	Consolidated			Machinery and Engines(1)			Financial Products

	1999	1998	1997	1999	1998	1997	1999	1998	1997

Sales and revenues:
Sales of Machinery and Engines (Note 1C)	$18,559	$19,972	$18,110	$18,559	$19,972	$18,110	$—	$—	$—
Revenues of Financial Products (Note 1C)	1,143	1,005	815	—	—	—	1,277	1,117	839

Total sales and revenues	19,702	20,977	18,925	18,559	19,972	18,110	1,277	1,117	839
Operating Costs:
Cost of goods sold	14,481	15,031	13,374	14,481	15,031	13,374	—	—	—
Selling, general, and administrative expenses	2,541	2,561	2,232	2,079	2,210	1,932	493	377	324
Research and development expenses	626	643	528	626	643	528	—	—	—
Interest expense of Financial Products	560	489	361	—	—	—	585	501	373

Total operating costs	18,208	18,724	16,495	17,186	17,884	15,834	1,078	878	697

Operating profit	1,494	2,253	2,430	1,373	2,088	2,276	199	239	142
Interest expense excluding Financial Products	269	264	219	269	264	219	—	—	—
Other income (expense) (Note 3)	196	185	202	66	46	153	52	65	61

Consolidated profit before taxes	1,421	2,174	2,413	1,170	1,870	2,210	251	304	203
Provision for income taxes (Note 6)	455	665	796	362	554	724	93	111	72

Profit of consolidated companies	966	1,509	1,617	808	1,316	1,486	158	193	131
Equity in profit of unconsolidated affiliated companies (Note 10)	(20)	4	48	(21)	4	48	1	—	—
Equity in profit of Financial Products' subsidiaries	—	—	—	159	193	131	—	—	—

Profit	$ 946	$1,513	$1,665	$946	$1,513	$1,665	$159	$193	$131

Profit per share of common stock (Note 15)	$ 2.66	$4.17	$4.44
					(1) Represents Caterpillar Inc. and its subsidiaries except for Financial Products, which is accounted for on the equity basis.
Profit per share of common stock — assuming dilution (Note 15)	$ 2.63	$4.11	$4.37

Cash dividends declared per share of common stock	$ 1.275	$1.15	$.95

    The supplemental consolidating data is presented for the purpose of additional analysis. See Note 1B on Page A-7 for a definition of the groupings in these statements. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at consolidated data.

    STATEMENT 2
    Changes in Consolidated Stockholders' Equity for the Years Ended December 31
    (Dollars in millions)

    ]

	1999		1998		1997

Common stock (Note 14):
Balance at beginning of year	$ (993)		$(442)		$50
Common shares issued, including treasury shares reissued:
1999 — 1,535,626; 1998 — 800,315; 1997 — 1,426,532	22		16		26
Treasury shares purchased:
1999 — 4,956,100; 1998 — 11,612,300; 1997— 14,118,412	(259)		(567)		(706)
Issuance of common stock to effect 2-for-1 stock split	—		—		188

Balance at year-end	(1,230)		(993)		(442)

Profit employed in the business:
Balance at beginning of year	6,123		5,026		3,904
Profit	946	946	1,513	1,513	1,665	1,665
Dividends declared	(452)		(416)		(355)
Issuance of common stock to effect 2-for-1 stock split	—		—		(188)

Balance at year-end	6,617		6,123		5,026

Accumulated other comprehensive income:
Foreign currency translation adjustment(2) (Note 1F):
Balance at beginning of year	65		95		162
Aggregate adjustment for year	60	60	(30)	(30)	(67)	(67)

Balance at year-end	125		65		95

Minimum Pension Liability Adjustment:(2)
Balance at beginning of year	(64)		—		—
Aggregate adjustment for year	17	17	(64)	(64)	—	—

Balance at year-end	(47)		(64)		—

Comprehensive income		1,023		1,419		1,598

Stockholders' equity at year-end	$5,465		$5,131		$4,679

    2) No reclassification adjustments to report.

    See accompanying Notes to Consolidated Financial Statements.

    Caterpillar Inc.

    STATEMENT 3
    Financial Position at December 31

    (Dollars in millions)

				Supplemental consolidating data
	Consolidated			Machinery and Engines(1)			Financial Products
	1999	1998	1997	1999	1998	1997	1999	1998	1997

Assets
Current assets:
Cash and short-term investments	$ 548	$360	$292	$440	$303	$241	$108	$57	$51
Receivables — trade and other	3,233	3,660	3,331	2,357	2,604	3,346	1,761	1,875	285
Receivables — finance (Note 5)	4,206	3,516	2,660	—	—	—	4,206	3,516	2,660
Deferred income taxes (Note 6)	405	474	428	394	465	425	11	9	3
Prepaid expenses	748	607	500	765	616	510	3	9	6
Inventories (Notes 1D and 4)	2,594	2,842	2,603	2,594	2,842	2,603	—	—	—

Total current assets	11,734	11,459	9,814	6,550	6,830	7,125	6,089	5,466	3,005
Property, plant, and equipment — net (Notes 1E and 9)	5,201	4,866	4,058	4,287	4,125	3,483	914	741	575
Long-term receivables — trade and other	95	85	134	95	85	134	—	—	—
Long-term receivables — finance (Note 5)	5,588	5,058	3,881	—	—	—	5,588	5,058	3,881
Investments in unconsolidated affiliated companies (Notes 1B and 10)	553	773	751	523	773	751	30	—	—
Investments in Financial Products' subsidiaries	—	—	—	1,464	1,269	882	—	—	—
Deferred income taxes (Note 6)	954	955	1,040	974	980	1,075	9	8	5
Intangible assets (Note 1E)	1,543	1,241	228	1,541	1,241	228	2	—	—
Other assets (Note 17)	967	691	850	648	316	510	319	375	340

Total assets	$26,635	$25,128	$20,756	$16,082	$15,619	$14,188	$12,951	$11,648	$7,806

Liabilities
Current liabilities:
Short-term borrowings (Note 12)	$770	$809	$484	$51	$49	$53	$1,030	$972	$675
Accounts payable	2,003	2,250	2,218	2,317	2,401	2,136	41	273	133
Accrued expenses	1,048	928	828	758	659	572	337	290	277
Accrued wages, salaries, and employee benefits	1,115	1,217	1,128	1,104	1,208	1,120	11	9	8
Dividends payable	115	107	92	115	107	92	29	36	—
Deferred and current income taxes payable (Note 6)	23	15	175	(12)	(19)	46	35	34	129
Other deferred liabilities	—	—	—	—	—	—	190	143	—
Long-term debt due within one year (Note 13)	3,104	2,239	1,142	167	60	54	2,937	2,179	1,088

Total current liabilities	8,178	7,565	6,067	4,500	4,465	4,073	4,610	3,936	2,310
Long-term debt due after one year (Note 13)	9,928	9,404	6,942	3,099	2,993	2,367	6,829	6,411	4,575
Liability for postemployment benefits (Note 8)	2,536	2,590	2,698	2,536	2,590	2,698	—	—	—
Deferred income taxes and other liabilities (Note 6)	528	438	370	482	440	371	48	32	39

Total liabilities	21,170	19,997	16,077	10,617	10,488	9,509	11,487	10,379	6,924

Contingencies (Notes 17 and 18)
Stockholders' equity (Statement 2)
Common stock of $1.00 par value (Note 14):
Authorized shares: 900,000,000 Issued shares (1999, 1998, and 1997 — 407,447,312) at paid-in amount	1,045	1,063	1,071	1,045	1,063	1,071	762	683	403
Profit employed in the business	6,617	6,123	5,026	6,617	6,123	5,026	744	615	506
Accumulated other comprehensive income	78	1	95	78	1	95	(42)	(29)	(27)
Treasury stock (1999 — 53,669,431 shares; 1998 — 50,248,957 shares;and 1997 — 39,436,972 shares) at cost	(2,275)	(2,056)	(1,513)	(2,275)	(2,056)	(1,513)	—	—	—

Total stockholders' equity	5,465	5,131	4,679	5,465	5,131	4,679	1,464	1,269	882

Total liabilities and stockholders' equity	$26,635	$25,128	$20,756	$16,082	$15,619	$14,188	$12,951	$11,648	$7,806

      (1) Represents Caterpillar Inc. and its subsidiaries except for Financial Products, which is accounted for on the equity basis.

      The supplemental consolidating data is presented for the purpose of additional analysis. See Note 1B on Page A-7 for a definition of the groupings in these statements. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at consolidated data.

      See accompanying Notes to Consolidated Financial Statements.

      STATEMENT 4
      Statement of Cash Flow for the Years Ended December 31
      (Millions of dollars)

				Supplemental consolidating data
	Consolidated			Machinery and Engines(1)			Financial Products
	1999	1998	1997	1999	1998	1997	1999	1998	1997
Cash flow from operating activities:
Profit	$946	$1,513	$1,665	$946	$1,513	$1,665	$159	$193	$131
Adjustments for noncash items:
Depreciation and amortization	945	865	738	745	697	599	200	168	139
Profit of Financial Products	—	—	—	(159)	(193)	(131)	—	—	—
Other	168	(4)	23	84	102	(16)	84	(137)	41
Changes in assets and liabilities:
Receivables — trade and other	494	(104)	(396)	368	993	(341)	294	(1,258)	(82)
Inventories	312	(104)	(375)	312	(104)	(375)	—	—	—
Accounts payable and accrued expenses	(95)	(60)	562	(45)	(182)	529	(180)	284	37
Other — net	(200)	(328)	(121)	(205)	(177)	(129)	3	(72)	57

Net cash provided by (used for) operating activities	2,570	1,778	2,096	2,046	2,649	1,801	560	(822)	323

Cash flow from investing activities:
Capital expenditures — excluding equipment leased to others	(790)	(925)	(824)	(770)	(918)	(819)	(20)	(7)	(5)
Expenditures for equipment leased to others	(490)	(344)	(282)	(21)	(9)	(5)	(469)	(335)	(277)
Proceeds from disposals of property, plant, and equipment	215	141	138	30	17	15	185	124	123
Additions to finance receivables	(8,526)	(8,537)	(6,644)	—	—	—	(8,526)	(8,537)	(6,644)
Collections of finance receivables	5,676	4,635	3,605	—	—	—	5,676	4,635	3,605
Proceeds from sale of finance receivables	1,324	1,705	1,833	—	—	—	1,324	1,705	1,833
Net intercompany borrowings	—	—	—	(100)	29	(94)	(87)	(244)	—
Investments and acquisitions	(302)	(1,428)	(59)	(275)	(1,428)	(59)	(27)	—	—
Other — net	(127)	173	(308)	(263)	(111)	(290)	57	4	(68)

Net cash used for investing activities	(3,020)	(4,580)	(2,541)	(1,399)	(2,420)	(1,252)	(1,887)	(2,655)	(1,433)

Cash flow from financing activities:
Dividends paid	(445)	(400)	(338)	(445)	(400)	(338)	(36)	(49)	(28)
Common stock issued, including treasury shares reissued	11	6	11	11	6	11	79	280	50
Treasury shares purchased	(260)	(567)	(706)	(260)	(567)	(706)	—	—	—
Net intercompany borrowings	—	—	—	87	244	—	100	(29)	94
Proceeds from long-term debt issued	3,770	4,590	2,284	306	627	462	3,464	3,963	1,822
Payments on long-term debt	(2,288)	(1,153)	(1,237)	(109)	(65)	(177)	(2,179)	(1,088)	(1,060)
Short-term borrowings — net	(127)	388	258	(71)	(23)	17	(56)	411	241

Net cash provided by (used for) financing activities	661	2,864	272	(481)	(178)	(731)	1,372	3,488	1,119

Effect of exchange rate changes on cash	(23)	6	(22)	(29)	11	(22)	6	(5)	–

Increase (decrease) in cash and short-term investments	188	68	(195)	137	62	(204)	51	6	9
Cash and short-term investments at the beginning of the period	360	292	487	303	241	445	57	51	42

Cash and short-term investments at the end of the period	$ 548	$ 360	$ 292	$ 440	$ 303	$ 241	$ 108	$ 57	$ 51

      (1) Represents Caterpillar Inc. and its subsidiaries except for Financial Products, which is accounted for on the equity basis.

      All short-term investments, which consist primarily of highly liquid investments with original maturities of three months or less, are considered to be cash equivalents.

      The supplemental consolidating data is presented for the purpose of additional analysis. See Note 1B on Page A-7 for a definition of the groupings in these statements. Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at consolidated data.

      See accompanying Notes to Consolidated Financial Statements.

      NOTES TO CONSOLIDATED FINANCIAL STATEMENTS                                                                                                                          Caterpillar Inc.
      (Dollars in millions except per share data)

      1. Operations and summary of significant accounting policies

      A. Nature of operations

      We operate in three principal lines of business:

      (1) Machinery — design, manufacture, and marketing of construction, mining, agricultural, and forestry machinery — track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid-steer loaders, and related parts.

      (2) Engines — design, manufacture, and marketing of engines for Caterpillar Machinery, on-highway trucks and locomotives; marine, petroleum, construction, industrial, agricultural, and other applications; electric power generation systems; and related parts. Reciprocating engines meet power needs ranging from 5 to over 21,000 horsepower (4 to over 15 660 kilowatts). Turbines range from 1,340 to 18,000 horsepower (1000 to 13 500 kilowatts).

      (3) Financial Products — financing to customers and dealers for the purchase and lease of Caterpillar and noncompetitive related equipment, as well as some financing for Caterpillar sales to dealers. Also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. This line of business consists primarily of Caterpillar Financial Services Corporation (Cat Financial) and its subsidiaries and Caterpillar Insurance Services Corporation.

      Our products are sold primarily under the marks "Caterpillar," "Cat," "Solar," "Barber-Greene," "MaK," "Perkins," "F.G. Wilson," and "Olympian."

      We conduct operations in our Machinery and Engines' lines of business under highly competitive conditions, including intense price competition. We place great emphasis upon the high quality and performance of our products and our dealers' service support. Although no one competitor is believed to produce all of the same types of machines and engines, there are numerous companies, large and small, which compete with us in the sale of each of our products.

      Machines are distributed principally through a worldwide organization of dealers, 63 located in the United States and 144 located outside the United States. Worldwide, these dealers have more than 1,800 places of business and serve 172 countries. Reciprocating engines are sold principally through the worldwide dealer organization and to other manufacturers for use in products manufactured by them. Some of the reciprocating engines manufactured by Perkins are also sold through their worldwide distributor network. Our dealers do not deal exclusively with our products; however, in most cases sales and servicing of our products are our dealers' principal business. Turbines and large marine reciprocating engines are sold through sales forces employed by Solar and MaK, respectively. Occasionally, these employees are assisted by independent sales representatives.

      Manufacturing activities of the Machinery and Engines' lines of business are conducted in 41 plants in the United States; nine in the United Kingdom; five in Italy and Mexico; four in China; three each in France, Germany, and Northern Ireland; two each in Australia, Canada, India, and Japan; and one each in Belgium, Brazil, Hungary, Indonesia, Netherlands, Poland, Russia, South Africa, and Sweden. Fourteen parts distribution centers are located in the United States and twelve are located outside the United States.

      The Financial Products' line of business also conducts operations under highly competitive conditions. Financing for users of Caterpillar products is available through a variety of competitive sources, principally commercial banks and finance and leasing companies. We emphasize prompt and responsive service to meet customer requirements and offer various financing plans designed to increase the opportunity for sales of our products and generate financing income for our company. Financial Products' activity is primarily conducted in the United States, with additional offices in Asia, Australia, Canada, Europe, and Latin America.

      B. Basis of consolidation

      The financial statements include the accounts of Caterpillar Inc. and its subsidiaries. Investments in companies that are owned 20% to 50% are accounted for by the equity method (see Note 10 on Page A-12).

      The accompanying financial statements and supplemental consolidating data, where applicable, have been grouped as follows:

      Consolidated — Caterpillar Inc. and its subsidiaries.

      Machinery and Engines — primarily our manufacturing, marketing, and parts distribution operations, with the Financial Products' subsidiaries on an equity basis.

      Financial Products — our finance and insurance subsidiaries, primarily Cat Financial and Caterpillar Insurance Services Corporation.

      Certain amounts for prior years have been reclassified to conform with the current-year financial statement presentation.

      C. Sales and revenue recognition

      Sales of machines and engines are generally unconditional sales that are recorded when product is shipped and invoiced to independently owned and operated dealers or customers.

      Revenues primarily represent finance and lease revenues of Cat Financial, a wholly-owned subsidiary. Finance revenues are recognized over the term of the contract at a constant rate of return on the scheduled uncollected principal balance. Lease revenues are recognized in the period earned. Recognition of income is suspended when collection of future income is not probable. Income recognition is resumed if the receivable becomes contractually current and collection doubts are removed; previously suspended income is recognized at that time.

      D. Inventories

      Inventories are valued principally by the LIFO (last-in, first-out) method. The value of inventories on the LIFO basis represented approximately 80% of total inventories at December 31, 1999, and 85% at December 31, 1998 and 1997.

      If the FIFO (first-in, first-out) method had been in use, inventories would have been $2,000, $1,978, and $2,067 higher than reported at December 31, 1999, 1998, and 1997, respectively.

      E. Depreciation and amortization

      Depreciation of plant and equipment is computed principally using accelerated methods. Amortization of purchased intangibles is computed using the straight-line method, generally over a period of 20 years or less. Accumulated amortization was $150, $84, and $51, at December 31, 1999, 1998, and 1997, respectively.

      The increases in intangible assets in 1999 and 1998 were primarily related to the acquisitions of F.G. Wilson in 1999 and Perkins in 1998 (see Note 22 on
      Page A-19).

      F. Foreign currency translation

      The functional currency for most of our Machinery and Engines' consolidated companies is the U.S. dollar. The functional currency for most of our Financial Products' and equity basis companies is the respective local currency. Gains and losses resulting from the translation of foreign currency amounts to the functional currency are included in the results of operations. Gains and losses resulting from translating assets and liabilities from the functional currency to U.S. dollars are included in "Accumulated other comprehensive income," which is part of stockholders' equity.

      G. Derivative financial instruments

      We use derivative financial instruments (derivatives) to manage foreign currency, interest rate, and commodity price exposures that arise in the normal course of business. Derivatives that we use are primarily foreign currency contracts (forward and option), interest rate swaps, and commodity contracts (swap and option). Derivatives are not used for speculative purposes.

      Please refer to Note 2 for more information on derivatives, including the methods used to account for them.

      H. Estimates in financial statements

      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts. Examples of the more significant estimates include: accruals and reserves for warranty and product liability losses, postemployment benefits, environmental costs, income taxes, and plant closing costs.

      I. Future accounting changes

      In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 133 (SFAS  133), "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 requires that an entity record all derivatives in the statement of financial position at their fair value. It also requires changes in fair value to be recorded each period in current earnings or other comprehensive income depending upon the purpose for using the derivative and/or its qualification, designation, and effectiveness as a hedging transaction. In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 (SFAS 137), "Accounting for Derivative Instruments and Hedging Activities — Deferral of the Effective Date of SFAS 133." This statement defers the effective date of SFAS 133 to fiscal years beginning after June 15, 2000. We will adopt the new standard for the fiscal year beginning January 1, 2001. We are currently analyzing the impact of SFAS 133. Due to the inherent complexities of this standard and the fact that certain issues remain unresolved by the FASB, we have not yet determined the full impact that the adoption of SFAS 133 will have on our financial position, results of operations, or cash flows. However, at this time, we do not believe that the impact will be material.

      2. Derivative financial instruments and risk management

      A. Foreign exchange derivative instruments — forward  exchange and option contracts

      Our Machinery and Engines' operations are subject to foreign exchange risk. Currency exchange rates impact the U.S. dollar amount of sales made and costs incurred in foreign currencies. Our Financial Products' operations are subject to foreign exchange risk when the currency of debt obligations does not match the currency of the receivables portfolio.

      Forward exchange contracts and certain foreign currency option contracts are used to hedge our foreign exchange risks. Other than the up-front premiums that we pay on foreign currency option contracts, all cash flow related to these contracts occurs when the contracts mature.

      Our accounting treatment of foreign currency contracts depends upon the nature of the contracts:

1.	Forward contracts designated as hedges of firm future foreign currency commitments and purchased foreign currency option contracts designated as hedges of probable foreign currency transactions:
No gains or losses are reported until the hedged transaction occurs, even if the contracts are terminated or mature prior to the time of the hedged transaction.
Gains and losses are recognized and reported on the same financial statement line as the hedged transaction when the hedged transaction occurs.
Gains and losses are immediately recognized in current income ("Other income (expense)" in Statement 1) in those unusual instances when the hedged transaction is no longer expected to occur, or a foreign currency contract is no longer effective as a hedge.

2.	All other foreign currency contracts (those used to hedge net balance sheet exposures and anticipated net cash flow exposures for the next 12 months):
All gains or losses are recognized in current income ("Other income (expense)") as currency exchange rates change.
Net gains are reflected as an asset ( "Receivables — trade and other" in Statement 3) until cash is actually received. Conversely, net losses are shown as a liability ( "Accrued expenses" in Statement 3) until cash is actually paid.

      The notional amounts of outstanding contracts to buy and sell foreign currency were:

	December 31,
	1999	1998	1997

Hedges of firm commitments and/or probable foreign currency transactions	$ 250	$ 222	$ 166
Hedges of balance sheet exposure and/or anticipated cash flow exposure for the next 12 months	$ 2,405	$ 1,802	$ 1,294

      The company also had $90 of written foreign currency options open at December 31, 1999. These written options were originally entered into as a part of a combination option strategy. The related purchased options were either sold or terminated prior to the maturity date. The maturity dates of the outstanding written options are within the first quarter of 2000. The company has applied mark-to-market accounting treatment to these written options.

      The maturity dates for our outstanding contracts are primarily less than six months.

      Please refer to Note 16 and Table IV on Page A-15 for fair value information on foreign currency contracts.

      B. Interest rate derivative instruments

      We primarily use interest rate swap contracts to manage our exposure to interest rate changes and to lower the cost of borrowed funds.

      Interest rate swap contracts are linked to debt instruments and, in effect, change the characteristics of the debt (e.g., from fixed rate to floating rate). Interest rate swap contracts are not reflected in the financial statements at fair market value. The notional amounts of outstanding interest rate swap contracts were $4,997, $3,083, and $2,595 at December 31, 1999, 1998, and 1997, respectively.

      The difference between the interest payable and the interest receivable on each interest rate swap contract is recorded each reporting period as an adjustment to current income ("Interest expense excluding Financial Products" or "Interest expense of Financial Products" in Statement 1, as applicable). Interest rate swap contracts that are in a payable position are shown as interest payable ("Accrued expenses" in Statement 3); those in a receivable position are shown as an asset ("Receivables—trade and other" in Statement 3). The actual cash settlement on these interest rate swap contracts occurs at times specified in the agreement. If an interest rate swap contract is terminated prior to its maturity, no immediate gain or loss is recognized in the financial statements, except in those cases where the debt instrument to which the contract is linked is also terminated.

      Please refer to Note 16 and Table IV on Page A-15 for fair value information of interest rate swap contracts.

      C. Commodity related derivative instruments

      Our Machinery and Engines' operations are also subject to commodity price risk (i.e., potential price increases of our production material as a result of price increases in raw materials). We make limited use of commodity swap and/or option contracts to manage the risk of unfavorable price movement. The use of these types of derivative financial instruments has not been material.

3.	Other income (expense)

	Years ended December 31,
	1999	1998	1997
Investment and interest income	$ 61	$ 101	$ 115
License fees	14	18	25
Foreign exchange (losses) gains	(10)	(23)	(10)
Miscellaneous income	131	89	72

	$ 196	$ 185	$ 202

4.	Inventories

	December 31,
	1999	1998	1997
Raw materials and work-in-process	$ 969	$ 1,041	$ 1,013
Finished goods	1,430	1,605	1,404
Supplies	195	196	186

	$ 2,594	$ 2,842	$ 2,603

5.	Finance receivables

      Finance receivables are receivables of Cat Financial, which generally can be repaid or refinanced without penalty prior to contractual maturity. Total finance receivables reported in Statement 3 are net of an allowance for credit losses.

      Please refer to Table I below for additional finance receivables information and Note 16 and Table IV on Page A-15 for fair value information.

TABLE I —Finance Receivables Information

      Contractual maturities of outstanding receivables:

	December 31, 1999
Amounts Due In	Installment Contracts	Financing Leases	Notes	Total
2000	$ 1,121	$ 1,295	$ 1,564	$ 3,980
2001	794	979	663	2,436
2002	509	626	468	1,603
2003	242	329	269	840
2004	69	136	194	399
Thereafter	18	128	325	471

	2,753	3,493	3,483	9,729
Residual value	—	979	—	979
Less: Unearned income	220	544	16	780

Total	$ 2,533	$ 3,928	$ 3,467	$ 9,928

      Impaired loans and leases:

	1999	1998	1997
Average recorded investment	$ 106	$ 74	$ 47

At December 31:
Recorded investment	$ 95	$ 61	$ 30
Less: Fair value of underlying collateral	41	35	18

Potential loss	$ 54	$ 26	$ 12

      Allowance for credit loss activity:

	1999	1998	1997
Balance at beginning of year	$ 110	$ 84	$ 74
Provision for credit losses	60	70	39
Less: Net credit losses	31	38	19
Less: Other—net	5	6	10

Balance at end of year	$ 134	$ 110	$ 84

      Cat Financial's net investment in financing leases:

	December 31,
	1999	1998	1997
Total minimum lease payments receivable	$ 3,493	$ 3,161	$ 2,784
Estimated residual value of leased assets:
Guaranteed	261	229	206
Unguaranteed	718	667	519

	4,472	4,057	3,509
Less: Unearned income	544	487	478

Net investment in financing leases	$ 3,928	$ 3,570	$ 3,031

      6. Income taxes

      The components of profit before taxes were:

	Years ended December 31,
	1999	1998	1997

U.S.	$ 1,050	$ 1,880	$ 2,071
Non-U.S.	371	294	342

	$ 1,421	$ 2,174	$ 2,413

      The components of the provision for income taxes were:

	Years ended December 31,
	1999	1998	1997

Current tax provision:
U.S. Federal	$ 179	$ 471	$ 571
Non-U.S.	190	102	103
State (U.S.)	21	45	54

	$ 390	$ 618	$ 728

Deferred tax provision (credit):
U.S. Federal	81	93	60
Non-U.S.	(25)	(55)	7
State (U.S.)	9	9	1

	65	47	68

Total provision	$ 455	$ 665	$ 796

      Reconciliation of the U.S. federal statutory rate to effective rate:

	Years ended December 31,
	1999	1998	1997

U.S. statutory rate	35.0%	35.0%	35.0%
(Decreases) increases in taxes resulting from:
Net operating loss carryforwards	(0.4)%	(2.1)%	(1.0)%
Benefit of Foreign Sales Corporation	(4.4)%	(3.2)%	(2.8)%
Non-U.S. subsidiaries taxed at other than 35%	1.9%	(0.5)%	1.4%
Other-net	(0.1)%	1.4%	0.4%

Provision for income taxes	32.0%	30.6%	33.0%

      We paid income taxes of $306, $714, and $709 in 1999, 1998, and 1997, respectively.

      We have recorded income tax expense at U.S. tax rates on all profits, except for undistributed profits of non—U.S. companies which are considered permanently invested. Determination of the amount of unrecognized deferred tax liability related to permanently invested profits is not feasible.

      Deferred tax assets and liabilities:

	December 31,
	1999	1998	1997

Deferred tax assets:
Postemployment benefits other than pensions	$1,044	$1,032	$1,107
Warranty reserves	237	194	159
Unrealized profit excluded from inventories	167	179	201
Net operating loss carryforwards	170	83	76
Inventory valuation method	93	78	62
Other	205	230	233

	1,916	1,796	1,838
Deferred tax liabilities:
Capital assets	(383)	(263)	(177)
Pension	(138)	(83)	(99)

	(521)	(346)	(276)

Valuation allowance for deferred tax assets	(72)	(61)	(129)

Deferred taxes — net	$1,323	$1,389	$1,433

      A valuation allowance has been recorded at certain non-U.S. subsidiaries that have not yet demonstrated consistent and/or sustainable profitability to support the recognition of net deferred tax assets. Circumstances could change in the future which would allow us to reduce the remaining valuation allowance and recognize additional net deferred tax assets.

      In 1998, circumstances changed at certain of our European subsidiaries which allowed us to reduce the valuation allowance and recognize additional net deferred tax assets.

      As of December 31, 1999, amounts and expiration dates of net operating loss carryforwards in various non-U.S. taxing jurisdictions were:

2000	2001	2002	2003	2004	2005	2006	Unlimited	Total

$1	$4	$8	$18	$15	$45	$45	$482	$618

      7. Operating leases

      We lease certain computer and communications equipment, transportation equipment, and other property through operating leases. Total rental expense for operating leases was $246, $224, and $176 for 1999, 1998, and 1997, respectively.

      Minimum payments for operating leases having initial or remaining non-cancelable terms in excess of one year are:

Years ended December 31,
2000	2001	2002	2003	2004	After 2004	Total

$155	$106	$73	$57	$49	$187	$627

      8. Postemployment benefit plans

      A. Pension plans

      We have both U.S. and non-U.S. pension plans covering substantially all of our employees. The defined benefit plans provide a benefit based on years of service and/or the employee's average earnings near retirement.

      Please refer to Table II on Page A-11 for additional financial information.

      B. Other postretirement benefit plans

      We have defined-benefit retirement health care and life insurance plans for substantially all of our U.S. employees.

      Please refer to Table II on Page A-11 for additional financial information.

      C. Other postemployment benefit plans

      We offer long-term disability benefits, continued health care for disabled employees, survivor income benefits insurance, and supplemental unemployment benefits to substantially all eligible U.S. employees.

      D. Summary of long-term liability:

	December 31,
	1999	1998	1997

Pensions	$3	$66	$3
Postretirement benefits other than pensions	2,465	2,457	2,628
Other postemployment benefits	68	67	67

	$2,536	$2,590	$2,698

TABLE II - Financial Information Related to Pension and Other Postretirement Benefit Plans

	Pension Benefits			Other Postretirement Benefits

	1999	1998	1997	1999	1998	1997

Change in benefit obligation:
Benefit obligation, January 1	$8,034	$6,713	$6,082	$4,020	$3,603	$3,346
Service cost	147	148	114	93	82	72
Interest cost	514	484	434	270	256	249
Business combinations	4	504	—	—	—	—
Plan amendments	15	335	—	—	226	—
Actuarial (gains) losses	(408)	272	439	(329)	43	117
Foreign currency exchange rates	(39)	49	71	—	—	—
Benefits paid	(531)	(471)	(427)	(233)	(190)	(181)

Benefit obligation, December 31	$7,736	$8,034	$6,713	$3,821	$4,020	$3,603

Change in plan assets:
Fair value of plan assets, January 1	$8,756	$7,718	$6,930	$1,098	$804	$547
Actual return on plan assets	1,416	983	1,188	183	104	76
Business combinations	6	448	—	—	—	—
Foreign currency exchange rate changes	(31)	34	(24)	—	—	—
Voluntary employer contributions	—	—	—	—	200	200
Benefits paid	(531)	(471)	(427)	(228)	(185)	(176)
Employer funding of benefits paid	84	44	51	238	175	157

Fair value of plan assets, December 31	$9,700	$8,756	$7,718	$1,291	$1,098	$804

Over (under) funded, December 31	$1,964	$722	$1,005	$(2,530)	$(2,922)	$(2,799)
Unrecognized prior service cost	491	577	332	189	208	(98)
Unrecognized net actuarial (gain) loss	(2,078)	(1,074)	(1,058)	(355)	51	38
Unrecognized net asset existing at adoption of SFAS 87	(18)	(42)	(59)	—	—	—

Net amount recognized in financial position	$359	$183	$220	$(2,696)	$(2,663)	$(2,859)

Components of net amount recognized in financial position:
Prepaid benefit costs	$731	$501	$404	$ —	$ —	$ —
Accrued benefit liabilities	(372)	(318)	(184)	(2,696)	(2,663)	(2,859)
Intangible assets	—	2	3	—	—	—
Adjustment for minimum pension liability	(3)	(66)	(3)	—	—	—
Accumulated other comprehensive income	3	64	—	—	—	—

Net asset (liability) recognized	$359	$183	$220	$(2,696)	$(2,663)	$(2,859)

Components of net periodic benefit cost:
Service cost	$147	$148	$114	$93	$82	$72
Interest cost	514	484	434	270	256	249
Expected return on plan assets	(798)	(689)	(580)	(107)	(74)	(47)

Ammortization of:
Net asset existing at adoption of SFAS 87	(23)	(23)	(23)	—	—	—
Prior service cost(1)	101	88	62	19	(80)	(190)

Net actuarial (gain) loss	(26)	(4)	(1)	1	—	—

Total benefit cost included in results of operations	$(85)	$4	$6	$276	$184	$84

Rate assumptions as of December 31:
Assumed discount rate(2)	7.4%	6.6%	7.0%	7.8%	6.8%	7.0%
Expected rate of compensation increase(2)	4.0%	4.0%	4.0%	4.0%	4.0%	4.0%
Expected long-term rate of return on plan assets(2)	9.6%	9.6%	9.5%	10.0%	10.0%	9.5%

      For measurement purposes, a 5.8% annual rate of increase in the per capita cost of covered health care benefits was assumed for 2000. This rate was assumed to decrease gradually to 4.5% in 2002.

      (1) Prior service costs are amortized using a straight-line method. For our pension plans, the straight-line method is used over the average remaining service period of employees expected to receive benefits from the plan amendment. For our other postretirement benefit plans, the straight-line method is used over the average remaining service period of employees impacted by the plan amendment.

      (2) Weighted-average rates.

      (continued on next page)

      TABLE II Continued — Financial Information Related to Pension and Other Postretirement Benefit Plans

      Effects of a one-percentage-point change in the
      assumed health care cost trend rates for 1999:
	One-percentage— point increase	One-percentage— point decrease
Approximate effect on the total of service and interest cost components of other postretirement benefit cost	$ 39	$ (32)
Approximate effect on accumulated postretirement benefit obligation	$320	$(216)

      The following amounts relate to our pension plans with
      accumulated benefit obligations in excess of plan assets      :

	December 31, 1999	1998	1997
Accumulation benefit obligation	$(84)	$(3,546)	$(69)
Projected benefit obligation	$(92)	$(3,593)	$(92)
Fair value of plan assets	$(12)	$3,239	$41

      9. Property, plant, and equipment

	December 31,
	1999	1998	1997
Land — at original cost	$141	$140	$121
Buildings and land improvements	2,925	2,949	2,773
Machinery, equipment, and other	6,271	5,871	5,309
Equipment leased to others	1,288	1,063	843
Construction-in-process	304	372	357

	10,929	10,395	9,403
Less: Accumulated depreciation	5,728	5,529	5,345

Property, plant, and equipment — net	$5,201	$4,866	$4,058

      We had commitments for the purchase or construction of capital assets of approximately $230 at December 31, 1999.

      Assets recorded under capital leases(1) :
	December 31,
	1999	1998	1997
Gross capital leases(2)	$688	$703	$717
Less: Accumulated depreciation	529	547	561

Net capital leases	$159	$156	$156

      (1) Included in Property, plant, and equipment table above.
      (2) Consists primarily of machinery and equipment.

      Equipment leased to others (primarily by Financial Products):
	December 31,
	1999	1998	1997
Equipment leased to others — at original cost	$1,288	$1,063	$843
Less: Accumulated depreciation	408	328	272

Equipment leased to others — net	$880	$735	$571

      Scheduled minimum rental payments to be received for equipment leased to others:

		December 31,			After
2000	2001	2002	2003	2004	2004

$251	$194	$107	$50	$15	$12

      10. Unconsolidated affiliated companies

      Combined financial information of the unconsolidated affiliated companies, accounted for by the equity method, was as follows:
	Years ended September 30,
	1999	1998	1997
Results of Operations
Sales	$2,814	$2,909	$3,613
Cost of Sales	2,247	2,249	2,754
Gross Margin
Profit (Loss)	567	660	859

	$(37)	$6	$104

	September 30,
	1999	1998	1997
Financial Position
Assets:
Current assets	$1,641	$1,569	$1,949
Property, plant, and equipment — net	978	788	792
Other assets	415	351	331

	3,034	2,708	3,072

Liabilities:
Current liabilities	1,306	1,259	1,610
Long-term debt due after one year	512	274	203
Other liabilities	318	94	129

	2,136	1,627	1,942

Ownership	$898	$ 1,081	$1,130

      At December 31, 1999, consolidated "Profit employed in the business" in Statement 2 included $135 representing undistributed profit of the unconsolidated affiliated companies. In 1999, 1998, and 1997, we received $8, $10, and $36, respectively, in dividends from unconsolidated affiliated companies.

      In prior years and through June of this year, our investment in F.G. Wilson was accounted for using the equity method and reported as an unconsolidated affiliated company. In June we acquired the remaining interest in F.G. Wilson. Beginning in July, all elements of its financial reporting are included in the appropriate lines of the consolidated financial statements.

      11. Credit commitments

	December 31, 1999
	Consolidated	Machinery and Engines	Financial Products

Credit lines available:
U.S.	$3,400(1)	$3,400(1)	$2,600(1)
Non-US	1,642	171	1,471
Intercompany	—	673(2)	835(2)

Total credit lines available	5,042	4,244	4,906
Utilized credit:
Backup for bank borrowings	139	51	88

Unused credit	$4,903	$4,193	$ 4,818

(1)
      A US line of credit of $2,900 is available to both Machinery and Engines and Financial Products (Cat Financial). Cat Financial may use up to 90% of the available line subject to a maximum debt to equity ratio. Machinery and Engines may use up to 100% of the available line subject to a minimum level of net worth. Based on these restrictions, and the allocating decisions of available credit made by management, the line of credit available to Cat Financial at December 31, 1999, was $2,600. An additional line of credit of $500 is available to Machinery and Engines

      (2) Represents variable lending agreements between Caterpillar Inc. and Cat Financial.

      Based on long-term credit agreements, $2,244, $2,353, and $2,301 of commercial paper outstanding at December 31, 1999, 1998, and 1997, respectively, were classified as long-term debt due after one year.

      12. Short-term borrowings

	December 31,
	1999	1998	1997
Machinery and Engines:	$51	$49	$53
Notes payable to banks

Financial Products:
Notes payable to banks	88	189	145
Commercial paper	534	497	235
Other	408	286	295

	1,030	972	675
Less: Intercompany borrowings	311	212	244

Total short-term borrowings	$770	$809	$484

      The weighted average interest rates on external short-term borrowings outstanding were:

	December 31,
	1999	1998	1997

Notes payable to banks	5.3%	4.7%	4.9%
Commercial paper	5.5%	5.2%	5.2%
Other	5.8%	5.2%	5.5%

      Please refer to Note 16 and Table IV on Page A-15 for fair value information on short-term borrowings.

      13. Long-term debt

	December 31,
	1999	1998	1997

Machinery and Engines:
Notes—9 3/8 % due 2000	$ —	$150	$150
Notes—9 3/8 % due 2001	184	184	184
Notes—6% due 2003	252	253	—
Debentures—9% due 2006	203	202	202
Debentures—6% due 2007	154	147	141
Debentures—7 1/4 % due 2009	300	—	—
Debentures—9 3/8 % due 2011	123	123	123
Debentures —9 3/4 % due 2000-2019	184	199	199
Debentures —9 3/8 % due 2021	236	236	236
Debentures—8% due 2023	199	199	199
Debentures —6 5/8 % due 2028	299	299	—
Debentures —7 3/8 % due 2097	297	297	297
Medium-term notes	96	96	153
Capital lease obligations	508	510	438
Other	64	98	45

	3,099	2,993	2,367

Financial Products:
Commercial paper supported by revolving credit agreements (Note 11)	2,244	2,353	2,301
Medium-term notes	4,524	4,025	2,241
Other	61	33	33

Total Financial Products	6,829	6,411	4,575

Total long-term debt due after one year	$9,928	$9,404	$6,942

      Other than the debt of the Financial Products' subsidiaries, all outstanding notes and debentures itemized above are unsecured direct obligations of Caterpillar Inc. The capital lease obligations are collateralized by leased manufacturing equipment and/or security deposits.

      The 6% notes may be redeemed in whole at their principal amount if we are required to pay additional taxes or duties as a result of a change in tax law and that obligation cannot be reasonably avoided. In addition, if the identity of beneficial owners of the notes must be disclosed in certain circumstances, we would be required either to redeem the notes or satisfy the information disclosure requirement through the payment of certain taxes or charges. We may also purchase the 6% notes at any time in the open market.

      The 6% debentures were sold at significant original issue discounts ($144). This issue is carried net of the unamortized portion of its discount, which is amortized as interest expense over the life of the issue. These debentures have a principal at maturity of $250 and an effective annual cost of 13.3%. We may redeem them, at our option, at an amount equal to the respective principal at maturity.

      We may redeem annually, at our option, an additional amount for the 9¾% sinking fund debenture issue, without premium, equal to 200% of the amount of the sinking fund requirement. Also, we may redeem additional portions of the sinking fund debentures by the payment of premiums which, starting in 1999, decrease periodically.

      We may redeem the 7¼%, 6 5/8%, and the 7 3/8% debentures in whole or in part at our option at any time at a redemption price equal to the greater of 100% of the principal amount of the debentures to be redeemed or the sum of the present value of the remaining scheduled payments.

      The terms of other notes and debentures do not specify a redemption option prior to maturity.

      The medium-term notes are offered on a continuous basis through agents and are primarily at fixed rates. Machinery and Engines' medium-term notes have maturities from nine months to 30 years. At December 31, 1999, these notes had a weighted average interest rate of 8.1% with two years to four years remaining to maturity. Financial Products' medium-term notes have a weighted average interest rate of 6.1% with remaining maturities up to seven years at December 31, 1999.

      The aggregate amounts of maturities and sinking fund requirements of long-term debt during each of the years 2000 through  2004, including that due within one year and classified as current are:

	December 31,
	2000	2001	2002	2003	2004

Machinery and Engines	$167	$208	$92	$217	$43
Financial Products	2,937	2,198	1,389	383	530

	$3,104	$2,406	$1,481	$600	$573

      Interest paid on short-term and long-term borrowings for 1999, 1998, and 1997 was $796, $669, and $508, respectively.

      Please refer to Note 16 and Table IV on Page A-15 for fair value information on long-term debt.

      14. Capital stock

      A. Stock options

      In 1996, stockholders approved a plan providing for the granting of options to purchase common stock to officers and other key employees, as well as non-employee directors. This plan reserves 22,000,000 shares of common stock for issuance. Options vest at the rate of one-third per year over the three year period following the date of grant, and have a maximum term of ten years. Common shares issued under stock options, including treasury shares reissued, totaled 1,449,797; 676,113; and 1,264,539; in 1999, 1998, and 1997, respectively.

      Our plan grants options which have exercise prices equal to the average market price on the date of grant. We account for our stock options in accordance with Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees." Therefore, no compensation expense is recognized in association with these options. As required by Statement of Financial Accounting Standard (SFAS) No. 123, "Accounting for Stock-Based Compensation," a summary of the pro forma net income and profit per share amounts are shown in Table III below. Consistent with the requirements of SFAS 123, compensation expense related to grants made prior to 1995 have not been taken into consideration. Therefore, the pro forma amounts for 1997 are not representative of the impact of future disclosures. The fair value of each option grant is estimated at the date of grant using the Black-Scholes option-pricing model.

      Please refer to Table III below for additional financial information on our stock options.

      TABLE III - Financial Information Related to Capital Stock

      Changes in the status of common shares subject to issuance under options:

	1999		1998		1997
	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price	Shares	Weighted- Average Exercise Price
Fixed Options
Outstanding at beginning of year	18,439,777	$ 38.50	15,056,412	$ 31.89	13,874,114	$ 25.31
Granted to officers and key employees	4,937,132	$ 62.34	4,695,495	$ 55.69	3,491,650	$ 51.66
Granted to outside directors	52,000	$ 57.56	44,000	$ 54.38	40,000	$ 39.19
Exercised	(2,752,448)	$ 25.20	(1,237,010)	$ 23.22	(2,274,474)	$ 22.16
Lapsed	(272,285)	$ 54.39	(119,120)	$ 45.74	(74,878)	$ 32.61

Outstanding at end of year	20,404,176	$ 45.90	18,439,777	$ 38.50	15,056,412	$ 31.89

Options exercisable at year-end	11,655,668	$ 36.12	10,443,515	$ 28.48	8,386,814	$ 23.58
Weighted-average fair value of options granted during the year	$ 16.45		$ 13.01		$ 16.15

      Stock options outstanding and exercisable:

	Options Outstanding			Options Exercisable
Exercise Prices	# Outstanding at 12/31/99	Weighted-Average Remaining Contractual Life (Years)	Weighted-Average Exercise Price	# Outstanding at 12/31/99	Weighted-Average Exercise Price
$11.78 - $16.44	1,275,941	1.8	$14.79	1,275,941	$14.79
$18.77 - $26.77	1,920,120	4.1	$24.25	1,920,120	$24.25
$27.91 - $39.19	4,454,332	6.0	$31.75	4,441,002	$31.73
$51.66 - $62.34	12,753,783	8.6	$57.21	4,018,605	$53.40

	20,404,176	7.2	$45.90	11,655,668	$36.12

      SFAS 123 pro forma net income and earnings per share:

Years ended December 31,
	1999	1998	1997
Net Income:
As reported	$ 946	$ 1,513	$ 1,665
Pro forma	$ 910	$ 1,481	$ 1,640
Profit per share of common stock:
As reported:
Basic	$ 2.66	$ 4.17	$ 4.44
Assuming dilution	$ 2.63	$ 4.11	$ 4.37
Pro forma:
Basic	$ 2.56	$ 4.08	$ 4.37
Assuming dilution	$ 2.55	$ 4.04	$ 4.32

      Weighted-average assumptions used in determining fair value of option grants:

	Grant Year
	1999	1998	1997
Dividend yield	2.07%	1.91%	1.94%
Expected volatility	24.4%	19.8%	25.5%
Risk-free interest rates	5.80%	5.55%	6.42%
Expected lives	5 years	5 years	4 years

      B. Restricted stock

      The 1996 Stock Option and Long-Term Incentive Plan permits the award of restricted stock to officers and other key employees, as well as non-employee directors. During 1999, 76,131 shares of restricted stock were awarded to officers and other key employees as Performance Awards, and 8,650 shares of restricted stock were granted to non-employee directors.

      C. Stockholders' rights plan

      We are authorized to issue 5,000,000 shares of preferred stock, of which 2,000,000 shares have been designated as Series A Junior Participating Preferred Stock of $1.00 par value. None of the preferred shares have been issued.

      Stockholders would receive certain preferred stock purchase rights if someone acquired or announced a tender offer to acquire 15% or more of outstanding Caterpillar stock. In essence, those rights would permit each holder (other than the acquiring person) to purchase one share of Caterpillar stock at a 50% discount for every share owned. The rights, designed to protect the interests of Caterpillar stockholders during a takeover attempt, expire December 11, 2006.

      15. Profit per share

	Years ended December 31,
	1999	1998	1997

Profit (A)	$946	$1,513	$1,665

Determination of shares:
Weighted-average common shares outstanding (B)	355,392,423	363,189,005	375,124,745
Assumed conversion of stock options	3,974,862	4,941,357	5,416,215

Weighted-average common shares outstanding — assuming dilution (C)	359,367,285	368,130,362	380,540,960

Profit per share of common stock (A÷B)	$2.66	$4.17	$4.44
Profit per share of common stock — assuming dilution (A ÷C)	$2.63	$4.11	$4.37

      Stock options to purchase 12,953,783; 8,143,885; and 3,521,250 shares of common stock at a weighted-average price of $56.99, $53.98, and $51.66 were outstanding during 1999, 1998, and, 1997 respectively, but were not included in the computation of diluted profit per share, because the options' exercise price was greater than the average market price of the common shares.

      16. Fair values of financial instruments

      We used the following methods and assumptions to estimate the fair value of our financial instruments:

      Cash and short-term investments — carrying amount approximated fair value.

      Long-term investments (other than investments in unconsolidated affiliated companies) — fair value was estimated based on quoted market prices.

      Foreign currency contracts (forwards and options) &151; fair value was estimated based on quoted market prices of comparable instruments.

      Finance receivables — fair value was estimated by discounting the future cash flow using current rates, representative of receivables with similar remaining maturities. Historical bad debt experience was also considered.

      Short-term borrowings — carrying amount approximated fair value.

      TABLE IV —Fair Values of Financial Instruments

Asset (liability) At December 31	1999		1998		1997
	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Carrying Amount	Fair Value	Reference #
Cash and short-term investments	$548	$548	$360	$360	$292	$292	Statement 3, Note 17
Long-term investments	667	667	450	450	701	701	Note 17
Foreign currency contracts	69	82	8	9	41	47	Note 2
Finance receivables — net (excluding operating and finance type leases and currency swaps(1)	8,774	8,753	7,709	7,770	5,788	5,815	Note 5
Short-term borrowings	(770)	(770)	(809)	(809)	(484)	(484)	Note 12
Long-term debt (including amounts due within one year) Machinery and Engines	(3,266)	(3,285)	(3,053)	(3,417)	(2,421)	(2,785)	Note 13
Financial Products	(9,766)	(9,688)	(8,590)	(8,634)	(5,663)	(5,721)	Note 13
Interest rate swaps Machinery and Engines — in a net receivable position	2	1	1	22	1	10	Note 2
in a net payable position	(8)	(24)	(6)	—	(3)	(1)	Note 2
Financial Products — in a net receivable position	22	29	14	19	—	20	Note 2
in a net payable position	(1)	(7)	(2)	(24)	(3)	(12)	Note 2

      (1) Excluded items have a net carrying value at December 31, 1999, 1998, and 1997, of $1,020, $865, and $753, respectively.

      Long-term debt—for Machinery and Engines' notes and debentures, fair value was estimated based on quoted market prices. For Financial Products, fair value was estimated by discounting the future cash flow using our current borrowing rates for similar types and maturities of debt, except for floating rate notes and commercial paper supported by revolving credit agreements for which the carrying amounts were considered a reasonable estimate of fair value.

      Interest rate swaps—fair value was estimated based on the amount that we would receive or pay to terminate our agreements as of year end.

      Please refer to Table IV on Page A-15 for the fair values of our financial instruments.

      17. Concentration of credit risk

      Financial instruments with potential credit risk consist primarily of trade and finance receivables and short-term and long-term investments. Additionally, to a lesser extent, we have a potential credit risk associated with counterparties to derivative contracts.

      Trade receivables are primarily short-term receivables from independently owned and operated dealers which arise in the normal course of business. We perform regular credit evaluations of our dealers. Collateral is generally not required, and the majority of our trade receivables are unsecured. We do however, when deemed necessary, make use of various devices such as security agreements and letters of credit to protect our interests. No single dealer represents a significant concentration of credit risk.

      Finance receivables primarily represent receivables under installment sales contracts, receivables arising from leasing transactions and notes receivable. Receivables from customers in construction-related industries made up approximately one-third of total finance receivables at December 31, 1999, 1998, and 1997, respectively. We generally maintain a secured interest in the equipment financed. No single customer or region represents a significant concentration of credit risk.

      Short-term and long-term investments are held with high quality institutions and, by policy, the amount of credit exposure to any one institution is limited. Long-term investments are comprised of investments which collateralize capital lease obligations (see Note 13 on Page A-13) and investments of Caterpillar Insurance Co. Ltd. supporting insurance reserve requirements. Long-term investments are a component of "Other assets" in Statement 3.

      At December 31, 1999, 1998, and 1997, Cat Financial was contingently liable under guarantees totaling $390, $254, and $261, respectively, of which $133, $119, and $109, respectively, were outstanding. These guarantees have terms ranging up to two years and are fully secured. No loss has been experienced nor is any anticipated under these agreements.

      Outstanding derivative instruments, with notional amounts totaling $7,795, $5,143, and $4,079 and terms generally ranging up to five years, were held at December 31, 1999, 1998, and 1997, respectively. Collateral is not required of the counterparties or of our company. We do not anticipate nonperformance by any of the counterparties. Our exposure to credit loss in the event of nonperformance by the counterparties is limited to only those gains that we have recorded, but have not yet received cash payment. At December 31, 1999, 1998, and 1997, the exposure to credit loss was $75, $22, and $49, respectively.

      Please refer to Note 16 and Table IV on Page A-15 for fair value information.

      18. Environmental matters

      The company is regulated by federal, state, and international environmental laws governing our use of substances and control of emissions. Compliance with these existing laws has not had a material impact on our capital expenditures, earnings, or competitive position.

      We are cleaning up hazardous waste at a number of locations, often with other companies, pursuant to federal and state laws. When it is likely we will pay clean-up costs at a site and those costs can be estimated, the costs are charged against our earnings. In doing that estimate, we do not consider amounts expected to be recovered from insurance companies and others.

      The amount set aside for environmental clean-up is not material and is included in "Accrued expenses" in Statement 3. If a range of liability estimates is available on a particular site, we accrue the lower end of that range.

      We cannot estimate costs on sites in the very early stages of clean-up. Currently, we have five of these sites and there is no more than a remote chance that a material amount for clean-up will be required.

      19. Plant closing costs

      The reserve for plant closing costs includes the following:

	December 31,
	1999	1998	1997

Write-down of property, plant, and equipment	$ 70	$ 78	$ 103
Employee severance benefits	16	37	95
Rearrangement, start-up costs, and other	3	5	47

Total reserve	$ 89	$ 120	$ 245

      The write-down of property, plant, and equipment establishes a new cost basis for assets that have been permanently impaired.

      Employee severance benefits (e.g., pension, medical, and supplemental unemployment benefits) are provided to employees affected by plant closings. The reserve for such benefits is reduced as the benefits are provided.

      20. Segment information

      A. Basis for segment information

      The company is organized based on a decentralized structure that has established accountabilities to continually improve business focus and increase our ability to react quickly to changes in both the global business cycle and competitors' actions. Our current structure uses a product, geographic matrix organization comprised of multiple profit and service center divisions.

      Caterpillar is a highly integrated company. The majority of our profit centers are product focused. They are primarily responsible for the design, manufacture, and on-going support of their products; however, some of these product-focused profit centers also have marketing responsibilities. We also have geographically-based profit centers that are primarily focused on marketing; however, most of these profit centers also have some manufacturing responsibilities. One of our profit centers provides various financial services to our customers and dealers. The service center divisions perform corporate functions and provide centralized services.

      We have developed an internal measurement system to evaluate performance and to drive continuous improvement. This measurement system, which is not based on generally accepted accounting principles (GAAP), is intended to motivate desired behavior of employees and drive performance. It is not intended to measure a division's contribution to enterprise results. The sales and cost information used for internal purposes varies significantly from our consolidated, externally-reported information resulting in substantial reconciling items. Each division has specific performance targets and is evaluated and compensated based on achieving those targets. Performance targets differ from division to division; therefore, meaningful comparisons cannot be made among the profit or service center divisions. It is the comparison of actual results to budgeted results that makes our internal reporting valuable to management. Consequently, we feel that the financial information required by Statement of Financial Accounting Standards No. 131 (SFAS 131) "Disclosures about Segments of an Enterprise and Related Information" has limited value for our external readers.

      Due to Caterpillar's high level of integration and our concern that segment disclosures based on SFAS 131 requirements have limited value to external readers, we are continuing to disclose GAAP-based financial results for our three lines of business (Machinery, Engines, and Financial Products) in our Management's Discussion and Analysis beginning on Page A-21.

      B. Description of segments

      The profit center divisions meet the SFAS 131 definition of "operating segments"; however, the service center divisions do not. Several of the profit centers have similar characteristics and have been aggregated. The following is a brief description of our seven reportable segments and the business activities included in the "All other" category.

      Asia/Pacific Marketing: Primarily responsible for marketing products through dealers in Australia, Asia (excluding Japan), and the Pacific Rim. Also includes the regional manufacturing of some products which are also produced by Construction & Mining Products.

      Construction & Mining Products: Primarily responsible for the design, manufacture, and on-going support of small, medium, and large machinery used in a variety of construction and mining applications. Also includes the design, manufacture, procurement, and marketing of components and control systems that are primarily consumed in the manufacturing of our machinery.

      EAME Marketing: Primarily responsible for marketing products through dealers in Europe, Africa, the Middle East, and the Commonwealth of Independent States. Also includes the regional manufacturing of some products which are also produced by Construction & Mining Products and Power Products.

      Financing & Insurance Services: Provides financing to customers and dealers for the purchase and lease of Caterpillar and noncompetitive related equipment, as well as some financing for Caterpillar sales to dealers. Also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment.

      Latin America Marketing: Primarily responsible for marketing products through dealers in Latin America. Also includes the regional manufacturing of some products which are also produced by Construction & Mining Products and Power Products.

      Power Products: Primarily responsible for the design, manufacture, marketing, and ongoing support of reciprocating and turbine engines along with related systems. These engines and related systems are used in products manufactured in other segments, on-highway trucks, and locomotives; and in a variety of construction, electric power generation, marine, petroleum, and industrial applications.

      North America Marking: Primarily responsible for marketing products (excluding Power Products) through dealers in the United States and Canada.

      All other: Primarily includes activities such as: service support and parts distribution to Caterpillar dealers worldwide; the design, manufacture, and ongoing support of agricultural machinery and paving products; logistics services for other companies; service tools for Caterpillar dealers; preventive maintenance products (filters and fluids); and the remanufacturing of Caterpillar engines and components.

      C. Segment measurement and reconciliations

      Please refer to Table V on Pages A-18 and A-19 for financial information regarding our segments. There are several accounting differences between our segment reporting and our GAAP-based external reporting. Our segments are measured on an accountable basis; therefore, only those items for which divisional management is directly responsible are included in the determination of segment profit/(loss) and assets. The following is a list of the more significant accounting differences:

        Generally, liabilities are managed at the corporate level and are not included in segment operations. Segment accountable assets generally include inventories, receivables, property, plant, and equipment.

        We account for intersegment transfers using a system of market-based prices. With minor exceptions, each of the profit centers either sells or purchases virtually all of its products to or from other profit centers within the company. Our high level of integration results in our internally-reported sales being approximately double that of our consolidated, externally-reported sales.

        Segment inventories and cost of sales are valued using a current cost methodology.

        Timing differences occur between our internal reporting and our external reporting such as: postretirement benefit expenses and profit that is recognized on intersegment transfers.

        Interest expense is imputed (i.e., charged) to profit centers based on their level of accountable assets. This calculation takes into consideration the corporate debt to debt plus equity ratio and a weighted-average corporate interest rate.

        In general, foreign currency fluctuations are neutralized for segment reporting.

        Accountable profit is determined on a pre-tax basis.

      Reconciling items are created based on accounting differences between segment reporting and our consolidated, external reporting. Please refer to Table V on Pages A-18 and A-19 for financial information regarding significant reconciling items. Most of our reconciling items are self-explanatory given the above explanations of accounting differences. However, for the reconciliation of profit, we have grouped the reconciling items as follows:

        Corporate costs: Certain corporate costs are not charged to our segments. These costs are related to corporate requirements and strategies that are considered to be for the benefit of the entire organization.
        Methodology differences: See previous discussion of significant accounting differences between segment reporting and consolidated, external reporting.
        Methodology changes in segment reporting: Estimated restatements of prior periods to reflect changes in our internal-reporting methodology.

      TABLE V — Segment Information (unaudited)

      Business Segments:

	Asia/ Pacific Marketing	Construction & Mining Products	EAME marketing	Financing & Insurance Services	Latin America Marketing	Power Products	North America Marketing	All Other	Total

1999
External sales and revenues	$1,332	206	3,095	1,413	1,229	5,653	5,941	1,003	$19,872
Intersegment sales and revenues	$4	7,169	701	10	104	4,514	179	1,710	$14,391
Total sales and revenues	$1,336	7,375	3,796	1,423	1,333	10,167	6,120	2,713	$34,263
Depreciation and amortization	$7	223	60	194	28	327	—	60	$899 (1)
Imputed interest expense	$15	72	25	569	6	108	39	60	$894
Accountable profit (loss)	$47	576	150	207	72	354	31	187	$1,624
Accountable assets at Dec. 31	$361	2,389	856	12,776	582	3,926	852	2,077	$23,819
Capital Expenditures	$23	237	76	431	20	316	2	60	$1,165 (1)

1998
External sales and revenues	$1,093	197	3,289	1,296	1,627	5,300	7,233	1,001	$21,036
Intersegment sales and revenues	$2	8,678	937	11	145	4,122	198	1,830	$15,923
Total sales and revenues	$1,095	8,875	4,226	1,307	1,772	9,422	7,431	2,831	$36,959
Depreciation and amortization	$6	224	64	165	28	258	—	54	$799 (1)
Imputed interest expense	$8	72	25	505	21	118	64	57	$870
Accountable profit (loss)	$(49)	1,090	211	199	73	410	120	203	$2,257
Accountable assets at Dec. 31	$289	2,349	862	11,451	717	3,479	1,475	2,054	$22,676
Capital Expenditures	$26	292	72	—	19	349	—	88	$846 (1)

1997
External sales and revenues	$1,947	294	3,022	949	1,598	3,693	6,497	987	$18,987
Intersegment sales and revenues	$1	8,763	857	—	147	3,645	206	1,719	$15,338
Total sales and revenues	$1,948	9,057	3,879	949	1,745	7,338	6,703	2,706	$34,325
Depreciation and amortization	$5	228	67	136	28	165	—	48	$677 (1)
Imputed interest expense	$13	70	24	381	19	68	57	58	$690
Accountable profit	$12	1,299	121	160	80	442	201	207	$2,522
Accountable assets at Dec. 31	$402	2,238	937	7,628	803	2,460	1,314	1,964	$17,746
Capital Expenditures	$23	243	67	7	18	287	—	106	$751 (1)

      (1) Amount differs from our consolidated, external reporting amount primarily because of service centers, which are not included in business segments.

      Reconciliations:
	1999	1998	1997

Sales & Revenues
Total external sales and revenues from business segments	$19,872	$21,036	$18,987
Methodology differences	(170)	(59)	(62)

Total consolidated sales and revenues	$19,702	$20,977	$18,925

Profit before taxes
Total accountable profit from business segments	$1,624	$ 2,257	$ 2,522
Corporate costs	(218)	(316)	(317)
Methodology differences	(43)	168	14
Methodology changes in segment reporting	—	—	119
Other	58	65	75

Total consolidated profit before taxes	$1,421	$2,174	$2,413

	December 31,
	1999	1998	1997

Assets
Total accountable assets from business segments	$23,819	$22,676	$17,746
Items not included in segment assets:
Deferred income taxes & prepaids	2,107	2,036	1,968
Intangible assets & other assets	1,748	1,663	847
Investments in affiliated companies	452	534	539
Cash and short-term investments	548	360	292
Service center assets	442	429	352
Liabilities included in segment assets	558	596	643
Inventory methodology differences	(1,679)	(1,769)	(1,700)
Intercompany trade receivables double counted in segment assets	(958)	(1,217)	—
Other	(402)	(180)	69

Total consolidated assets	$26,635	$25,128	$20,756

      TABLE V Continued — Segment Information (unaudited)

      Enterprise-Wide Disclosures:
      External sales and revenues from products and services:
	1999	1998	1997

Machinery	$11,705	$13,448	$13,350
Engines	6,854	6,524	4,760
Financial Products	1,143	1,005	815

Total consolidated	$19,702	$20,977	$18,925

      Information about Geographic Areas:
	Sales & Revenues (1)			Net property, plant, and equipment

				December 31,
	1999	1998	1997	1999	1998	1997

Inside United States	$10,171	$10,870	$ 9,492	$3,223	$3,038	$2,830
Outside United States	9,531	10,107	9,433	1,978(2)	1,828(2)	1,228(2)

Total	$19,702	$20,977	$18,925	$5,201	$4,866	$4,058

      (1) Sales of machinery and engines are based on dealer location. Revenues from services provided are based on where service is rendered.

      (2) Amount includes $614, $531, and $189 of net property, plant, and equipment located in the United Kingdom as of December 31, 1999, 1998, and 1997, respectively.

      21. Selected quarterly financial results (unaudited)

	1999 Quarter

	1st	2nd	3rd	4th

Sales and revenues	$4,867	$5,101	$4,715	$5,019
Less: Revenues	269	280	293	301

Sales	4,598	4,821	4,422	4,718
Cost of goods sold	3,578	3,743	3,470	3,690

Gross margin	1,020	1,078	952	1,028
Profit	205	283	219	239
Profit per share of common stock	$.58	$.80	$.62	$.67
Profit per share of common stock — assuming dilution	$.57	$.78	$.61	$.67
	1998 Quarter

	1st	2nd	3rd	4th

Sales and revenues	$4,794	$5,604	$5,173	$5,406
Less: Revenues	221	247	267	270

Sales	4,573	5,357	4,906	5,136
Cost of goods sold	3,334	3,978	3,748	3,971

Gross margin	1,239	1,379	1,158	1,165
Profit	430	446	336	301
Profit per share of common stock	$1.17	$1.22	$.93	$.84
Profit per share of common stock — assuming dilution	$1.15	$1.20	$.92	$.83

      22. Acquisitions

      During the second quarter of 1999 we acquired the remaining 51% interest in F.G. Wilson. F.G. Wilson is a leading packager of diesel-powered generator sets. During the first quarter of 1998 we acquired the net assets of Perkins Ltd. and the stock of several related subsidiaries for $1,328. Perkins is a leading manufacturer of small- to medium-sized diesel engines. Both acquisitions were accounted for using the purchase method of accounting.

      Five-year Financial Summary

      (Dollars in millions except per share data)

Years ended December 31,	1999	1998	1997	1996	1995
Sales and revenues	$19,702	20,977	18,925	16,522	16,072
Sales	$18,559	19,972	18,110	15,814	15,451
Percent inside the United States	50%	51%	49%	49%	48%
Percent outside the United States	50%	49%	51%	51%	52%
Revenues	$1,143	1,005	815	708	621
Profit	$946	1,513	1,665	1,361	1,136
Profit per share of common stock(1)	$2.66	4.17	4.44	3.54	2.86
Profit per share of common stock — assuming dilution(1)	$2.63	4.11	4.37	3.50	2.84
Dividends declared per share of common stock	$1.275	1.15	.95	.775	.65
Return on average common stock equity	17.9%	30.9%	37.9%	36.3%	36.1%
Capital expenditures: Property, plant, and equipment	$790	925	824	506	464
Equipment leased to others	$490	344	282	265	215
Depreciation and amortization	$945	865	738	696	682
Research and engineering expenses	$814	838	700	570	532
As a percent of sales and revenues	4.1%	4.0%	3.7%	3.4%	3.3%
Wages, salaries, and employee benefits	$4,044	4,146	3,773	3,437	2,919
Average number of employees	66,225	64,441	58,366	54,968	54,263

December 31, Total assets:
Consolidated	$26,635	25,128	20,756	18,728	16,830
Machinery and Engines(2)	$16,082	15,619	14,188	13,066	12,375
Financial Products	$12,951	11,648	7,806	6,681	5,712
Long-term debt due after one year: Consolidated	$9,928	9,404	6,942	5,087	3,964
Machinery and Engines(2)	$3,099	2,993	2,367	2,018	2,049
Financial Products	$6,829	6,411	4,575	3,069	1,915
Total debt: Consolidated	$13,802	12,452	8,568	7,459	6,400
Machinery and Engines(2)	$3,317	3,102	2,474	2,176	2,219
Financial Products	$10,796	9,562	6,338	5,433	4,657
Percent of total debt to total debt and stockholders' equity (Machinery and Engines)	37.8%	37.7%	34.6%	34.6%	39.6%

      (1) Computed on weighted-average number of shares outstanding.
      (2) Represents Caterpillar Inc. and its subsidiaries except for Financial Products, which is accounted for on the equity basis.

      Transactions between Machinery and Engines and Financial Products have been eliminated to arrive at the consolidated data.

      MANAGEMENT'S DISCUSSION AND ANALYSIS

      It is our objective to provide the most meaningful disclosures in our Management's Discussion and Analysis in order to explain significant changes in our company's results of operations and liquidity and capital resources. As discussed in Note 20A, "Basis for segment information" on Page A-16, our segment financial information is not based on generally accepted accounting principles and it is not intended to measure contributions to enterprise results. Therefore, it is impractical for us to try to discuss our company's results of operations and liquidity and capital resources solely based on segment information. Where practical, we have linked our discussions to segment information provided in Table  V on Pages A-18 and A-19 (see Reconciliation of Machinery and Engine Sales by Geographic Region to External Sales by Marketing Segment on Page A-22). Our discussions will focus on consolidated results and our three principal lines of business as described below:

      Consolidated—represents the consolidated data of Caterpillar Inc. and all its subsidiaries (affiliated companies that are more than 50% owned).

      Machinery—design, manufacture, and marketing of construction, mining, agricultural, and forestry machinery —track and wheel tractors, track and wheel loaders, pipelayers, motor graders, wheel tractor-scrapers, track and wheel excavators, backhoe loaders, mining shovels, log skidders, log loaders, off-highway trucks, articulated trucks, paving products, telescopic handlers, skid-steer loaders, and related parts.

      Engines—design, manufacture, and marketing of engines for Caterpillar Machinery, on-highway trucks and locomotives; marine, petroleum, construction, industrial, agricultural, and other applications; electric power generation systems; and related parts. Reciprocating engines meet power needs ranging from 5 to over 21,000 horsepower (4 to over 15 660 kilowatts). Turbines range from 1,340 to 18,000 horsepower (1000 to 13 500 kilowatts).

      Financial Products—financing to customers and dealers for the purchase and lease of Caterpillar and noncompetitive related equipment, as well as some financing for Caterpillar sales to dealers. Also provides various forms of insurance to customers and dealers to help support the purchase and lease of our equipment. This line of business consists primarily of Caterpillar Financial Services Corporation (Cat Financial) and its subsidiaries and Caterpillar Insurance Services Corporation.

      Machinery and Engines Sales Table by Geographic Region

(Millions of dollars)	Total	North America	EAME*	Latin America	Asia/Pacific

1999
Machinery	$11,705	$6,725	$2,955	$851	$1,174
Engines**	6,854	3,690	1,899	621	644

	$18,559	$10,415	$4,854	$1,472	$1,818

1998
Machinery	$ 13,448	$ 8,352	$ 2,871	$ 1,252	$ 973
Engines**	6,524	3,097	2,134	666	627

	$19,972	$11,449	$5,005	$1,918	$1,600

1997
Machinery	$13,350	$7,606	$2,714	$1,252	$1,778
Engines**	4,760	2,526	1,088	450	696

	$18,110	$10,132	$3,802	$1,702	$2,474

       *Europe, Africa & Middle East, and Commonwealth of Independent States.

      **Does not include internal engine transfers of $1,234 million, $1,268 million, and $1,162 million in 1999, 1998, and 1997, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

      Reconciliation of Machinery and Engine Sales by Geographic Region to External Sales by Marketing Segment

(Millions of dollars)	1999	1998	1997

North America Geographic Region	$10,415	$11,449	$10,132
Engine sales included in the Power Products segment	(3,690)	(3,097)	(2,526)
Company owned dealer sales included in the All Other segment	(389)	(389)	(411)
North America Geographic Region sales which are included in the All Other segment	(133)	(135)	(132)
Other*	(262)	(595)	(566)

North America Marketing external sales	$5,941	$7,233	$6,497

EAME	$4,854	$5,005	$3,802
Power Products sales not included in the EAME Marketing segment	(1,352)	(1,448)	(587)
Other*	(407)	(268)	(193)

EAME Marketing external sales	$3,095	$3,289	$3,022

Latin America Geographic Region	$1,472	$1,918	$1,702
Power Products sales not included in the Latin America Marketing segment	(328)	(385)	(237)
Other	85	94	133

Latin America Marketing external sales	$1,229	$1,627	$1,598

Asia/Pacific Geographic Region	$1,818	$1,600	$2,474
Power Products sales not included in the Asia/Pacific Marketing segment	(283)	(370)	(343)
Other	(203)	(137)	(184)

Asia/Pacific Marketing external sales	$1,332	$1,093	$1,947

      *Mostly represents external sales of the Construction & Mining Products and the All Other segments.

      1999 COMPARED WITH 1998

      Sales and revenues for 1999 were $19.70 billion, $1.28 billion lower than 1998. The decrease was primarily due to a 6 percent decrease in physical sales volume, partially offset by a 14 percent increase in Financial Products revenues. Profit of $946 million was $567 million less than 1998. The decrease was due primarily to lower sales volume, an unfavorable change in product sales mix and slightly lower price realization (primarily geographic mix and the impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars). Lower selling, general and administrative (SG&A) and research and development  (R&D) costs partially offset these unfavorable items. Profit per share of $2.63 was down $1.48 from 1998.

      MACHINERY AND ENGINES

      Machinery sales were $11.71 billion, a decrease of $1.74 billion or 13 percent from 1998. The lower sales resulted primarily from an 11 percent decrease in physical sales volume. Price realization also declined primarily due to unfavorable geographic mix and the continued effect of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars.

      Sales were lower in North America and Latin America, which more than offset higher sales in Asia/Pacific and EAME. Sales in North America were lower reflecting reductions in dealer inventory, especially in the last half of the year, and declines in industry demand. Sales were down in both the United States and Canada. In EAME, sales were higher in Europe due to improved industry demand. This was partially offset by significantly lower sales in Africa & Middle East, where industry demand declined due to weak commodity prices. Sales in Asia/Pacific improved because of higher sales to developing Asia as dealers began rebuilding inventories in response to improved retail demand. This improvement in developing Asia more than offset lower sales in Australia. Latin American sales fell sharply in 1999 due to recessions in a number of countries and low commodity prices.

      Engine sales were $6.85 billion, an increase of $330 million or 5 percent from 1998. This increase was primarily due to 4 percent higher physical sales volume resulting from improved end user and Original Equipment Manufacturer (OEM) demand. Price realization also improved slightly in 1999.

      Sales increased in North America and Asia/Pacific, which more than offset declines in EAME and Latin America. Sales in the power generation segment were up in every region of the world, while sales in the petroleum segment declined in every region. Sales in North America also benefited from extremely strong sales in the truck segment.

      Operating Profit Table

(Millions of dollars)	1999	1998	1997

Machinery	$867	$1,584	$1,808
Engine	506	504	468

	$1,373	$2,088	$2,276

      Caterpillar operations are highly integrated; therefore, we use a number of allocations to determine lines of business operating profit.

      Machinery operating profit decreased $717 million, or 45 percent from 1998. Margin (sales less cost of goods sold) declined primarily due to the lower sales volume, an unfavorable change in product sales mix, the impact of lower production volumes on manufacturing efficiencies and lower price realization. SG&A and R&D expenses were lower reflecting the impact of ongoing cost reduction actions.

          Total pension and other postretirement benefit costs were about the same in 1999 as in 1998. However, SG&A and R&D expenses were favorably impacted by approximately $60 million due to favorable returns on plan assets, and cost of sales was unfavorably impacted by a like amount due to plan amendments.

      Engine operating profit increased $2 million from 1998 due to the higher sales volume and slightly better price realization, partially offset by an unfavorable sales mix. Sales into the petroleum segment declined 35 percent, while sales into the lower margin truck engine market increased 40 percent. SG&A and R&D expenses were slightly higher.

      Interest expense was $5 million higher than a year ago.

      Other income/expense reflects a net increase in income of $20 million primarily related to currency exchange.

      Table of Supplemental Information

(Millions of dollars)	1999	1998	1997

Identifiable Assets
Machinery	$ 9,112	$ 9,199	$ 9,463
Engines	6,970	6,420	4,725

Total	$ 16,082	$ 15,619	$ 14,188

Capital Expenditures
Machinery	$ 415	$ 511	$ 481
Engines	375	416	343

Total	$ 790	$ 927	$ 824

Depreciation and Amortization
Machinery	$ 386	$ 414	$ 392
Engines	359	283	207

Total	$ 745	$ 697	$ 599

      Caterpillar operations are highly integrated; therefore, we use a number of allocations to determine lines of business financial data.

      FINANCIAL PRODUCTS

      Revenues for 1999 were a record $1.28 billion, up $160 million or 14 percent compared with 1998. The increase resulted primarily from continued growth in Cat Financial's portfolio.

      Before tax profit decreased $53 million or 17 percent from 1998. Profit at Caterpillar Insurance Co. Ltd. (Cat Insurance) was lower due to less favorable reserve adjustments. This was partially offset by record profits at Cat Financial as a result of portfolio growth.

      INCOME TAXES

      1999 tax expense reflects an effective tax rate of 32 percent. The 1998 effective tax rate was 31 percent and included a favorable adjustment to recognize deferred tax assets at certain European subsidiaries.

      UNCONSOLIDATED AFFILIATED COMPANIES

      The company's share of unconsolidated affiliated companies' results declined $24 million from a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary effective June 1999.

      SUPPLEMENTAL INFORMATION

      Dealer Machine Sales to End Users and Deliveries to Dealer Rental Operations

      Sales (including both sales to end users and deliveries to rental operations) in North America were down in 1999 due to weaker industry demand in both the United States and Canada. Sales fell in all eight key market segments. Sales in mining, forestry and agriculture were depressed by low commodity prices. Sales of paving related equipment were up considerably, but total machine sales in the heavy construction segment (primarily highways and pipelines) were lower because of delays in getting major highway capital projects underway. Sales also were lower in the other segments including general construction (residential, commercial and public), quarry & aggregates, waste and industrial.

      Sales in the EAME region remained near 1998 levels as higher sales in Europe were offset by lower sales to Africa & Middle East and the Commonwealth of Independent States (CIS). Stronger industry demand in Europe resulted in higher sales to most European countries, with significant increases in the United Kingdom, Germany, France and Italy. In Africa & Middle East, low commodity prices reduced industry demand and sales in 1999. Sales to users were lower in most countries with significant sales declines in Turkey, Saudi Arabia and South Africa. In the CIS, sales were sharply lower due to the continued weakness in Russia. For the EAME region as a whole, sales were higher in heavy construction, general construction and quarry & aggregates, which offset lower sales in mining, agriculture and industrial segments.

      Sales in Asia/Pacific were down slightly in 1999 as higher sales in developing Asia and Japan were offset by declines in Australia. For the region, sales increased in the forestry and quarry & aggregates segments, and declined in mining, heavy construction and industrial segments.

      Sales in Latin America were significantly lower in 1999 due to recessions in a number of countries and low commodity prices. Sales were down in most major countries with sharp declines in Brazil, Argentina and Chile. For the region, sales were down in all segments, particularly heavy construction, general construction and industrial.

      Dealer Inventories of New Machines

      Worldwide dealer new machine inventories at year end were down compared to year-end 1998 and at normal levels relative to current selling rates. Higher inventories in Asia/Pacific were more than offset by declines in North America, Latin America and EAME.

      At year end, North American dealer inventories were normal compared to current selling rates. EAME dealer inventories were slightly below normal and Asia/Pacific dealer inventories were moderately below normal when compared to current selling rates. Dealer inventories in Latin America ended the year significantly above levels needed to support current selling rates.

      Engine Sales to End Users and OEMs

      Sales in North America were up primarily due to very strong demand for on-highway truck engines and higher share of industry sales, which strengthened Caterpillar's position as the industry leader for combined medium and heavy-duty truck engine sales. Sales were also significantly higher in the power generation segment. These offset significantly lower sales in the petroleum segment and lower sales in the marine segment. Sales in the industrial segment were flat with 1998. Sales were up in Canada as well as the United States.

      Sales in EAME were lower as weaker sales in petroleum and industrial segments more than offset higher sales in power generation and marine segments.

      Sales in Latin America were down primarily due to weaker petroleum and truck segment sales, which more than offset gains in power generation sales.

      Sales in Asia/Pacific were down as sales gains in marine and power generation segments were more than offset by declines in the petroleum segment.

      Machinery and Engines Sales Table

(Millions of dollars)	Total	North America	EAME	Latin America	Asia/Pacific
Fourth-Quarter 1999
Machinery	$2,537	$1,260	$734	$241	$302
Engines***	2,181	1,076	676	235	194

	$4,718	$2,336	$1,410	$476	$496

Fourth-Quarter 1998
Machinery	$3,111	$1,942	$674	$267	$228
Engines***	2,025	858	662	262	243

	$5,136	$2,800	$1,336	$529	$471

      ***Does not include internal engine transfers of $323 million and $304 million in 1999 and 1998, respectively. Internal engine transfers are valued at prices comparable to those for unrelated parties.

      FOURTH-QUARTER 1999
      COMPARED WITH FOURTH-QUARTER 1998

      Sales and revenues for fourth-quarter 1999 were $5.02 billion, $387 million lower than fourth-quarter 1998. The decrease was primarily due to a 7 percent decrease in physical sales volume, partially offset by an 11 percent increase in Financial Products revenues. Profit of $239 million was $62 million less than fourth-quarter 1998. The decrease was due primarily to lower sales volume, lower price realization (primarily geographic mix and the impact of the stronger U.S. dollar on sales denominated in currencies other than U.S. dollars) and an unfavorable change in product sales mix. Lower SG&A costs, as well as higher other income, partially offset these unfavorable items. Profit per share of 67 cents was down 16 cents from fourth-quarter 1998.

      MACHINERY AND ENGINES

      Machinery sales were $2.54 billion, a decrease of $574 million or 18 percent from fourth-quarter 1998. The lower sales resulted primarily from a 15 percent decrease in physical sales volume reflecting lower demand in North America and Latin America. Price realization was lower as price increases taken over the past year were more than offset by higher discounts.

      Sales were down significantly in North America due primarily to sharp reductions in dealer inventories and lower industry demand. In EAME, sales increased as higher sales in Europe more than offset significantly lower sales to Africa & Middle East. Sales in Asia/Pacific were higher as dealers in developing Asia rebuilt inventories and sales to end users improved, more than offsetting sales declines in Australia. In Latin America, sales were lower reflecting weak industry demand and reductions in dealer inventories.

      Engine sales were $2.18 billion, an increase of $156 million above fourth-quarter 1998, reflecting a 5 percent increase in physical sales volume resulting from improved end user and OEM demand and slightly better price realization (primarily geographic mix).

      Sales were up in North America due primarily to significantly higher sales in the power generation and truck segments. Sales in EAME were higher due primarily to growth in power generation and marine segments. Latin American sales declined primarily because of sharp declines in the petroleum segment. Asia/Pacific sales declined primarily because of declines in petroleum, power generation and marine segments.

      Operating Profit Table

	Fourth-Quarter
(Millions of dollars)	1999	1998
Machinery	$131	$235
Engine	217	165

	$348	$400

      Caterpillar operations are highly integrated; therefore, we use a number of allocations to determine lines of business operating profit.

      Machinery operating profit decreased $104 million, or 44 percent from fourth-quarter 1998. Margin (sales less cost of goods sold) declined primarily due to the lower sales volume and price realization, as well as the impact of lower production volumes on manufacturing efficiencies. SG &A expenses were lower reflecting the impact of ongoing cost reduction actions.

      Engine operating profit increased $52 million, or 32 percent from fourth-quarter 1998 due to the higher sales volume and slightly better price realization. SG&A and R&D expenses were about the same.

      Interest expense was the same as a year ago.

      Other income/expense reflects a net increase in income of $41 million due mostly to the absence of the charge related to the agreement reached with the EPA in fourth-quarter 1998, a gain on sale of fixed assets, and a favorable change in foreign exchange gains and losses.

      FINANCIAL PRODUCTS

      Revenues for the fourth quarter were $333 million, up $28 million or 9 percent compared with fourth-quarter 1998. The increase resulted primarily from continued growth in Cat Financial's portfolio.

      Before tax profit decreased $26 million or 33 percent from fourth-quarter 1998 primarily due to less favorable reserve adjustments at Caterpillar Insurance.

      INCOME TAXES

      Fourth-quarter 1999 tax expense reflects an effective annual tax rate of 32 percent. The fourth-quarter 1998 effective tax rate was 24 percent and included a favorable adjustment to recognize deferred tax assets at certain European subsidiaries.

      UNCONSOLIDATED AFFILIATED COMPANIES

      The company's share of unconsolidated affiliated companies' results declined $6 million from a year ago, primarily due to weaker results at Shin Caterpillar Mitsubishi Ltd. and the conversion of F.G. Wilson from an affiliated company to a consolidated subsidiary effective June 1999.

      1998 COMPARED WITH 1997

      Sales and revenues of $20.98 billion rose $2.05 billion (approximately $850 million from Perkins), 11% over 1997's record of $18.93 billion. Profit of $1.51 billion was $152 million, 9% less than 1997's record of $1.67 billion. Continued spending for growth initiatives, including the impact of Perkins, more than offset the additional profit associated with higher sales and revenues. Profit per share of $4.11 was down 6% from the 1997 record of $4.37, and continues to benefit from the company's share repurchase programs.

      MACHINERY AND ENGINES

      Machinery sales were $13.45 billion, an increase of $98 million from 1997. The improvement resulted from an increase in physical volume as higher sales to end users and dealer rental fleets more than offset a slowdown in dealer inventory accumulation. Price realization was lower as price increases taken over the past year were more than offset by higher discounting and the effect of the stronger dollar on sales denominated in currencies other than U.S. dollars.

      Sales were higher in all regions of the world except Asia/Pacific where severe recessions resulted in lower industry demand and a large reduction in dealer inventories. Sales in North America were particularly strong reflecting good economic and industry growth as well as an increase in dealer inventory levels. Sales were up in both the United States and Canada. Sales were higher in Europe due to improved industry demand. In contrast, low commodity prices and sluggish economic growth kept sales in Africa & Middle East at 1997 levels. Latin America began the year with considerable momentum. However, a sharp economic downturn brought on by higher interest rates and government spending cuts kept sales at last year's levels.

      Engine sales were $6.52 billion, an increase of $1.76 billion or 37%. Excluding Perkins, sales were up $910 million or 19%. The increase was due primarily to higher physical volume resulting from improved end-user and Original Equipment Manufacturer (OEM) demand. Price realization was about the same.

      Sales excluding Perkins were up in all regions except Asia/Pacific, although turbine sales in developing Asia were higher despite the severe downturn. Sales in North America were up reflecting the strong on-highway truck market as well as increased demand for other applications. Sales also were higher in Latin America with increases in petroleum, power generation, and marine applications. Sales in Europe, Africa & Middle East, and Commonwealth of Independent States (EAME) were up due primarily to higher demand for petroleum and power generation applications.

      Machinery operating profit decreased $224 million, or 12% from 1997. Margin (sales less cost of goods sold) was about the same, as the benefit from higher sales was mostly offset by higher fixed manufacturing costs and an unfavorable change in product sales mix. The unfavorable impact of the stronger dollar on sales was mostly offset by a favorable impact on costs. Selling, general, and administrative and research and development expenses were higher in support of major growth initiatives.

      Engine operating profit increased $36 million, or 8% from 1997. Margin (sales less cost of goods sold) increased due to the higher sales volume but was unfavorably impacted by higher fixed manufacturing costs (primarily due to Perkins) and an unfavorable change in product sales mix. Selling, general, and administrative and research and development expenses were higher in support of major growth initiatives, including Perkins.

      Interest expense was $45 million higher than a year ago due to higher average debt levels to support the Perkins acquisition and increased working capital needs.

      Other income/expense was income of $46 million compared with income of $153 million last year. The decrease was mostly due  to the discounts taken on the sales of trade receivables to Caterpillar Financial Services Corporation (Cat Financial). Discounts taken on this revolving sale of receivables to Cat Financial are reflected in Machinery and Engines as other expense. Revenues offsetting these discounts as well as the related borrowing costs are reflected in Financial Products.

      FINANCIAL PRODUCTS

      Revenues were a record $1.12 billion, up $278 million or 33% compared with 1997. The increase was primarily due to Cat Financial's portfolio growth, resulting from record new retail business and the purchase of trade receivables from Caterpillar Inc.

      Selling, general, and administrative expenses were up $53 million, principally the result of record new business levels which increased provision for credit losses and depreciation on leased equipment. Other increases due to growth were partially offset by favorable reserve adjustments at Caterpillar Insurance Co. Ltd. (Cat Insurance).

      Interest expense was $128 million higher because of increased borrowings to support the larger portfolio.

      INCOME TAXES

      1998 tax expense reflects an effective tax rate of 31% and includes a favorable adjustment to recognize deferred tax assets at certain European subsidiaries. The 1997 effective tax rate was 33%.

      UNCONSOLIDATED AFFILIATED COMPANIES

      The company's share of unconsolidated affiliated companies' profit was $4 million, down $44 million from a year ago. The major factor for the decrease was less favorable results at Shin Caterpillar Mitsubishi Ltd.

      LIQUIDITY & CAPITAL RESOURCES

      Consolidated operating cash flow was $2.57 billion for 1999, compared with $1.78 billion for the same period a year ago. The increase was largely due to a reduction in inventories and trade receivables. Total debt at year end was $13.80 billion, an increase of $1.35 billion from year-end 1998. Over this period, debt related to Machinery and Engines increased $215 million, to $3.32 billion, while debt related to Financial Products increased $1.23 billion to $10.80 billion.

      In 1998, the board of directors authorized a share repurchase program to reduce the number of outstanding shares to 320 million within the next three to five years. In total, 5 million shares were repurchased during the year. The number of shares outstanding at December 31, 1999, was 353.8 million.

      Machinery and Engines

      Operating cash flow was $2.05 billion for 1999, compared with $2.65 billion for 1998. The decrease was primarily due to lower profit after tax and an unfavorable change in working capital. The unfavorable change in working capital reflects the positive impact of a reduction in inventory which was more than offset by lower benefits from the revolving sale of receivables to Cat Financial. Capital expenditures, excluding equipment leased to others, totaled $770 million compared with $918 million for 1998. As part of the company's long term plans, $300 million of ten-year debentures were sold during the third quarter. These bonds are due September 15, 2009 and were priced to yield 7.277% semi-annually. The company intends to utilize these funds for general corporate purposes. Our debt to debt equity ratio as of December 31, 1999 was 38%.

      Financial Products

      Operating cash flow was $560 million for 1999, compared with a negative $822 million for the same period a year ago. The increase was primarily the result of lower net purchases of receivables under the revolving program from Machinery and Engines. Cash used to purchase equipment leased to others was $469 million for 1999. Net cash used for finance receivables was $1.53 billion for 1999 compared with $2.20 billion for 1998.

          Financial Products' debt was $10.80 billion at December 31, 1999, an increase of $1.23 billion from December 31, 1998, and is primarily comprised of $7.46 billion of medium term notes, $88 million of notes payable to banks and $2.78 billion of commercial paper. At the end of December 31, 1999, finance receivables past due over 30 days were 2.8%, compared with 1.5% at the end of the same period one year ago. The ratio of debt to equity of Cat Financial was 7.8:1 at December 31, 1999, compared with 8.0:1 at December 31, 1998.

          Financial Products had outstanding credit lines totaling $4.91 billion at December 31, 1999, which included $2.60 billion of shared revolving credit agreements with Machinery and Engines. These credit lines are with a number of banks and are considered support for the company's outstanding commercial paper, commercial paper guarantees, the discounting of bank and trade bills and bank borrowings. Also included are variable amount lending agreements with Caterpillar. Under these agreements, Financial Products (Cat Financial) may borrow up to $835 million from Machinery and Engines (Caterpillar Inc.).

      Dividends paid per share of common stock

Quarter	1999	1998	1997

First	$ .300	$ .25	$ .20
Second	.300	.25	.20
Third	.325	.30	.25
Fourth	.325	.30	.25

	$1.250	$1.10	$ .90

      EMPLOYMENT

      At the end of 1999, Caterpillar's worldwide employment was 66,896 compared with 65,824 one year ago. Acquisitions added 2,517 during this period.

      Full-Time Employees at Year End

	1999	1998	1997

Inside U.S.	38,379	40,261	39,722
Outside U.S.	28,517	25,563	20,141
Total	66,896	65,824	59,863
By Region:
North America	38,560	40,485	39,941
EAME	20,404	18,117	12,739
Latin America	5,493	5,302	5,340
Asia/Pacific	2,439	1,920	1,843
Total	66,896	65,824	59,863

      OTHER MATTERS

      ENVIRONMENTAL MATTERS

      The company is regulated by federal, state, and international environmental laws governing our use of substances and control of emissions. Compliance with these existing laws has not had a material impact on our capital expenditures, earnings, or competitive position.

          We are cleaning up hazardous waste at a number of locations, often with other companies, pursuant to federal and state laws. When it is likely we will pay clean-up costs at a site and those costs can be estimated, the costs are charged against our earnings. In doing that estimate, we do not consider amounts expected to be recovered from insurance companies and others.

          The amount set aside for environmental clean-up is not material and is included in "Accrued expenses" in Statement 3. If a range of liability estimates is available on a particular site, we accrue the lower end of that range.

          We cannot estimate costs on sites in the very early stages of clean-up. Currently, we have five of these sites and there is no more than a remote chance that a material amount for clean-up will be required.

      DERIVATIVE FINANCIAL INSTRUMENTS

      I. Market Risk and Risk Management Policies
      Our earnings and cash flow are subject to fluctuations due to changes in foreign currency exchange rates, interest rates, and commodity prices. Our risk management policy includes the use of derivative financial instruments to manage foreign currency exchange rate, interest rate, and commodity price exposures.

      Foreign Currency Exchange Rate
      Foreign currency exchange rate movements create a degree of risk to our operations by affecting:

        The U.S. dollar value of sales made in foreign currencies, and

        The U.S. dollar value of costs incurred in foreign currencies.

          Foreign currency exchange rate movements also affect our competitive position, as exchange rate changes may affect business practices and/or pricing strategies of non-U.S. based competitors.

          Our general policy is to use foreign currency derivative instruments as needed to operate our business and protect our interests. We enter into foreign currency derivative instruments only to manage risk — not as speculative instruments. We buy and sell currencies only to cover business needs and to protect our financial and competitive position. Our general approach is to manage future foreign currency cash flow for Machinery and Engines' operations and net foreign currency balance sheet exposures for Financial Products' operations.

          Our Machinery and Engines' operations manufacture products in, and purchase raw materials from, many locations around the world. Consequently, our cost base is well diversified over a number of European, Asia/Pacific, and Latin American currencies, as well as the U.S. dollar. This diversified cost base serves to counterbalance the cash flow and earnings impact of non-U.S. dollar revenues and, therefore, minimizes the effect of exchange rate movements on consolidated earnings. We use derivative financial instruments to manage the currency exchange risk that results when the cash inflows and outflows by currency are not completely matched.

          In managing foreign currency for Machinery and Engines' operations, our objective is to maximize consolidated after-tax U.S. dollar cash flow. To this end, our policy allows for actively managing:

        Cash flow related to firmly committed foreign currency transactions;

        Anticipated foreign currency cash flow for the future rolling twelve-month period; and

        Any hedges (derivative instruments) that are outstanding.

          We limit the types of derivative instruments we use to forward exchange contracts and foreign currency option contracts (net purchased option contracts). When using forward exchange contracts, we are protected from unfavorable exchange rate movements, but have given up any potential benefit from favorable changes in exchange rates. Purchased option contracts, on the other hand, protect us from unfavorable rate movements while permitting us to benefit from the effect of favorable exchange rate fluctuations. We do not use historic rate rollovers or leveraged options, nor do we sell or write foreign currency options, except in the case of combination option contracts that limit the unfavorable effect of exchange rate movements, while allowing a limited potential benefit from favorable exchange rate movements. The forward exchange or foreign currency option contracts that we use are not exchange traded.

          Each month, our financial officers approve the company's outlook for expected currency exchange rate movements, as well as the policy on desired future foreign currency cash flow positions (long, short, balanced) for those currencies in which we have significant activity. Financial officers receive a daily report on currency exchange rates, cash flow exposure, and open foreign currency hedges. Expected future cash flow positions and strategies are continuously monitored. Foreign exchange management practices, including the use of derivative financial instruments, are presented to the Audit Committee of our Board of Directors at least annually.

          In managing foreign currency risk for our Financial Products' operations, our objective is to minimize earnings volatility resulting from the translation of net foreign currency balance sheet positions. We use forward exchange contracts to offset the risk when the currency of our receivable portfolio does not match the currency of our debt portfolio.

      Interest Rate

      We use various interest rate derivative instruments, including interest rate swap agreements, interest rate cap (option) agreements, and forward rate agreements to manage exposure to interest rate changes and lower the cost of borrowed funds. All interest rate derivative instruments are linked to debt instruments upon entry. We enter into such agreements only with those financial institutions with strong bond ratings which, in the opinion of management, virtually negates exposure to credit loss.

          Our Financial Products' operations have a "match funding" objective whereby the interest rate profile (fixed rate or floating rate) of their debt portfolio must match the interest rate profile of their receivable, or asset portfolio within specified boundaries. In connection with that objective, we use interest rate derivative instruments to modify the debt structure to match the receivable portfolio. This "match funding" reduces the risk of deteriorating margins between interest-bearing assets and interest-bearing liabilities, regardless of which direction interest rates move. We also use these instruments to gain an economic and/or competitive advantage through lower cost of borrowed funds. This is accomplished by changing the characteristics of existing debt instruments or entering into new agreements in combination with the issuance of new debt.

      Commodity Prices

      Our Machinery and Engines' operations are subject to commodity price risk, as the price we must pay for raw materials changes with movements in underlying commodity prices. We use commodity swap and option agreements to reduce this risk. However, our use of these types of derivative financial instruments is not material.

      II. Sensitivity

      Exchange Rate Sensitivity

      Based on the anticipated and firmly committed cash inflows and outflows for our Machinery and Engines' operations for the next 12 months and the foreign currency derivative instruments in place at year end, a hypothetical 10% weakening of the U.S. dollar relative to all other currencies would adversely affect our expected 2000 cash flows for our Machinery and Engines' operations by $80 million. This is not materially different than the potential $116 million adverse impact on expected 1999 cash flows for our Machinery and Engines' operations that we reported last year based on similar assumptions and calculations.

          Since our policy for Financial Products' operations is to hedge the foreign exchange risk when the currency of our debt portfolio does not match the currency of our receivable portfolio, a 10% change in the value of the U.S. dollar relative to all other currencies would not have a material effect on our consolidated financial position, results of operations, or cash flow. Neither our policy nor the effect of a 10% change in the value of the U.S. dollar has changed from that reported at the end of last year.

          The effect of the hypothetical change in exchange rates ignores the affect this movement may have on other variables including competitive risk. If it were possible to quantify this competitive impact, the results could well be different than the sensitivity effects shown above. In addition, it is unlikely that all currencies would uniformly strengthen or weaken relative to the U.S. dollar. In reality, some currencies may weaken while others may strengthen.

      Interest Rate Sensitivity

      For our Machinery and Engines' operations, we currently use interest rate swaps to lower the cost of borrowed funds by attaching fixed-to-floating interest rate swaps to fixed rate debt. A hypothetical 100 basis point adverse move (increase) in interest rates along the entire interest rate yield curve would adversely affect 2000 pretax earnings of Machinery and Engines by $22 million. Last year, similar assumptions and calculations yielded a potential $8 million adverse impact on 1999 pretax earnings.

          For our Financial Products' operations, we use interest rate derivative instruments primarily to meet our "match funding" objectives and strategies. A hypothetical 100 basis point adverse move (increase) in interest rates along the entire interest rate yield curve would adversely affect the 2000 pretax earnings of Financial Products by $18 million. This impact is not materially different from the potential $14 million adverse 1999 pretax earnings impact of a similar interest rate movement as reported last year.

          The effect of the hypothetical change in interest rates ignores the affect this movement may have on other variables including changes in actual sales volumes that could be indirectly attributed to changes in interest rates. The actions that management would take in response to such a change are also ignored. If it were possible to quantify this impact, the results could well be different than the sensitivity effects shown above.

      YEAR 2000 CHALLENGE

      As reported throughout 1999, Caterpillar tackled the Year 2000 computer challenge with a comprehensive effort involving all of our business units worldwide. From our Board of Directors through our Year 2000 Steering Committee, Enterprise Year 2000 Coordinator, and individual business unit Year 2000 coordinators, this challenge was made a top Caterpillar priority.

          At this time, we are happy to report that it is business as usual with no significant Year 2000 computer issues reported to us by our business units, dealers, suppliers, or customers. We spent approximately $115 million addressing the challenge, an amount below our previously reported estimates of between $120 -$130 million.

          We recognize that we must continue to monitor the Year 2000 issue and will report any significant deviations from our current status. Absent those deviations, we anticipate this will be our final disclosure on this topic.

          We would like to take this opportunity to thank the many Caterpillar employees involved in this effort and believe the results are a testament to the dedication and teamwork that characterize our people worldwide.

      OUTLOOK

      Summary

      World economic growth in 2000 is forecast to improve as stronger growth in Europe, Africa & Middle East and Latin America more than offsets slightly slower growth in North America. Better world growth should lead to higher prices for most commodities although agricultural prices are expected to remain weak and oil prices are expected to retreat slightly from recent very high levels.

          In this environment, company sales and revenues are forecast to increase in 2000 with higher sales expected in each region of the world except North America. In the United States, we expect industry demand for machines to decline, but company sales are expected to be about flat as machine shipments come back into line with retail demand. Engine sales in North America also are expected to remain near 1999 levels as higher commercial engine sales offset lower industry demand for on-highway truck engines. Elsewhere, stronger economic growth and higher commodity prices should lead to higher retail demand and higher company sales.

          We estimate the growth initiatives discussed in previous public statements unfavorably impacted 1999 profit by about 20 percent. Benefits from these initiatives have been delayed due largely to slower than expected sales growth. These growth initiatives are expected to unfavorably impact profit in 2000 by approximately 10 percent. For Machinery and Engines, SG&A and R&D are expected to remain in the same range as 1999 as a percentage of sales. In addition, capital expenditures are expected to be up about $100 million in 2000.

          In summary, company sales are forecast to improve slightly in 2000 due to better worldwide growth, higher commodity prices and less dealer inventory reduction. Profit is expected to increase in line with sales.

      North America

      In the United States, Gross Domestic Product (GDP) growth is forecast to slow from 4 percent in 1999 to 3 to 3.5 percent in 2000 as the Federal Reserve raises interest rates. Higher rates, slower economic growth and fewer housing starts are expected to result in lower sales into the general construction sector. The heavy construction segment, however, should provide a partial offset since sales into the highway sector are forecast to increase as states accelerate contracts for highway construction. Sales into the commodity segments should begin to stabilize with the exception of agriculture where sales are forecast to decline for another year. Overall, retail industry demand for machines is expected to decline because of the drop in general construction, continued weakness in agriculture and a drop in replacement buying due to the age of the current expansion. Company machine sales, however, are expected to be about flat as shipments come back into line with retail demand.

          Higher interest rates, slower growth and less replacement buying also are expected to impact the engine business resulting in lower industry demand for on-highway truck engines. Demand for other engines, though, should continue to grow. Overall, company engine sales are forecast to remain near 1999 levels.

          In Canada, good economic growth should lead to higher sales for both machines and engines.

          For the North American region as a whole, company sales of machines and engines are forecast to remain near last year's level.

      EAME

      In Western Europe, GDP growth is expected to accelerate from 2 percent in 1999 to 3 percent in 2000 leading to stronger demand for both machines and engines. Growth is also expected to improve in Africa & Middle East, which combined with higher oil prices, should lead to better demand for both machines and engines. Sales in Russia and elsewhere in the CIS, however, are likely to remain depressed. For the region as a whole, better growth and improved business confidence should lead to higher company sales.

      Asia/Pacific

      In developing Asia, economic recovery is forecast to continue with GDP growth remaining in the 5 to 6 percent range which should lead to better sales of both machines and engines. Good economic growth is also expected to continue in Australia resulting in sales near or slightly above 1999 levels. In Japan, demand should continue to improve from very depressed levels. For the region as a whole, company sales should be higher.

      Latin America

      GDP growth for the region is forecast to improve from flat in 1999 to 3 to 4 percent in 2000 as countries begin to recover from last year's recessions. While this improvement should result in higher machine and reciprocating engine sales, consolidation by large oil companies is expected to result in much lower turbine engine sales. In total, company sales for the region are forecast to be up as higher machine sales more than offset lower engine sales.

          The information included in the Outlook section is forward looking and involves risks and uncertainties that could significantly affect expected results. A discussion of these risks and uncertainties is contained in Form 8-K filed with the Securities & Exchange Commission (SEC) on January 21, 2000.

      MANAGEMENT'S DISCUSSION AND ANALYSIS []

      SUPPLEMENTAL STOCKHOLDER INFORMATION

      Shareholder Services:
      Stock Transfer Agent
      First Chicago Trust Company of New York
      P.O. Box 2500
      Jersey City, NJ 07303-2500
      phone: (800) 446-2617 (U.S. or Canada)
                  (201) 324-0498 (Outside U.S. or Canada)
                  (201) 222-4955 (Hearing impaired)
      Internet home page:       equiserve.com

      Caterpillar Assistant Secretary:
      Laurie J. Huxtable
      Assistant Secretary
      Caterpillar Inc.
      100 N.E. Adams Street
      Peoria, IL 61629-7310
      phone:       (309) 675-4619
      fax:       (309) 675-6620
      e-mail:       huxtable_laurie_j@CAT.com

      Stock Purchase Plan:
      Current shareholders and other interested investors may purchase Caterpillar Inc. common stock directly through the DirectSERVICETM Investment Program sponsored and administered by our Transfer Agent.

      Current shareholders can get more information on the program from our Transfer Agent using the contact information provided above. Non-shareholders can request program materials by calling: 800-955-4749 (U.S. and Canada) or 201-324-0498 (outside the U.S. and Canada). The DirectSERVICE Investment Program may also be accessed from our Investor Relations web site or First Chicago's home page.

      Investor Relations:
      Institutional analysts, portfolio managers, and representatives of financial institutions seeking additional information about the Company should contact:

      Director of Investor Relations
      James W. Anderson
      Caterpillar Inc.
      100 N.E. Adams Street, Peoria, IL 61629-5310
      phone:       (309) 675-4549
      fax:       (309) 675-4457
      e-mail:       CATir@CAT.com
      Internet web site:      .CAT.com/investor

      Common Stock (NYSE: CAT)
      Listing Information: Caterpillar common stock is listed on the New York, Pacific and Chicago stock exchanges in the United States, and on stock exchanges in Belgium, France, Germany, Great Britain, and Switzerland.

      Price Ranges: Quarterly price ranges of Caterpillar common stock on the New York Stock Exchange, the principal market in which the stock is traded, were:

	1999		1998
Quarter	High	Low	High	Low
First	52 15/16	42	59 1/4	44 1/2
Second	66 7/16	46 5/16	60 3/4	51 1/16
Third	63 7/8	52 9/16	56 5/16	39 1/16
Fourth	58 7/8	43 3/16	52 3/16	41 1/8

      Number of Stockholders: Stockholders of record at year end totaled 36,048, compared with 34,527 at the end of 1998. Approximately 69% of our issued shares are held by institutions and banks, 24% by individuals, and 7% by Caterpillar benefit plans.

      Employees' investment and profit-sharing plans acquired 2,655,218 shares of Caterpillar stock in 1999. Investment plans, for which membership is voluntary, held 26,258,659 shares for employee accounts at 1999 year end. Profit-sharing plans, in which membership is automatic for most U.S. and Canadian employees in eligible categories, held 462,493 shares at 1999 year end.

      Company Publications:
      To request any of the following materials, call our Information Hotline —(800) CAT-7717 (U.S. & Canada) or (760) 704-4377 (outside U.S. or Canada); or visit our Investor Relations home page to download or request materials on-line:
        Annual Report/Proxy Statement (early March)
        Form 10-K (late April)
        Form 10-Q (late May, Aug., and Nov.)
        Financial Results Press Release (late Jan., April, July, and Oct.)
        General Investor Packet

      To hear a summary of Caterpillar's latest financial results and current outlook or to request a copy of results by fax or mail, call our Information Hotline.

      Annual Meeting:
      On Wednesday, April 12, 2000, at 1:30 p.m., Central Time, the annual meeting of stockholders will be held at the Bank One Auditorium, Chicago, Illinois. Requests for proxies are being sent to stockholders with this report mailed on or about March 3, 2000.

      Internet:
      Visit us on the Internet at CAT.com.

      Information contained on our website is not incorporated by reference into this document.

      DIRECTORS AND OFFICERS

      DIRECTORS

Lilyan H. Affinito[2,4]	Former Vice Chairman, Maxxam Group Inc.
Glen A. Barton	Chairman and Chief Executive Officer, Caterpillar Inc.
W. Frank Blount[1,3]	Former Director and Chief Executive Officer, Telstra Corporation Limited
John R. Brazil[1,3]	President, Trinity University
John T. Dillon[2,4]	Chairman and Chief Executive Officer, International Paper
Donald V. Fites[4,5]	Former Chairman and Chief Executive Officer, Caterpillar Inc.
Juan Gallardo[1,3]	Chairman and Chief Executive Officer, Grupo Embotelladoras Unidas S.A. de C.V.
David R. Goode[1,2]	Chairman, President, and Chief Executive Officer, Norfolk Southern Corporation
James P. Gorter[1,2]	Chairman, Baker, Fentress & Company
Peter A. Magowan[2,4]	Former Chairman, Safeway Inc.; President and Managing General Partner, San Francisco Giants
Gordon R. Parker[1,3]	Former Chairman, Newmont Mining Corporation
George A. Schaefer[1,3,5]	Former Chairman and Chief Executive Officer, Caterpillar Inc.
Joshua I. Smith[3,4]	Chairman and Chief Executive Officer, The MAXIMA Corporation
Clayton K. Yeutter[2,4]	Of Counsel to Hogan & Hartson, Washington, D.C.

      1 Member of Audit Committee (David R. Goode, chairman)

      2 Member of Compensation Committee (James P. Gorter, chairman)

      3 Member of Nominating & Governance Committee (Joshua I. Smith, chairman)

      4 Member of Public Policy Committee (Clayton K. Yeutter, chairman)

      OFFICERS

Glen A. Barton	Chairman and Chief Executive Officer
Gerald S. Flaherty	Group President
James W. Owens	Group President
Gerald L. Shaheen	Group President
Richard L. Thompson	Group President
R. Rennie Atterbury III	Vice President, General Counsel and Secretary
James W. Baldwin[5]	Vice President
Sidney C. Banwart	Vice President
Vito H. Baumgartner	Vice President
Michael J. Baunton	Vice President
James S. Beard	Vice President
Richard A. Benson	Vice President
James E. Despain	Vice President
Michael A. Flexsenhar	Vice President
Thomas A. Gales[6]	Vice President
Donald M. Ings	Vice President
Stuart L. Levenick[7]	Vice President
Duane H. Livingston	Vice President
Robert R. Macier	Vice President
David A. McKie	Vice President
F. Lynn McPheeters	Vice President
Daniel M. Murphy	Vice President
Douglas R. Oberhelman	Vice President
Gerald Palmer	Vice President
Robert C. Petterson	Vice President
John E. Pfeffer	Vice President
Siegfried R. Ramseyer	Vice President
Alan J. Rassi	Vice President
Gary A. Stroup	Vice President
Sherril K. West	Vice President
Donald G. Western	Vice President
Steven H. Wunning	Vice President
Robert R. Gallagher	Controller
Kenneth J. Zika	Treasurer
Robin D. Beran	Assistant Treasurer
Tinkie E. Demmin	Assistant Secretary
Laurie J. Huxtable	Assistant Secretary

      __________

      Note: All director/officer information is as of December 31, 1999, except as noted.

      5 Will retire effective April, 2000.
      6 Effective April 1, 2000.
      7 Effective January 1, 2000.

      NOTES

      NOTES

      [LOGO OF CATERPILLAR]

      PROXY

      [LOGO OF CATERPILLAR]

      ANNUAL MEETING OF STOCKHOLDERS —APRIL 12, 2000

      This Proxy is solicited on behalf of the Board of Directors

      At the Annual Meeting of Stockholders of the Company on April 12, 2000, or at any adjournments thereof, the undersigned hereby appoints J.R. BRAZIL and C.K. YEUTTER, and each of them, proxies with power of substitution to vote the stock of the undersigned on the following matters, and, in their discretion, on any other matters that may come before the meeting.

      Election of Directors. Nominees: L.H. Affinito, G.A. Barton, D.R. Goode, J.I. Smith

      You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. Please mark, sign, date and return this Proxy promptly using the enclosed envelope.

      SEE REVERSE SIDE

      FOLD AND DETACH HERE

      INTERNET ACCOUNT ACCESS

      Registered shareholders can now access account information on the Internet at http://gateway.equiserve.com.

      Through this site, you can view your current share balance, access your account history, sell or request a certificate for shares, and obtain current and historical stock prices.

      You must have the following to use this service:

        issue and account number (located on your account statement or check stub)
        password (located on your account statement or check stub) or call 877-THE-WEB7 to have your password reissued by mail
        U.S. social security number

      ELECTRONIC DELIVERY OF PROXY MATERIALS

      Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/cat.

X	Please mark your votes as in this example.	1433

      This Proxy, when properly executed, will be voted in the manner you have directed. If no direction is given, this Proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and AGAINST proposals 4 and 5.

Directors recommend a vote "FOR"

FOR WITHHELD
1. Election of Directors [_] [_]	Nominees: 01. Lilyan H. Affinito, 02. Glen A. Barton, 03. David R. Goode, 04. Joshua I. Smith

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN
2. Appointment of Independent Auditors	[_]	[_]	[_]

3. Amend Stock Option Plan	[_]	[_]	[_]

Directors recommend a vote "AGAINST"

	FOR	AGAINST	ABSTAIN
4. Shareholder Proposal — Rights Plan	[_]	[_]	[_]

5. Shareholder Proposal — Global Standards	[_]	[_]	[_]

NOTE:Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S) DATE

      FOLD AND DETACH HERE

      NEW VOTING OPTIONS AVAILABLE!

VOTE BY MAIL Complete, date, sign and mail your proxy card (above) in the enclosed envelope to: Caterpillar Inc. c/o First Chicago Trust Company of New York P.O. Box 8940 Edison, NJ 08818 USA
VOTE BY PHONE Call 1-877-PRX-VOTE (1-877-779-8683) toll free from U.S. & Canada
VOTE BY INTERNET Access http://www.eproxyvote.com/cat for on-line voting.
        Available 24 hours a day, 7 days a week.
        To vote by phone or internet, have your social security number and your proxy card available. The sequence of numbers appearing on your card and social security number are necessary to verify your vote.
        A phone or internet vote authorizes the named proxies in the same manner as if you marked, signed and returned your card by mail.

      PROXY AND VOTING INSTRUCTION

      [LOGO OF CATERPILLAR]

      ANNUAL MEETING OF STOCKHOLDERS —APRIL 12, 2000

      This Proxy is solicited on behalf of the Board of Directors

      At the Annual Meeting of Stockholders of the Company on April 12, 2000, or at any adjournments thereof, the undersigned hereby appoints J.R. BRAZIL and C.K. YEUTTER, and each of them, proxies with power of substitution to vote the common stock of the undersigned and (ii) THE NORTHERN TRUST COMPANY, as Trustee, to appoint J.R. BRAZIL and C.K. YEUTTER, and each or either of them, with power of substitution, proxies to vote all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment Plan Trust and/or the Caterpillar Inc. Investment Trust at the close of business on February 15, 2000, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting.

      Election of Directors. Nominees: L.H. Affinito, G.A. Barton, D.R. Goode, J.I. Smith

      You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Director's recommendations. THIS CARD ALSO CONSTITUTES VOTING INSTRUCTIONS FOR ANY SHARES HELD BY THE UNDERSIGNED IN ANY COMPANY EMPLOYEE INVESTMENT PLANS.

      [SEE REVERSE SIDE]

      FOLD AND DETACH HERE

      INTERNET ACCOUNT ACCESS

      Registered shareholders can now access account information on the Internet at http://gateway.equiserve.com.

      Through this site, you can view your current share balance, access your account history, sell or request a certificate for shares, and obtain current and historical stock prices.

      You must have the following to use this service:

        issue and account number (located on your account statement or check stub)
        password (located on your account statement or check stub) or call 877-THE-WEB7 to have your password reissued by mail
        U.S. social security number

      ELECTRONIC DELIVERY OF PROXY MATERIALS

      Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/cat.

X	Please mark your votes as in this example.

      This Proxy, when properly executed, will be voted in the manner you have directed. If no direction is given, this Proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and AGAINST proposals 4 and 5.

Directors recommend a vote "FOR"

FOR WITHHELD
1. Election of Directors [_] [_]	Nominees: 01. Lilyan H. Affinito, 02. Glen A. Barton, 03. David R. Goode, 04. Joshua I. Smith

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN
2. Appointment of Independent Auditors	[_]	[_]	[_]

3. Amend Stock Option Plan	[_]	[_]	[_]

Directors recommend a vote "AGAINST"

	FOR	AGAINST	ABSTAIN
4. Shareholder Proposal — Rights Plan	[_]	[_]	[_]

5. Shareholder Proposal — Global Standards	[_]	[_]	[_]

NOTE:Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S) DATE

      FOLD AND DETACH HERE

      NEW VOTING OPTIONS AVAILABLE!

VOTE BY MAIL Complete, date, sign and mail your proxy card (above) in the enclosed envelope to: Caterpillar Inc. c/o First Chicago Trust Company of New York P.O. Box 8940 Edison, NJ 08818 USA
VOTE BY PHONE Call 1-877-PRX-VOTE (1-877-779-8683) toll free from U.S. & Canada
VOTE BY INTERNET Access http://www.eproxyvote.com/cat for on-line voting.
        Available 24 hours a day, 7 days a week.
        To vote by phone or internet, have your social security number and your proxy card available. The sequence of numbers appearing on your card and social security number are necessary to verify your vote.
        A phone or internet vote authorizes the named proxies in the same manner as if you marked, signed and returned your card by mail.

      VOTING INSTRUCTION

      [LOGO OF CATERPILLAR]

      ANNUAL MEETING OF STOCKHOLDERS — APRIL 12, 2000

      This voting instruction solicited on behalf of the Board of Directors

      At the Annual Meeting of Stockholders of the Company on April 12, 2000, or at any adjournments thereof, the undersigned hereby authorizes THE NORTHERN TRUST COMPANY, as Trustee, to appoint J.R. BRAZIL and C.K. YEUTTER, and each or either of them, with power of substitution, proxies to vote all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment Plan Trust at the close of business on February 15, 2000, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting.

      Election of Directors. Nominees: L.H. Affinito, G.A. Barton, D.R. Goode, J.I. Smith

      SEE REVERSE SIDE

      FOLD AND DETACH HERE

      ELECTRONIC DELIVERY OF PROXY MATERIALS

      Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/cat.

X	Please mark your votes as in this example.

      This Proxy, when properly executed, will be voted in the manner you have directed. If no direction is given, this Proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and AGAINST proposals 4 and 5.

Directors recommend a vote "FOR"

FOR WITHHELD
1. Election of Directors [_] [_]	Nominees: 01. Lilyan H. Affinito, 02. Glen A. Barton, 03. David R. Goode, 04. Joshua I. Smith

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN
2. Appointment of Independent Auditors	[_]	[_]	[_]

3. Amend Stock Option Plan	[_]	[_]	[_]

Directors recommend a vote "AGAINST"

	FOR	AGAINST	ABSTAIN
4. Shareholder Proposal — Rights Plan	[_]	[_]	[_]

5. Shareholder Proposal — Global Standards	[_]	[_]	[_]

NOTE:Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S) DATE

      FOLD AND DETACH HERE

      NEW VOTING OPTIONS AVAILABLE!

VOTE BY MAIL Complete, date, sign and mail your proxy card (above) in the enclosed envelope to: Caterpillar Inc. c/o First Chicago Trust Company of New York P.O. Box 8940 Edison, NJ 08818 USA
VOTE BY PHONE Call 1-877-PRX-VOTE (1-877-779-8683) toll free from U.S. & Canada
VOTE BY INTERNET Access http://www.eproxyvote.com/cat for on-line voting.
        Available 24 hours a day, 7 days a week.
        To vote by phone or internet, have your social security number and your proxy card available. The sequence of numbers appearing on your card and social security number are necessary to verify your vote.
        A phone or internet vote authorizes the named proxies in the same manner as if you marked, signed and returned your card by mail.

      VOTING INSTRUCTION

      [LOGO OF CATERPILLAR]

      ANNUAL MEETING OF STOCKHOLDERS — APRIL 12, 2000

      This voting instruction is solicited on behalf of the Board of Directors

      At the Annual Meeting of Stockholders of the Company on April 12, 2000, or at any adjournments thereof, the undersigned hereby authorizes CIBC MELLON TRUST COMPANY, as Trustee, to appoint J.R. BRAZIL and C.K. YEUTTER, and each or either of them, with power of substitution, proxies to vote all shares of the Company's stock credited to the accounts of the undersigned under the Employees' Investment Plan Trust at the close of business on February 15, 2000, as directed hereon on the following matters, and, in their discretion, on any other matters that may come before the meeting.

      Election of Directors. Nominees: L.H. Affinito, G.A. Barton, D.R. Goode, J.I. Smith

      SEE REVERSE SIDE

      FOLD AND DETACH HERE

      ELECTRONIC DELIVERY OF PROXY MATERIALS

      Sign up to receive next year's annual report and proxy materials via the Internet. Next year when the materials are available, we will send you an e-mail with instructions which will enable you to review these materials on-line. To sign up for this optional service, visit http://www.econsent.com/cat.

X	Please mark your votes as in this example.	9050

      This Proxy, when properly executed, will be voted in the manner you have directed. If no direction is given, this Proxy will be voted FOR the election of directors, FOR proposals 2 and 3 and AGAINST proposals 4 and 5.

Directors recommend a vote "FOR"

FOR WITHHELD
1. Election of Directors [_] [_]	Nominees: 01. Lilyan H. Affinito, 02. Glen A. Barton, 03. David R. Goode, 04. Joshua I. Smith

For, except vote withheld from the following nominee(s):

	FOR	AGAINST	ABSTAIN
2. Appointment of Independent Auditors	[_]	[_]	[_]

3. Amend Stock Option Plan	[_]	[_]	[_]

Directors recommend a vote "AGAINST"

	FOR	AGAINST	ABSTAIN
4. Shareholder Proposal — Rights Plan	[_]	[_]	[_]

5. Shareholder Proposal — Global Standards	[_]	[_]	[_]

NOTE:Please sign exactly as name appears hereon. If more than one owner, each must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

SIGNATURE(S) DATE

      FOLD AND DETACH HERE

      NEW VOTING OPTIONS AVAILABLE!

VOTE BY MAIL Complete, date, sign and mail your proxy card (above) in the enclosed envelope to: Caterpillar Inc. c/o First Chicago Trust Company of New York P.O. Box 8940 Edison, NJ 08818 USA
VOTE BY PHONE Call 1-877-PRX-VOTE (1-877-779-8683) toll free from U.S. & Canada
VOTE BY INTERNET Access http://www.eproxyvote.com/cat for on-line voting.
        Available 24 hours a day, 7 days a week.
        To vote by phone or internet, have your social security number and your proxy card available. The sequence of numbers appearing on your card and social security number are necessary to verify your vote.
        A phone or internet vote authorizes the named proxies in the same manner as if you marked, signed and returned your card by mail.

      February 7, 2000

      Dear Employee Shareholder:

      I am pleased to announce that shareholders will be able to view materials for the 2000 Annual Meeting of Stockholders on-line, as an alternative to receiving paper copies by mail.

      In addition to the annual report and proxy statement, your proxy ballot will also be made available on-line. We believe that these options will make it more convenient for shareholders to cast their votes on issues that affect the Company. And just like votes cast using paper proxy cards, votes cast over the Internet or telephone are tabulated by an outside vendor to ensure confidentiality. The company does not have access to individual votes.

      This improvement is consistent with the Company's desire to increase shareholder value and eliminate unnecessary costs. We expect to save a significant amount of money as more and more shareholders take advantage of electronic delivery and voting methods.

      In order to maximize cost savings associated with this initiative for the 2000 annual meeting, the company is requesting that employee shareholders with Company provided or personal Internet access go to http://www.econsent.com/cat and register to receive proxy materials on-line and vote electronically on or before February 15, 2000.

      Employee shareholders that have registered to receive materials electronically by February 15th will receive an email from the transfer agent in early March describing how to access the 1999 annual report, 2000 proxy statement, and proxy ballot on-line.

      Shareholders that do not register to receive materials electronically by February 15th will continue to receive proxy materials by mail.

      Whatever your choice, your vote is important.

Sincerely,

      R. R. Atterbury III
      Vice President, General Counsel & Secretary